    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996


                                                      REGISTRATION NO. 333-12427
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                                 --------------

                            UNIVERSAL OUTDOOR, INC.

             (Exact name of Registrant as specified in its charter)

          ILLINOIS                        7312                       36-2827496
(State or other jurisdiction  (Primary Standard Industrial        (I.R.S. Employer
     of incorporation)        Classification Code Number)       Identification No.)

                                ----------------

                       321 NORTH CLARK STREET, SUITE 1010
                            CHICAGO, ILLINOIS 60610
                                 (312) 644-8673

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)
                                ----------------

                                 PAUL G. SIMON
                                GENERAL COUNSEL
                        UNIVERSAL OUTDOOR HOLDINGS, INC.
                       321 NORTH CLARK STREET, SUITE 1010
                            CHICAGO, ILLINOIS 60610
                                 (312) 644-8673
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------

                                WITH COPIES TO:

         LELAND E. HUTCHINSON                        STACY J. KANTER
           WINSTON & STRAWN                SKADDEN, ARPS, SLATE, MEAGHER & FLOM
         35 WEST WACKER DRIVE                        919 THIRD AVENUE
       CHICAGO, ILLINOIS 60601                   NEW YORK, NEW YORK 10022
            (312) 558-5600                            (212) 735-3000

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------


                        CALCULATION OF REGISTRATION FEE



                                                           PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF              AMOUNT TO          AGGREGATE        REGISTRATION
     SECURITIES TO BE REGISTERED        BE REGISTERED(1)    OFFERING PRICE         FEE(2)
Senior Subordinated Notes.............     $25,000,000        $25,000,000         $7,575.76



(1) Additional securities being registered with this amendment.



(2) Completed pursuant to Rule 457.

                                ----------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            UNIVERSAL OUTDOOR, INC.

                             CROSS-REFERENCE SHEET

FORM S-1 ITEM NUMBER AND HEADING                                                 PROSPECTUS CAPTION OR PAGE
-------------------------------------------------------------------  ---------------------------------------------------
       1.  Forepart of Registration Statement and Outside Front      Registration Statement Cover; Outside Front Cover
           Cover Page of Prospectus................................  Page of Prospectus

       2.  Inside Front and Outside Back Cover Pages of              Inside Front Cover Page; Available Information;
           Prospectus..............................................  Outside Back Cover Page

       3.  Summary Information, Risk Factors and Ratio of Earnings   Prospectus Summary; Risk Factors; Business
           to Fixed Charges........................................

       4.  Use of Proceeds.........................................  Prospectus Summary; Use of Proceeds

       5.  Determination of Offering Price.........................  Underwriting

       6.  Dilution................................................  Not Applicable

       7.  Selling Security Holders................................  Not Applicable

       8.  Plan of Distribution....................................  Outside Front Cover Page of Prospectus;
                                                                     Underwriting

       9.  Description of Securities to Be Registered..............  Description of the Notes

      10.  Interest of Named Experts and Counsel...................  Not Applicable

      11.  Information with Respect to the Registrant..............  Prospectus Summary; Risk Factors; The Transactions;
                                                                     Use of Proceeds; Capitalization; Selected
                                                                     Consolidated Financial and Operating Data;
                                                                     Management's Discussion and Analysis of Financial
                                                                     Condition and Results of Operations; Business;
                                                                     Management; Certain Transactions; Principal
                                                                     Stockholders; Description of Notes; Description of
                                                                     Indebtedness and Other Commitments; Validity of
                                                                     Notes; Experts; Available Information; Consolidated
                                                                     Financial Statements

      12.  Disclosure of Commission Position on Indemnification for
           Securities Act Liabilities..............................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED OCTOBER 10, 1996


                                    $200,000,000
   [LOGO]
                              UNIVERSAL OUTDOOR, INC.
                           % SENIOR SUBORDINATED NOTES DUE 2006
                                   ----------

    Interest on the    % Senior Subordinated Notes due 2006 (the "Notes") of
Universal Outdoor, Inc. (the "Company") is payable semi-annually on
             and              of each year, commencing              , 1997. The
Notes are redeemable at the option of the Company, in whole or in part, on or
after         , 2001 at the redemption prices set forth herein. Until
             , 1999, up to $70 million aggregate principal amount of the Notes will be redeemable, at the option of the Company, from the net proceeds of a public equity offering or equity private placement of Universal Outdoor Holdings, Inc., the parent of the Company ("Parent"), in each case resulting in net proceeds of $100 million or more.

    The Notes represent senior subordinated unsecured obligations of the Company and will rank PARI PASSU in right of payment with all other senior subordinated unsecured indebtedness of the Company. The Notes will be subordinated to all existing and future Senior Debt (as defined) of the Company, including senior indebtedness under a $300 million bank credit facility. The amount of Senior Debt outstanding at June 30, 1996, after giving effect to the Transactions (as defined), the Offerings (as defined) and the application of the proceeds therefrom, would have been approximately $123.3 million.

    Prior to the offering of the Notes (the "Offering"), there has been no public market for the Notes. The Notes are not expected to be listed on any securities exchange or to be quoted through any automatic quotation system.


    Prior to the Offering, Parent offered 6,500,000 shares of its Common Stock by a separate prospectus (the "Common Stock Offering", and together with the Offering, the "Offerings").


                                ----------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
          REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.


                                                                PRICE                               PROCEEDS
                                                                 TO            UNDERWRITING            TO
                                                              PUBLIC(1)         DISCOUNT(2)       COMPANY(1)(3)
Per Note................................................          %                  %                  %
Total (4)...............................................          %                  %                  %


(1) Plus accrued interest, if any, from         , 1996.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $750,000.

(4) The Company has granted the Underwriters a 30-day option to purchase up to an additional $25,000,000 aggregate principal amount of the Notes solely to cover over-allotments.

                                ----------------

    The Notes are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order in whole or in part. It is expected that delivery of the Notes
will be made in New York, New York, on or about October   , 1996.
                                ----------------

BEAR, STEARNS & CO. INC.                               BT SECURITIES CORPORATION

                The date of this Prospectus is           , 1996.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED HEREIN, THE "COMPANY" MEANS UNIVERSAL OUTDOOR, INC., TOGETHER WITH ITS CONSOLIDATED SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES. "PARENT" REFERS TO UNIVERSAL OUTDOOR HOLDINGS, INC. AND ITS CONSOLIDATED SUBSIDIARIES, WHICH CONSTITUTE THE OPERATING SUBSIDIARIES OF PARENT. THE COMPANY IS A WHOLLY-OWNED SUBSIDIARY OF PARENT. UNLESS OTHERWISE SPECIFIED, THE PROSPECTUS ASSUMES (I) THE COMPLETION OF THE TRANSACTIONS (AS DEFINED) SCHEDULED OR ANTICIPATED TO OCCUR, (II) THE COMPLETION OF THE COMMON STOCK OFFERING AT A PRICE OF $37.00 PER SHARE, AND (III) NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION IN THE COMMON STOCK OFFERING OR THIS OFFERING. THE "TRANSACTIONS" CONSIST OF THE ACQUISITION OF OUTDOOR ADVERTISING HOLDINGS, INC. BY A SUBSIDIARY OF THE COMPANY PURSUANT TO A MERGER OF SUCH SUBSIDIARY WITH AND INTO OUTDOOR ADVERTISING HOLDINGS, INC. (THE "POA ACQUISITION"), THE DEBT TENDER OFFERS (AS DEFINED), THE EXECUTION OF THE NEW CREDIT FACILITY (AS DEFINED), THE MEMPHIS/TUNICA ACQUISITION (AS DEFINED), AND THE ADDITIONAL ACQUISITIONS (AS DEFINED). SEE "TRANSACTIONS." "ACQUISITIONS" MEANS, COLLECTIVELY, THE POA ACQUISITION, THE MEMPHIS/TUNICA ACQUISITION AND THE ADDITIONAL ACQUISITIONS. "OPERATING CASH FLOW" HAS THE MEANING SET FORTH IN FOOTNOTE 2 ON PAGE 8 HEREOF AND "OPERATING CASH FLOW MARGIN" HAS THE MEANING SET FORTH IN FOOTNOTE 3 ON PAGE 8 HEREOF. THE TERM "MARKET" REFERS TO THE GEOGRAPHIC AREA CONSTITUTING A DESIGNATED MARKET AREA AS DEFINED BY THE A.C. NIELSON COMPANY.


                                  THE COMPANY

    The Company is a leading outdoor advertising company operating approximately 21,114 advertising display faces in two distinct regions: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee, Des Moines, Evansville (IN) and Dallas) and the Southeast (Orlando, Jacksonville, Palm Beach, Ocala and the East Coast and Gulf Coast areas of Florida, Memphis/Tunica and Chattanooga (TN), and Myrtle Beach (SC)). After giving effect to the Acquisitions, the Company will be the third largest pure-play outdoor advertising company in the United States on the basis of net revenues. For the six months ended June 30, 1996, on a pro forma basis the Company had net revenues and Operating Cash Flow of $65.1 million and $32.0 million, respectively, which compare favorably to the pro forma results for the same period in 1995 of $56.7 million and $26.5 million, respectively. For the fiscal year ended December 31, 1995, on a pro forma basis the Company had net revenues and Operating Cash Flow of $121.0 million and $58.5 million, respectively. The Company believes that its 1995 Operating Cash Flow Margin of 49.9%, or 48.3% on a pro forma basis after giving effect to the Acquisitions, is among the highest in the industry.

    The Acquisitions will significantly expand and diversify the Company's presence into new major metropolitan markets. The following table sets forth, as of August 31, 1996, certain information with respect to the Company's outdoor markets after giving effect to the Acquisitions:

                                                                         % OF 1995
                                                                         PRO FORMA                   30-SHEET      8-SHEET
MARKET                                                                 NET REVENUES     BULLETINS     POSTERS      POSTERS
-------------------------------------------           1995            ---------------  -----------  -----------  -----------
                                                    PRO FORMA
                                                  NET REVENUES
                                             -----------------------
                                             (DOLLARS IN THOUSANDS)
MIDWEST:
  Chicago..................................       $      16,579              13.7%            653       --            3,646
  Minneapolis/St. Paul.....................              16,320              13.5             447        1,365       --
  Indianapolis.............................               9,897               8.2             257        1,385          142
  Milwaukee................................               4,686               3.9             260       --              321
  Des Moines...............................               3,141               2.6              84          590            9
  Evansville...............................               3,028               2.5             142          687       --
  Dallas...................................               1,738               1.5             245       --            1,201
SOUTHEAST:
  Orlando..................................              22,253              18.4             842        1,080       --
  Jacksonville.............................               8,528               7.0             383          942       --
  Palm Beach...............................                 290               0.2              99           21       --
  Ocala....................................               5,011               4.1             879          199       --
  Memphis/Tunica*..........................              13,104              10.8             706        1,179          133
  Chattanooga..............................               4,582               3.8             359          663       --
  Myrtle Beach.............................               7,931               6.6             729          455       --
  East Coast area (FL).....................               2,784               2.3             567       --           --
  Gulf Coast area (FL).....................               1,095               0.9             444       --           --
                                                       --------             -----           -----        -----        -----
    Total..................................       $     120,967             100.0%          7,096        8,566        5,452
                                                       --------             -----           -----        -----        -----
                                                       --------             -----           -----        -----        -----

                                               TOTAL
                                              DISPLAY
MARKET                                         FACES
-------------------------------------------  ---------

MIDWEST:
  Chicago..................................      4,299
  Minneapolis/St. Paul.....................      1,812
  Indianapolis.............................      1,927
  Milwaukee................................        581
  Des Moines...............................        683
  Evansville...............................        829
  Dallas...................................      1,446
SOUTHEAST:
  Orlando..................................      1,922
  Jacksonville.............................      1,325
  Palm Beach...............................        120
  Ocala....................................      1,078
  Memphis/Tunica*..........................      2,018
  Chattanooga..............................      1,022
  Myrtle Beach.............................      1,184
  East Coast area (FL).....................        567
  Gulf Coast area (FL).....................        444
                                             ---------
    Total..................................     21,114**
                                             ---------
                                             ---------


------------------------


*   To be acquired in connection with the Memphis/Tunica Acquisition.



**  Excludes 143 transit display faces located in Indianapolis.


                               OPERATING STRATEGY

    The Company's objective is to be the leading provider of outdoor advertising services in each of its two regional operating areas and to expand its presence in attractive new markets. The Company believes that regional clusters provide it with significant opportunities to increase revenue and achieve cost savings by delivering to local and national advertisers efficient access to multiple markets or highly targeted areas. Management intends to implement the following operating strategy:

    - MAXIMIZE RATES AND OCCUPANCY. Through continued emphasis on customer sales and service, quality displays and inventory management, the Company seeks to maximize advertising rates and occupancy levels in each of its markets. The Company has recruited and trained a strong local sales staff supported by local managers operating under specific, sales-based compensation targets designed to obtain the maximum potential from the Company's display inventory.

    - INCREASE MARKET PENETRATION. The Company seeks to expand operations within its existing markets through new construction, with an emphasis on painted bulletins, which generally command higher rates and longer term contracts from advertisers than other types of display faces. In addition, the Company historically has acquired, and intends to continue to acquire, additional advertising display faces in its existing markets as opportunities become available.

    - PURSUE STRATEGIC ACQUISITIONS. In addition to improved penetration of its existing markets, the Company also seeks to grow by acquiring additional advertising display faces in new, closely proximate markets. Such new markets allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in multiple markets within distinct regions. The Company intends to develop new regional operating areas in regions where attractive growth and consolidation opportunities exist.

    - CAPITALIZE ON TECHNOLOGICAL ADVANCES. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customers' needs. The Company's continued investment in equipment and technology provides for greater ongoing benefits in the areas of sales, production and operation.

    - MAINTAIN LOW COST STRUCTURE. Through continued adherence to strict cost controls, centralization of administrative functions and maintenance of low corporate overhead, the Company seeks to maximize its Operating Cash Flow Margin, which it believes to be among the highest in the industry. The Company believes that its centralized administration provides opportunities for significant operating leverage from further expansion in existing markets and from future acquisitions.

    - DEVELOP OTHER OUT-OF-HOME MEDIA. The Company seeks to develop other forms of out-of-home media such as bus shelter or transit advertising in order to enhance revenues in existing markets or provide access to new markets.

    The Company believes that its experienced senior management team is an important asset in the successful implementation of its operating strategy. Daniel L. Simon, President and Chief Executive Officer and the founder of the Company, has spent his entire professional career of 23 years in the outdoor advertising business. Brian T. Clingen, Vice President and Chief Financial Officer, and Paul G. Simon, Vice President and General Counsel, together possess over 24 years of experience in the industry. As of June 30, 1996, this management team has successfully completed and integrated 16 acquisitions since 1989.

                              RECENT ACQUISITIONS

    Consistent with its operating strategy, the Company has recently entered into agreements to acquire the assets or capital stock of four outdoor advertising companies. The Company believes that these acquisitions will significantly strengthen its market presence in the midwest and southeast United States and will allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in closely proximate markets.


    THE POA ACQUISITION. The Company has acquired the outstanding capital stock of Outdoor Advertising Holdings, Inc. ("OAH"), pursuant to a merger of OAH with and into a subsidiary of the Company for approximately $240 million in cash. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces located in five markets in the southeast United States.



    The Company believes that the POA Acquisition will substantially strengthen the Company's operations in the southeast United States, particularly in Florida, where the Company believes it has the largest number of outdoor advertising display faces and has the largest market share in each of its markets, except Palm Beach. The Company believes that the southeast United States is a particularly attractive region due to its (i) high concentration of destination cities and resorts; (ii) above average population growth; (iii) extensive highway/roadway systems; and (iv) temperate climate that promotes outdoor lifestyles.


    THE MEMPHIS/TUNICA ACQUISITION. The Company, through a newly-formed subsidiary, has acquired the option (the "Memphis/Tunica Option") to purchase during the period from December 1, 1996 to December 31, 1996 certain assets located in and around Memphis, Tennessee and Tunica County, Mississippi (the "Memphis/Tunica Acquisition"). The purchase price of the Memphis/Tunica Option was $5 million. The purchase price of the Memphis/Tunica Acquisition is approximately $71 million (inclusive of the price of the Memphis/Tunica Option) plus 100,000 shares of Common Stock of Parent. Upon consummation of the Memphis/Tunica Acquisition, the Company will acquire a total of approximately 2,018 advertising display faces located in and around Memphis, Tennessee. A significant number of these display faces were previously owned by Naegele (as defined).


    The Company believes that the Memphis/Tunica Acquisition will complement the Chattanooga operations which were acquired by the Company in the POA Acquisition. This will give the Company a leading presence in two of the largest markets in Tennessee and strengthen its presence in the southeast United States.

    THE ADDITIONAL ACQUISITIONS. The Company has acquired certain assets of (i) Iowa Outdoor Displays for approximately $1.8 million in cash (the "Iowa Acquisition") and (ii) The Chase Company for approximately $5.8 million in cash (the "Dallas Acquisition," and together with the Iowa Acquisition, the "Additional Acquisitions"). As a result of the Additional Acquisitions, the Company will acquire approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.


    The Company believes that the Additional Acquisitions will further enhance the Company's current presence in each of its Des Moines and Dallas markets and provide increased revenue opportunities in its Midwest market cluster. As of the date of this Prospectus, the Memphis/Tunica Acqusition has not been consummated. See "Transactions" and "Description of Indebtedness and Other Committments--New Credit Facility."


                                  THE OFFERING

Issue...........................  $200,000,000 principal amount of    % Senior Subordinated
                                  Notes due 2006 offered by the Company.

Maturity Date...................  , 2006.

Interest Payment Dates..........  and             of each year, commencing             ,
                                  1997.

Ranking.........................  The Notes will be general unsecured obligations of the
                                  Company and will be subordinated to all existing and
                                  future Senior Debt, including indebtedness under the New
                                  Credit Facility. The Company will have the ability,
                                  subject to meeting certain financial ratios, to incur
                                  additional Indebtedness (as defined), including Senior
                                  Debt.

Mandatory Redemption............  The Company is not required to make mandatory redemption or sinking fund payments prior to the maturity of the
                                  Notes.

Optional Redemption.............  The Notes will be redeemable at the option of the Company
                                  in whole or in part at any time on or after             ,
                                  2001 at the redemption prices set forth herein plus
                                  accrued and unpaid interest, if any, thereon to the date
                                  of redemption. Until             , 1999, up to $70 million
                                  aggregate principal amount of the Notes will be redeemable at the option of the Company from the net proceeds of a
                                  public equity offering or equity private placement by
                                  Parent, in each case resulting in net cash proceeds of
                                  $100 million or more, at    % of the principal amount plus
                                  accrued and unpaid interest, if any, thereon to the date
                                  of redemption. See "Description of Notes--Optional
                                  Redemption."

Change of Control...............  Upon a Change of Control (as defined), holders of the
                                  Notes will have the right to require the Company to
                                  purchase any or all of the Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes
                                  plus accrued and unpaid interest thereon, if any, to the
                                  date of purchase. See "Description of Notes--Certain
                                  Covenants--Repurchase of Notes at the Option of the Holder
                                  upon a Change of Control."

Certain Covenants...............  The indenture governing the Notes (the "Indenture") will contain covenants restricting or limiting the ability of
                                  the Company and its Subsidiaries (which term, as defined
                                  in the Indenture, does not

                                  include any Unrestricted Subsidiaries) to, among other
                                  things, (i) pay dividends or make other restricted
                                  payments, (ii) incur additional indebtedness or issue
                                  certain redeemable stock, (iii) create liens, (iv) create
                                  dividend or other payment restrictions affecting
                                  Subsidiaries, (v) enter into mergers or consolidations or
                                  make sales of all or substantially all assets of the
                                  Company, and (vi) enter into transactions with affiliates.
                                  In addition, in the event of certain Asset Sales (as
                                  defined), the Company will be required to use the proceeds to reinvest in the Company's business, to repay Senior
                                  Debt or to offer to purchase Notes at 100% of the
                                  principal amount thereof, plus accrued and unpaid
                                  interest, if any, to the date of purchase. See
                                  "Description of Notes--Certain Covenants."

Use of Proceeds.................  To repay existing bank indebtedness, repurchase certain outstanding notes of the Company and finance a portion of
                                  the purchase price payable in connection with certain of
                                  the Acquisitions. See "Use of Proceeds."

                                  RISK FACTORS

    For a discussion of certain factors that should be considered in connection with an investment in the Notes. See "Risk Factors."

                    SUMMARY PRO FORMA FINANCIAL INFORMATION


    The following sets forth summary unaudited consolidated pro forma financial information derived from the information contained under the caption "Pro Forma Financial Information" elsewhere in this Prospectus. The summary unaudited pro forma consolidated statement of operations for the year ended December 31, 1995 and for the latest twelve month period ended June 30, 1996 give effect to (i) the Transactions, (ii) the Offerings and the application of the estimated net proceeds therefrom (assuming a Common Stock Offering price of $37.00 per share),
(iii) the acquisitions of NOA Holding Company ("Naegele"), Ad-Sign, Inc., Image Media, Inc. and consummation of the IPO (as hereafter defined) and the application of the estimated net proceeds therefrom, and (iv) the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the respective periods. The summary unaudited pro forma balance sheet as of June 30, 1996 has been prepared as if the Transactions, the Offerings and the IPO had occurred on June 30, 1996.


    The summary unaudited consolidated pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma consolidated financial information is based on certain assumptions and adjustments described in the notes contained in "Pro Forma Financial Information" and should be read in conjunction therewith. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and the Notes thereto of the Company, the Consolidated Financial Statements and the Notes thereto of NOA Holding Company, the Statement of Revenues and Direct Expenses and the Notes thereto of Ad-Sign, the Financial Statements and Notes thereto of POA Acquisition Corporation and the Combined Financial Statements and Notes thereto of Tanner-Peck, L.L.C. included elsewhere in this Prospectus.

                                                                                                 PRO FORMA LATEST
                                                                                  PRO FORMA       TWELVE MONTHS
                                                                                 YEAR ENDED           ENDED
                                                                              DECEMBER 31, 1995   JUNE 30, 1996
                                                                              -----------------  ----------------
                                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenues(1)...........................................................     $   120,967       $    129,381
  Direct cost of revenues...................................................          45,309             46,938
  General and administrative expenses.......................................          17,189             18,476
  Depreciation and amortization.............................................          36,271             35,786
  Operating income..........................................................          22,198             28,181
  Interest expense..........................................................          31,656             31,656
  Other expense (income)....................................................            (154)             1,552
  Net loss..................................................................          (9,304)            (5,027)
OTHER DATA:
  Operating Cash Flow(2)....................................................     $    58,469       $     63,967
  Operating Cash Flow Margin(3).............................................           48.3%              49.4%
  Ratio of total indebtedness to Operating Cash Flow (4)....................             5.5x               5.1x
  Ratio of Operating Cash Flow to total interest (5)........................             1.8x               2.0x


                                                                                      AS OF JUNE 30, 1996
                                                                              -----------------------------------
                                                                                   ACTUAL          AS ADJUSTED
                                                                              -----------------  ----------------
BALANCE SHEET DATA:
  Working capital...........................................................     $     8,122       $     21,400
  Total assets..............................................................         177,372            519,355
  Total long-term debt......................................................         150,207            273,361
  Common stockholders' equity...............................................          20,773            236,469


------------------------------
(1)  Net revenues are gross revenues less agency commissions.

(2) "Operating Cash Flow" is operating income before depreciation and amortization and other noncash charges. Operating Cash Flow is not intended to represent net cash flow provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

(3) "Operating Cash Flow Margin" is Operating Cash Flow stated as a percentage of net revenues.

(4) Amounts represent (i) total long-term debt divided by (ii) Operating Cash Flow.

(5) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense on funded debt to (ii) interest expense on funded debt.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                                       SIX
                                                                                                                     MONTHS
                                                                                                                      ENDED
                                                                            YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                             -----------------------------------------------------  ---------
                                                               1991       1992       1993       1994       1995       1995
                                                             ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Gross revenues.............................................  $  21,435  $  27,896  $  28,710  $  33,180  $  38,101  $  18,292
Net revenues(1)............................................     18,835     24,681     25,847     29,766     34,148     16,411
Direct advertising expenses................................      7,638     10,383     10,901     11,806     12,864      6,266
General and administrative expenses........................      3,515      3,530      3,357      3,873      4,244      2,150
Depreciation and amortization..............................      5,530      7,817      8,000      7,310      7,402      3,538
Operating income...........................................      2,152      2,951      3,589      6,777      9,638      4,457
Interest expense...........................................      6,599      9,591      8,965      8,314      8,627      4,280
Income (loss) before extraordinary item(2).................     (4,500)    (6,349)    (5,727)    (1,671)       969        156
Net income (loss)..........................................     (4,500)    (6,349)    (8,987)    (1,671)       969        156
OTHER DATA:
Operating Cash Flow(3).....................................  $   7,682  $  10,768  $  11,589  $  14,087  $  17,040  $   7,995
Operating Cash Flow Margin(4)..............................       40.8%      43.6%      44.8%      47.3%      49.9%      48.7%
Capital expenditures.......................................      2,047      2,352      2,004      4,668      5,620      2,521
Deficiency in coverage of earnings.........................      4,500      6,349      8,987      1,671         --         --
FINANCIAL RATIOS:
Ratio of earnings to fixed charges(5)......................         --         --         --         --        1.1x       1.0x
Percentage of indebtedness to total capitalization(6)......      102.2%     104.8%     116.1%     118.1%     115.8%     117.3%
Ratio of total indebtedness to Operating Cash Flow(7)......       16.1x       5.5x       5.9x       5.2x       4.6x        --
Ratio of Operating Cash Flow to total interest(8)..........        1.2x       1.1x       1.3x       1.7x       2.0x       1.9x


                                                               1996
                                                             ---------
STATEMENT OF OPERATIONS DATA:
Gross revenues.............................................  $  29,366
Net revenues(1)............................................     26,239
Direct advertising expenses................................      9,520
General and administrative expenses........................      3,076
Depreciation and amortization..............................      4,674
Operating income...........................................      8,969
Interest expense...........................................      6,086
Income (loss) before extraordinary item(2).................      1,209
Net income (loss)..........................................      1,209
OTHER DATA:
Operating Cash Flow(3).....................................  $  13,643
Operating Cash Flow Margin(4)..............................       52.0%
Capital expenditures.......................................      2,943
Deficiency in coverage of earnings.........................         --
FINANCIAL RATIOS:
Ratio of earnings to fixed charges(5)......................        1.2x
Percentage of indebtedness to total capitalization(6)......       87.9%
Ratio of total indebtedness to Operating Cash Flow(7)......         --
Ratio of Operating Cash Flow to total interest(8)..........        2.2x


                                                                                       JUNE 30, 1996
                                                                         ------------------------------------------
                                                                          ACTUAL    PRO FORMA(10)   AS ADJUSTED(11)
                                                                         ---------  --------------  ---------------
BALANCE SHEET DATA:
Working capital........................................................  $   8,122    $   21,400       $  21,400
Total assets...........................................................    177,372       513,232         519,982
Total long-term debt(9)................................................    150,207       425,188         273,361
Common stockholders' equity (deficit)..................................     20,773        77,892         236,469


------------------------------
 (1) Net revenues are gross revenues less agency commissions.

 (2) Extraordinary loss represents loss on early extinguishment of debt.

 (3) "Operating Cash Flow" is operating income before depreciation and amortization and other non cash charges. Operating Cash Flow is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operation Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

 (4) "Operating Cash Flow Margin" is Operating Cash Flow stated as a percentage of net revenues.

 (5) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense less minority interest to (ii) interest expense on funded debt.

 (6) Amounts represent (i) total long-term debt divided by (ii) total long-term debt plus common stockholders' equity (deficit).

 (7) Amounts represent (i) total long-term debt divided by (ii) Operating Cash Flow.

 (8) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense on funded debt to (ii) interest expense on funded debt.

 (9) Long-term debt does not include current maturities.

(10) Represents actual amounts adjusted to give effect to the Transactions, and the application of the net proceeds from the IPO of $62.4 million.

(11) Represents pro forma amounts adjusted to give effect to the Offerings.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE NOTES OFFERED BY THIS PROSPECTUS.


    SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS. The Company has substantial indebtedness. On a pro forma basis after giving effect to the Acquisitions and indebtedness incurred as a result of the Acquisitions and the Offering and the application of the net proceeds of the Offerings, as of June 30, 1996, the Company's total long-term debt was approximately $273.4 million, and on a pro forma basis for the latest twelve months ended June 30, 1996 interest expense was approximately $27.4 million, or 21.2% of net revenues. The Company's level of consolidated indebtedness could have important consequences to the holders of the Notes, including the following: (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness and will not be available for other purposes; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions, investments, general corporate purposes or other purposes may be materially limited or impaired; and (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions. Subject to certain limitations contained in its outstanding debt instruments and the Notes, the Company or its subsidiaries may incur additional indebtedness to finance working capital or capital expenditures, investments or acquisitions or for other purposes. See "Description of Indebtedness and Other Commitments" and "Description of the Notes." Although historically the Company's Operating Cash Flow has been sufficient to service its fixed charges, there can be no assurance that the Company's Operating Cash Flow will continue to exceed its fixed charges. A decline in Operating Cash Flow could impair the Company's ability to meet its obligations, including for debt service, and to make scheduled principal repayments. See "Selected Consolidated Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    ACQUISITION STRATEGY. The Company's growth has been facilitated by strategic acquisitions that have substantially increased the Company's inventory of advertising display faces. One element of the Company's operating strategy is to make acquisitions in new and existing markets. While the Company believes that the outdoor advertising industry is highly fragmented and that significant acquisition opportunities are available, there can be no assurance that suitable acquisition candidates can be found. The Company is likely to face competition from other outdoor advertising and media companies for acquisition opportunities that are available. In addition, if the prices sought by sellers of outdoor advertising display faces and companies continue to rise, the Company may find fewer acceptable acquisition opportunities. There can be no assurance that the Company will have sufficient capital resources to complete acquisitions or that acquisitions can be completed on terms acceptable to the Company. Also, in the Minneapolis/St. Paul market, the Company is subject to a consent judgment that restricts the Company's ability to purchase outdoor advertising display faces until February 1, 2001. See "Business -- Government Regulation." As part of its regular on-going evaluation of strategic acquisition opportunities, the Company may from time to time engage in discussions concerning possible acquisitions, some of which may be material in size. The purchase price of such acquisitions may require additional debt or equity financing on the part of the Company.


    THE ACQUISITIONS; CHALLENGES OF INTEGRATION. With respect to the Acquisitions, there can be no assurance that the Memphis/Tunica Acquisition will be consummated. See "Transactions" and "Description of Indebtedness and Other Committments -- New Credit Facility." In the event the Memphis/Tunica Acquisition is not consummated, the Company will not be refunded the purchase price of the Memphis/ Tunica Option. In addition, the Company will face significant challenges in integrating the operations acquired in connection with the Acquisitions with those of the Company. In particular, the Company has never integrated an acquisition the size of the POA Acquisition. Integration of such operations will require substantial attention from the Company's management. Diversion of management attention from the Company's existing business could have an adverse impact on the revenues and operating results of the Company. There can be no assurance the Company will be able to integrate such operations successfully.

    TOBACCO INDUSTRY REGULATION. On a pro forma basis taking into account the Acquisitions, approximately 9.9% of the Company's net revenues in 1995 were derived from tobacco advertising. In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. In addition, one major tobacco manufacturer recently proposed federal legislation banning 8-sheet billboard advertising and transit advertising of tobacco products. There can be no assurance as to the effect of these regulations or this legislation on the Company's business and on its net revenues, Operating Cash Flow and financial position. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. This could in turn result in a lowering of rates throughout the industry or limit the ability of industry participants to increase rates for some period of time. Any such consequence could have the effect of reducing the Company's Operating Cash Flow, which could in turn reduce the Company's ability to meet its financial obligations under the Indenture and the New Credit Facility (as defined in "Transactions"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers" and "-- Government Regulation."

    PRIOR PERIOD LOSSES. The Company has historically had net losses which have resulted in significant part from substantial depreciation and amortization expenses relating to assets purchased in the Company's acquisitions, interest expense associated with related indebtedness and deferred financing costs charged to extraordinary losses. Moreover, additional acquisitions will result in increased depreciation, amortization and interest expenses. There can be no assurance that the Company will generate net income in the future.


    RESTRICTIONS IMPOSED BY THE COMPANY'S INDEBTEDNESS. The banks under the New Credit Facility have a lien on substantially all of the assets of the Company, including the capital stock of its subsidiaries, to secure the indebtedness of the Company under such credit facility. In the event the Company's subsidiaries merge with and into the Company, the banks will have a lien on substantially all of the assets of the Company previously held by such subsidiaries. The Company's debt instruments contain restrictions on the Company's ability to incur additional indebtedness, create liens, pay dividends, sell assets and make acquisitions. Furthermore, the New Credit Facility contains certain maintenance tests. There can be no assurance that the Company and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by the Company with the financial ratios and tests contained in the New Credit Facility. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under the applicable instruments to be due and payable immediately. There can be no assurance that the assets or cash flow of the Company or the Company's subsidiaries, as the case may be, would be sufficient to repay in full borrowings under their outstanding debt instruments whether upon maturity or earlier or if such indebtedness were to be accelerated upon an event of default or certain repurchase events or that the Company would be able to refinance or restructure its payments on such indebtedness or repurchase the Notes (or the Existing Notes if not repurchased). If such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on their collateral. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of the Company's other debt instruments. See "-- Substantial Leverage; Ability to Service Indebtedness" and "Description of Indebtedness and Other Commitments."


    SUBORDINATION OF NOTES. The Notes will be unsecured and subordinated to the prior right of payment of all existing and future Senior Debt of the Company, including obligations under the New Credit Facility. Subject to certain limitations, the Indenture will permit the Company to incur additional indebtedness, including Senior Debt. See "Description of Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." In addition, the indebtedness under the New

Credit Facility will become due prior to the maturity of the Notes. As a result of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of Indebtedness and Other Commitments" and "Description of Notes."

    REGULATION OF OUTDOOR ADVERTISING. Outdoor advertising displays are subject to governmental regulation at the federal, state and local levels. These regulations, in some cases, limit the height, size, location and operation of billboards and, in limited circumstances, regulate the content of the advertising copy displayed on the billboards. Some governmental regulations prohibit the construction of new billboards or the replacement, relocation, enlargement or upgrading of existing structures. Some cities have adopted amortization ordinances under which, after the expiration of a specified period of time, billboards must be removed at the owner's expense and without the payment of compensation. Ordinances requiring the removal of a billboard without compensation, whether through amortization or otherwise, are being challenged in various state and federal courts with conflicting results. Other than in the Company's newly acquired Jacksonville market, amortization ordinances have not materially affected operations in the Company's markets. As a result of a settlement of litigation related to certain assets in the Jacksonville market prior to their acquisition, the Company has removed 165 outdoor advertising structures in 1995 and is required to remove an additional 546 (of its total of 1,493) outdoor advertising structures over the next 19 years with 317 of such structures to be removed between 1995 and 1998. There can be no assurance that these removals will not adversely affect the Company's results of operations. In addition, no assurance can be given as to the effect on the Company of existing laws and regulations or of new laws and regulations that may be adopted in the future. See "-- Tobacco Industry Regulation" and "Business -- Customers" and "Business -- Government Regulation."

    ECONOMIC CONDITIONS; ADVERTISING TRENDS. The Company relies on sales of advertising space for its revenues and its operating results therefore are affected by general economic conditions as well as trends in the advertising industry. A reduction in advertising expenditures available for the Company's displays could result from a general decline in economic conditions, a decline in economic conditions in particular markets where the Company conducts business or a reallocation of advertising expenditures to other available media by significant users of the Company's displays.

    COMPETITION. The Company faces competition for advertising revenues from other outdoor advertising companies, as well as from other media such as radio, television, print media and direct mail marketing. The Company also competes with a wide variety of other out-of-home advertising media, the range and diversity of which has increased substantially over the past several years, including advertising displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains, buses and subways. Some of the Company's competitors are substantially larger, better capitalized and have access to greater resources than the Company. There can be no assurance that outdoor advertising media will be able to compete with other types of media, or that the Company will be able to compete either within the outdoor advertising industry or with other media. See "Business -- Competition."

    RELIANCE ON KEY EXECUTIVES. The Company's success depends to a significant extent upon the continued services of its executive officers and other key management and sales personnel, in particular its President and Chief Executive Officer, Daniel L. Simon. Although the Company believes it has incentive and compensation programs designed to retain key employees, the Company has few employment contracts with its employees, and very few of its employees are bound by non-competition agreements. The Company maintains key man insurance on Daniel
L. Simon. The unavailability of the continuing services of its executive officers and other key management and sales personnel could have a material adverse effect on the Company's business. See "Management."

    ABSENCE OF PUBLIC MARKET. There is currently no established trading market for the Notes and the Company does not intend to list the Notes on any securities exchange or to arrange for their quotation on the Nasdaq National Market. The Company has been advised by the Underwriters that the Underwriters presently intend to make a market in the Notes, although the Underwriters are under no obligation to make such market and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the prices or the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market prices and liquidity of the Notes may be adversely affected.

    NON-CONSUMMATION OF DEBT TENDER OFFERS. Although the Company expects the Debt Tender Offers to be consummated, the Offerings are not conditioned upon consummation of the Debt Tender Offers (or the obtaining of the requisite consents required pursuant to the consent solicitations occurring in connection therewith). In the event the Debt Tender Offers are not consummated, the principal amounts outstanding under the Existing Notes (as defined herein) will remain outstanding, the amount of the New Credit Facility will be reduced by a corresponding amount (plus the premiums and costs in connection with the Debt Tender Offers), and the Company and Parent will remain subject to the restrictive covenants contained in the indentures relating to the Existing Notes, including without limitation, the reduction under the debt incurrence covenant of the Cash Flow Leverage Ratio (as defined in the indentures relating to the Existing Notes) from 6.0:1 to 5.5:1 effective November 15, 1996. Historically, the Company has financed its acquisitions primarily through the incurrence of debt based upon a Cash Flow Leverage Ratio equal to 6.0:1. Although there can be no assurances, the Company believes that the continued application of the restrictive covenants under the Existing Notes will not materially impair its ability to consummate future acquisitions. See "The Transactions -- The Debt Tender Offers."

                                THE TRANSACTIONS

THE ACQUISITIONS


    THE POA ACQUISITION. On August 27, 1996, the Company entered into the Agreement and Plan of Merger pursuant to which it agreed to acquire the outstanding capital stock of OAH for approximately $240 million in cash. The POA Acquisition was effectuated pursuant to a merger of a subsidiary of the Company with and into OAH with OAH continuing as the surviving corporation following the merger. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast United States, including Orlando, Ocala, Palm Beach, Myrtle Beach and Chattanooga, as well as the East Coast and Gulf Coast areas of Florida.



    The Company believes that the POA Acquisition will substantially strengthen its operations in the southeast United States, particularly in Florida, where the Company believes it has the largest number of outdoor advertising display faces and has the largest market share in each of its markets, except Palm Beach. The Company believes that the southeast United States is a particularly attractive region due to its (i) high concentration of destination cities and resorts; (ii) above average population growth; (iii) extensive highway/roadway systems; and (iv) temperate climate that promotes outdoor lifestyles.



    THE MEMPHIS/TUNICA ACQUISITION. On September 12, 1996, the Company entered into the Option and Asset Purchase Agreement with Tanner-Peck, L.L.C., TOA Enterprises, L.P., William B. Tanner, WBT Outdoor, Inc. and The Weatherley Tanner Trust (collectively, the "Memphis/Tunica Sellers") pursuant to which a newly-formed subsidiary of the Company acquired the Memphis/Tunica Option which gives it the option to purchase certain assets of the Memphis/Tunica Sellers during the period from December 1, 1996 to December 31, 1996. The purchase price of the Memphis/Tunica Option was $5 million in cash (which is to be credited against the purchase price of the assets) and is nonrefundable irrespective of whether the Company shall exercise the Memphis/Tunica Option, subject to certain limited exceptions. The Company intends to exercise the Memphis/Tunica Option. The purchase price in connection with the purchase of the assets upon exercise of the Memphis/Tunica Option is approximately $71 million plus 100,000 shares of Common Stock of Parent.


    As a result of the Memphis/Tunica Acquisition, the Company will acquire a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi. A significant portion of these display faces were purchased by the Memphis/ Tunica Sellers from Naegele in November, 1995. The Company believes that the Memphis/Tunica Acquisition will complement the Chattanooga operations which are being acquired by the Company in the POA Acquisition. This will give the Company a leading presence in two of the largest markets in Tennessee and strengthen its presence in the southeast United States.

    In connection with the Memphis/Tunica Acquisition, the Company has entered into a Joint Management Agreement with Tanner-Peck, L.L.C. pursuant to which the Company shall provide management services to Tanner-Peck, L.L.C. during the period beginning September 13, 1996 and ending concurrently with the closing of the Memphis/Tunica Acquisition or the expiration of the Memphis/Tunica Option. In exchange for such management services, the Company shall be paid a monthly fee equal to $82,000.


    The consummation of the Memphis/Tunica Acquisition will be subject to certain conditions, including without limitation, the expiration or early termination of the waiting period under the HSR Act and the consent of the banks under the New Credit Facility.


    THE ADDITIONAL ACQUISITIONS. On September 12, 1996, the Company entered into the Asset Purchase Agreement with Iowa Outdoor Displays pursuant to which the Company agreed to purchase certain assets of Iowa Outdoor Displays for approximately $1.8 million in cash. The Iowa Acquisition was consummated on September 16, 1996. On September 11, 1996, the Company entered into the Asset Purchase Agreement with The Chase Company pursuant to which the Company agreed to purchase certain assets of The Chase Company for approximately $5.8 million in cash. The Dallas Acquisition was consummated on September 19, 1996.

    As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas. The Company believes that the Additional Acquisitions will further enhance its current presence in each of the Des Moines and Dallas markets and provide increased revenue opportunities in the midwest United States.


    Following completion of the Acquisitions, the Company intends to merge each of its subsidiaries with and into the Company.

THE NEW CREDIT FACILITY


    The Company financed the purchase price of certain of the Acquisitions and the related refinancing of certain existing bank indebtedness of the Company and paid the fees and expenses associated with the Acquisitions in part through a total commitment of $300 million under a new credit facility (the "New Credit Facility").


THE DEBT TENDER OFFERS


    THE COMPANY DEBT TENDER OFFER. In connection with the Acquisitions, the Company commenced a tender offer and consent solicitation (the "Company Debt Tender Offer") to purchase all of its outstanding 11% Senior Notes due 2003 (the "Existing Company Notes") and obtain the consent of the holders of the Existing Company Notes to modify or eliminate certain provisions of the indenture governing the Existing Company Notes to permit, among other things, the consummation of the Offerings, the Acquisitions and the execution of the New Credit Facility. The Company Debt Tender Offer will expire on October 18, 1996, unless extended, at which time the Company expects to purchase all the Existing Company Notes tendered with consents. Upon receipt of consents from holders representing not less than a majority of the Existing Company Notes, the Company will execute a supplemental indenture reflecting the amendments. See "Use of Proceeds." Based upon discussions with the holders of the Existing Company Notes, the Company believes that holders representing more than 50% of the aggregate outstanding principal amount of such notes will tender their notes and consent to the proposed amendments.



    THE PARENT DEBT TENDER OFFER. In connection with the Acquisitions, Parent commenced a tender offer and consent solicitation (the "Parent Debt Tender Offer," and together with the Company Debt Tender Offer, the "Debt Tender Offers") to purchase all of its outstanding 14% Senior Secured Discount Notes due 2004 (the "Existing Parent Notes," and together with the Existing Company Notes, the "Existing Notes") and obtain the consent of the holders of the Existing Parent Notes to modify or eliminate certain provisions of the indenture governing the Existing Parent Notes to permit, among other things, the consummation of the Offerings, the Acquisitions and the execution of the New Credit Facility. The Parent Debt Tender Offer will expire on October 18, 1996, unless extended, at which time Parent expects to purchase all the Existing Parent Notes tendered with consents. Upon receipt of consents from holders representing not less than a majority of the Existing Parent Notes, Parent will execute a supplemental indenture reflecting the amendments. See "Use of Proceeds." Based upon discussions with the holders of the Existing Parent Notes, the Company believes that the holders representing more than 50% of the aggregate outstanding principal amount of such notes will tender their notes and consent to the proposed amendments.

                                USE OF PROCEEDS


    The net proceeds to the Company from the Offering and to Parent from the Common Stock Offering, are estimated to be approximately $193.3 million and $202.1 million (or approximately $218.3 million and $236.5 million, respectively, if the Underwriters' over-allotment options are exercised in full), respectively, after deducting estimated underwriting discounts and commissions and offering expenses.


    The Company and Parent intend to use the net proceeds of the Offering and the Common Stock Offering, together with borrowings under the New Credit Facility, to refinance indebtedness outstanding under the Existing Credit Facilities, to repurchase in full the Existing Notes, and to pay the purchase price of certain of the Acquisitions. Specifically, the Company and Parent intend to (i) repurchase all of the outstanding Existing Company Notes and pay all fees and expenses incurred in connection with such repurchase; (ii) repurchase all of the outstanding Existing Parent Notes and pay all fees and expenses incurred in connection with such repurchase; (iii) repay approximately $168 million (a portion of which will have been incurred to finance the POA Acquisition) outstanding at the time of the consummation of the Offerings under the New Credit Facility which initially bears interest at a rate of LIBOR plus 2.50% and terminates in full on September 30, 2004; and (iv) pay the purchase price of the Memphis/Tunica Acquisition (excluding the option price) of approximately $66 million. The indebtedness under the New Credit Facility was incurred, in part, to refinance the Existing Credit Facilities and to finance the POA Acquisition.

    The estimated sources and uses of funds in connection with the Transactions and the IPO, which took place subsequent to June 30, 1996, are set forth below:


                                                                              (DOLLARS IN
                                                                               THOUSANDS)
Sources of Funds:
  Gross proceeds of the Common Stock Offering...........................       $  212,750
  Gross proceeds of the Offering........................................          200,000
  New Credit Facility...................................................           73,361
  Net proceeds to Parent of the IPO (July 23, 1996).....................           62,436
                                                                                 --------
    Total sources.......................................................       $  548,547
                                                                                 --------
                                                                                 --------
Uses of Funds:
  Repay Existing Credit Facilities(1)...................................       $   87,210
  Repurchase 11% Senior Notes due 2003(2)...............................           64,197
  Repurchase 14% Senior Secured Discount Notes due 2004 of
    Parent(2)(3)........................................................           31,266
  Purchase price of the Acquisitions....................................          328,400
  Fees and expenses of the Offerings....................................           29,524
  Capitalized financing fees............................................            6,750
  Other costs related to the IPO........................................            1,200
                                                                                 --------
    Total uses..........................................................       $  548,547
                                                                                 --------
                                                                                 --------


------------------------

(1) Balance as of June 30, 1996, including $1,199 of other obligations of Parent.

(2) Excludes fees and expenses related to prepayment.

(3) Includes repurchase of $7,816 with IPO proceeds and $23,450 with proceeds of the Offerings.

    The Existing Company Notes mature on July 1, 2004 and were issued in March, 1994 in an aggregate principal amount of $65 million. The Existing Company Notes accrue interest at the rate of 11% per annum and mature on November 15, 2003. The Existing Parent Notes were issued in June 1994 in an aggregate principal amount of $50 million. The Existing Parent Notes accrete at the rate of 14% per annum. No cash interest will accrue until July 1, 1999. See "Description of Indebtedness and Other Commitments."

                                 CAPITALIZATION

    The following table sets forth the unaudited capitalization of the Company at June 30, 1996 and as adjusted to give effect to the Acquisitions, the Debt Tender Offers, the New Credit Facility, the IPO and the Offerings. The table should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.


                                                                                       JUNE 30, 1996
                                                                           --------------------------------------
                                                                                                          AS
                                                                                                       ADJUSTED
                                                                             ACTUAL    PRO FORMA (1)      (2)
                                                                           ----------  -------------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
Long-term debt:
  Existing Credit Facilities:
    Revolving Credit Loan................................................  $   --       $   --         $  --
    Acquisition Credit Loan..............................................       9,700       284,681       --
    Acquisition Term Loan................................................      75,000        75,000       --
  New Credit Facility:
    Revolving Credit Loan................................................      --           --            --
    Acquisition Credit Loan..............................................      --           --            73,361
  11% Senior Notes due 2003..............................................      64,197        64,197       --
  New Notes..............................................................      --           --           200,000
  Other obligations......................................................       1,310         1,310       --
                                                                           ----------  -------------  -----------
      Total long-term debt and other obligations.........................     150,207       425,188      273,361
Common stockholders' equity..............................................      20,773        77,265      235,842
                                                                           ----------  -------------  -----------
      Total capitalization...............................................  $  170,980   $   502,453    $ 509,203
                                                                           ----------  -------------  -----------
                                                                           ----------  -------------  -----------


------------------------

(1) Represents actual amounts adjusted to give effect to the Transactions and the application of the net proceeds from the IPO of $62.4 million.

(2) Represents pro forma amounts adjusted to give effect to the Offerings.

                        PRO FORMA FINANCIAL INFORMATION

    The following sets forth unaudited consolidated pro forma financial information for the Company. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1995, the six month period ended June 30, 1996 and for the latest twelve month period ended June 30, 1996 give effect to (i) the Transactions, (ii) the Offerings and the application of the estimated net proceeds therefrom, (iii) the acquisitions of Naegele, Ad-Sign, Inc., Image Media, Inc. and consummation of the IPO and the application of the estimated net proceeds therefrom, and (iv) the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the respective periods. The unaudited pro forma balance sheet as of June 30, 1996 has been prepared as if the Transactions, the Offerings and the IPO had occurred on June 30, 1996.

    The unaudited consolidated pro forma financial information does not purport to present the actual financial position or results of operations of the Company had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma consolidated financial information is based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," the Consolidated Financial Statements and the Notes thereto of the Company, the Consolidated Financial Statements and the Notes thereto of NOA Holding Company, the Statement of Revenues and Direct Expenses and the Notes thereto of Ad-Sign, the Financial Statements and Notes thereto of POA Acquisition Corporation and the Combined Financial Statements and Notes thereto of Tanner-Peck, L.L.C. included elsewhere in this Prospectus.

                             UNIVERSAL OUTDOOR INC.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                                               PRO FORMA
                                                      UNIVERSAL   AD-SIGN, INC       NOA                         JULY
                                                      OUTDOOR,      AND IMAGE      HOLDING     ACQUISITION     OFFERING
                                                        INC.          MEDIA        COMPANY     ADJUSTMENTS    ADJUSTMENTS
                                                     -----------  -------------  -----------  -------------  -------------
Net revenues.......................................   $  34,148     $   3,367     $  24,848     $      --      $      --
                                                     -----------  -------------  -----------  -------------  -------------
Operating expenses:
  Direct cost of revenues..........................      12,864         1,286        10,285            --             --
  General and administrative expenses..............       4,244           402         5,378        (2,500)(1)          --
  Depreciation and amortization....................       7,402           640         4,341         3,260(2)          --
                                                     -----------  -------------  -----------  -------------  -------------
                                                         24,510         2,328        20,004           760             --
                                                     -----------  -------------  -----------  -------------  -------------
Operating income (loss)............................       9,638         1,039         4,844          (760)            --

Interest expense...................................       8,627            --         2,503         3,569(3)      (5,442)(4)
Other expense (income).............................          42            --            --            --             --
                                                     -----------  -------------  -----------  -------------  -------------
Net income (loss)..................................   $     969     $   1,039     $   2,341     $  (4,329)     $   5,442
                                                     -----------  -------------  -----------  -------------  -------------
                                                     -----------  -------------  -----------  -------------  -------------
Operating cash flow................................   $  17,040     $   1,679     $   9,185     $   2,500      $      --
                                                     -----------  -------------  -----------  -------------  -------------
                                                     -----------  -------------  -----------  -------------  -------------


                                                                                MEMPHIS/                     PRO FORMA
                                                      PRO FORMA       POA        TUNICA      ADDITIONAL     ACQUISITION
                                                      UNIVERSAL   ACQUISITION  ACQUISITION  ACQUISITIONS    ADJUSTMENTS
                                                     -----------  -----------  -----------  -------------  -------------
Net revenues.......................................   $  62,363    $  43,946    $  13,104     $   1,554      $      --
                                                     -----------  -----------  -----------  -------------  -------------
Operating expenses:
  Direct cost of revenues..........................      24,435       13,770        6,352           752             --
  General and administrative expenses..............       7,524       11,087        2,313           405         (4,140)(1)
  Depreciation and amortization....................      15,643        7,650        1,800            51         11,160(2)
                                                     -----------  -----------  -----------  -------------  -------------
                                                         47,602       32,507       10,465         1,208          7,020
                                                     -----------  -----------  -----------  -------------  -------------
Operating income (loss)............................      14,761       11,439        2,639           346         (7,020)
Interest expense...................................       9,257        7,370        1,575            69         18,900(5   )
Other expense (income).............................          42          (84)          --          (112)            --
                                                     -----------  -----------  -----------  -------------  -------------
Net income (loss)..................................   $   5,462    $   4,153    $   1,064     $     389      $ (25,920)
                                                     -----------  -----------  -----------  -------------  -------------
                                                     -----------  -----------  -----------  -------------  -------------
Operating cash flow................................   $  30,404    $  19,089    $   4,439     $     397      $   4,140
                                                     -----------  -----------  -----------  -------------  -------------
                                                     -----------  -----------  -----------  -------------  -------------


                                                                     PRO FORMA
                                                      PRO FORMA      OFFERINGS        AS
                                                     AS ADJUSTED    ADJUSTMENTS    ADJUSTED
                                                     ------------  -------------  -----------
Net revenues.......................................   $  120,967     $      --     $ 120,967
                                                     ------------                 -----------
Operating expenses:
  Direct cost of revenues..........................       45,309            --        45,309
  General and administrative expenses..............       17,189            --        17,189
  Depreciation and amortization....................       36,304            --        36,304
                                                     ------------  -------------  -----------
                                                          98,802            --        98,802
                                                     ------------  -------------  -----------
Operating income (loss)............................       22,165            --        22,165
Interest expense...................................       37,171        (9,760)(6)     27,411
Other expense (income).............................         (154)           --          (154)
                                                     ------------  -------------  -----------
Net income (loss)..................................   $  (14,852)    $   9,760     $  (5,092)
                                                     ------------  -------------  -----------
                                                     ------------  -------------  -----------
Operating cash flow................................   $   58,469     $      --     $  58,469
                                                     ------------  -------------  -----------
                                                     ------------  -------------  -----------


     See accompanying notes to pro forma combined statements of operations.

                             UNIVERSAL OUTDOOR INC.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                                                PRO FORMA
                                                 UNIVERSAL        AD-SIGN, INC        NOA                         JULY
                                                 OUTDOOR,           AND IMAGE       HOLDING     ACQUISITION     OFFERING
                                                   INC.               MEDIA         COMPANY     ADJUSTMENTS    ADJUSTMENTS
                                            -------------------  ---------------  -----------  -------------  -------------
Net revenues..............................       $  26,239          $     842      $   5,832     $      --      $      --
                                                  --------              -----     -----------  -------------  -------------
Operating expenses:
  Direct cost of revenues.................           9,520                322          2,616            --             --
  General and administrative expenses.....           3,076                100          1,459          (676)(1)          --
  Depreciation and amortization...........           4,674                160          1,053           815(2)          --
                                                  --------              -----     -----------  -------------  -------------
                                                    17,270                582          5,128           139             --
                                                  --------              -----     -----------  -------------  -------------
Operating income..........................           8,969                260            704          (139)            --

Interest expense..........................           6,086                 --            468           863(3)      (2,721)(4)
Other expense.............................           1,674                 --             --            --             --
                                                  --------              -----     -----------  -------------  -------------
Net income (loss).........................       $   1,209          $     260      $     236     $  (1,002)     $   2,721
                                                  --------              -----     -----------  -------------  -------------
                                                  --------              -----     -----------  -------------  -------------
Operating cash flow.......................       $  13,643          $     420      $   1,757     $     676      $      --
                                                  --------              -----     -----------  -------------  -------------
                                                  --------              -----     -----------  -------------  -------------


                                                                        MEMPHIS/                        PRO FORMA
                                             PRO FORMA       POA         TUNICA        ADDITIONAL      ACQUISITION    PRO FORMA
                                             UNIVERSAL   ACQUISITION   ACQUISITION    ACQUISITIONS     ADJUSTMENTS   AS ADJUSTED
                                            -----------  -----------  -------------  ---------------  -------------  ------------
Net revenues..............................   $  32,913    $  23,565     $   7,717       $     929       $      --     $   65,124
                                            -----------  -----------  -------------         -----     -------------  ------------
Operating expenses:
  Direct cost of revenues.................      12,458        7,241         3,956             343              --         23,998
  General and administrative expenses.....       3,959        6,305           599             313          (2,020)(1)       9,156
  Depreciation and amortization...........       6,702        4,022           762              58           5,523(2)      17,067
                                            -----------  -----------  -------------         -----     -------------  ------------
                                                23,119       17,568         5,317             714           3,503         50,221
                                            -----------  -----------  -------------         -----     -------------  ------------
Operating income..........................       9,794        5,997         2,400             215          (3,503)        14,903
Interest expense..........................       4,696        3,702            47              --          10,208(5)      18,653
Other expense.............................       1,674            2             5              --              --          1,681
                                            -----------  -----------  -------------         -----     -------------  ------------
Net income (loss).........................   $   3,424    $   2,293     $   2,348       $     215       $ (13,711)    $   (5,431)
                                            -----------  -----------  -------------         -----     -------------  ------------
                                            -----------  -----------  -------------         -----     -------------  ------------
Operating cash flow.......................   $  16,496    $  10,019     $   3,162       $     273       $   2,020     $   31,970
                                            -----------  -----------  -------------         -----     -------------  ------------
                                            -----------  -----------  -------------         -----     -------------  ------------


                                              PRO FORMA
                                              OFFERINGS        AS
                                             ADJUSTMENTS    ADJUSTED
                                            -------------  -----------
Net revenues..............................    $      --     $  65,124
                                            -------------  -----------
Operating expenses:
  Direct cost of revenues.................           --        23,998
  General and administrative expenses.....           --         9,156
  Depreciation and amortization...........           --        17,067
                                            -------------  -----------
                                                     --        50,221
                                            -------------  -----------
Operating income..........................           --        14,903
Interest expense..........................       (4,947)(6)     13,706
Other expense.............................           --         1,681
                                            -------------  -----------
Net income (loss).........................    $   4,947     $    (484)
                                            -------------  -----------
                                            -------------  -----------
Operating cash flow.......................    $      --     $  31,970
                                            -------------  -----------
                                            -------------  -----------


     See accompanying notes to pro forma combined statements of operations.

                             UNIVERSAL OUTDOOR INC.
                  PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                   FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                                               PRO FORMA
                                                      UNIVERSAL   AD-SIGN, INC       NOA                         JULY
                                                       OUTDOOR      AND IMAGE      HOLDING     ACQUISITION     OFFERING
                                                        INC.          MEDIA        COMPANY     ADJUSTMENTS    ADJUSTMENTS
                                                     -----------  -------------  -----------  -------------  -------------
Net revenues.......................................   $  43,976     $   2,525     $  19,953     $      --      $      --
                                                     -----------  -------------  -----------  -------------  -------------
Operating expenses:
  Direct cost of revenues..........................      16,118           965         8,108            --             --
  General and administrative expenses..............       5,170           302         4,116        (1,875)(1)          --
  Depreciation and amortization....................       8,538           480         3,695         2,445(2)          --
                                                     -----------  -------------  -----------  -------------  -------------
                                                         29,826         1,747        15,919           570             --
                                                     -----------  -------------  -----------  -------------  -------------
Operating income...................................      14,150           778         4,034          (570)            --

Interest expense...................................      10,433            --         1,345         2,677(3)      (5,442)(4)
Other expense......................................       1,695            --            --            --             --
                                                     -----------  -------------  -----------  -------------  -------------
Net income (loss)..................................   $   2,022     $     778     $   2,689     $  (3,247)     $   5,442
                                                     -----------  -------------  -----------  -------------  -------------
                                                     -----------  -------------  -----------  -------------  -------------
Operating cash flow................................   $  22,688     $   1,258     $   7,729     $   1,875      $
                                                     -----------  -------------  -----------  -------------  -------------
                                                     -----------  -------------  -----------  -------------  -------------


                                                                                MEMPHIS/                     PRO FORMA
                                                      PRO FORMA       POA        TUNICA      ADDITIONAL     ACQUISITION
                                                      UNIVERSAL   ACQUISITION  ACQUISITION  ACQUISITIONS    ADJUSTMENTS
                                                     -----------  -----------  -----------  -------------  -------------
Net revenues.......................................   $  66,454    $  47,166    $  14,207     $   1,554      $      --
                                                     -----------  -----------  -----------  -------------  -------------
Operating expenses:
  Direct cost of revenues..........................      25,191       14,477        6,518           752             --
  General and administrative expenses..............       7,713       12,279        2,219           405         (4,140)(1)
  Depreciation and amortization....................      15,158        7,967        1,732            51         10,911(2)
                                                     -----------  -----------  -----------  -------------  -------------
                                                         48,062       34,723       10,469         1,208          6,771
                                                     -----------  -----------  -----------  -------------  -------------
Operating income...................................      18,392       12,443        3,738           346         (6,771)
Interest expense...................................       9,013        7,519          350            69         19,976(5   )
Other expense......................................       1,695         (143)          --            --             --
                                                     -----------  -----------  -----------  -------------  -------------
Net income (loss)..................................   $   7,684    $   5,067    $   3,388     $     277      $ (26,747)
                                                     -----------  -----------  -----------  -------------  -------------
                                                     -----------  -----------  -----------  -------------  -------------
Operating cash flow................................   $  33,550    $  20,410    $   5,470     $     397      $   4,140
                                                     -----------  -----------  -----------  -------------  -------------
                                                     -----------  -----------  -----------  -------------  -------------


                                                                     PRO FORMA
                                                      PRO FORMA      OFFERINGS        AS
                                                     AS ADJUSTED    ADJUSTMENTS    ADJUSTED
                                                     ------------  -------------  -----------
Net revenues.......................................   $  129,381     $      --     $ 129,381
                                                     ------------  -------------  -----------
Operating expenses:
  Direct cost of revenues..........................       46,938            --        46,938
  General and administrative expenses..............       18,476            --        18,476
  Depreciation and amortization....................       35,819            --        35,819
                                                     ------------  -------------  -----------
                                                         101,233            --       101,233
                                                     ------------  -------------  -----------
Operating income...................................       28,148            --        28,148
Interest expense...................................       36,927        (9,516)(6)     27,411
Other expense......................................        1,552            --         1,552
                                                     ------------  -------------  -----------
Net income (loss)..................................   $  (10,331)    $   9,516     $    (815)
                                                     ------------  -------------  -----------
                                                     ------------  -------------  -----------
Operating cash flow................................   $   63,967     $      --     $  63,967
                                                     ------------  -------------  -----------
                                                     ------------  -------------  -----------


     See accompanying notes to pro forma combined statements of operations.

       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995, FOR THE SIX MONTHS ENDED JUNE 30,
               1996 AND FOR THE TWELVE MONTHS ENDED JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

    The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of the Company giving effect to the Transactions, the Offerings and the application of the estimated net proceeds therefrom, the acquisitions of Naegele, Ad-Sign, Image Media, Inc. and consummation of the IPO and the application of the estimated net proceeds therefrom and the net reduction in operating expenses of the businesses acquired as if each had occurred at the beginning of the respective periods.

                                                                                       SIX MONTHS     TWELVE MONTHS
                                                                    YEAR ENDED           ENDED            ENDED
                                                                 DECEMBER 31, 1995   JUNE 30, 1996    JUNE 30, 1996
                                                                -------------------  --------------  ---------------

1. Entry records reduction in general and administrative
  expenses relating to elimination of certain duplicate
  corporate expenses, principally relating to employee costs and costs relating to other corporate activities. Amounts
  have been determined based upon specific employees
  identified for termination plus actual benefits costs
  incurred, and expenses associated with leased facilities
  which will not be assumed or will be canceled upon
  consummation of the acquisition.
    NOA Holding Company, Ad-Sign and Image Media..............       $   2,500         $      676       $   1,875
                                                                      --------       --------------  ---------------
                                                                      --------       --------------  ---------------
    POA Acquisition...........................................       $   2,800         $    1,400       $   2,800
    Memphis/Tunica Acquisition................................           1,000                500           1,000
    Additional Acquisitions...................................             340                120             340
                                                                      --------       --------------  ---------------
                                                                     $   4,140         $    2,020       $   4,140
                                                                      --------       --------------  ---------------
                                                                      --------       --------------  ---------------
2. Entry records the increase in depreciation and amortization expense arising from purchase accounting adjustments to
  advertising structures and goodwill amortized over a period of 15 years:
    NOA Holding Company, Ad-Sign and Image Media..............       $   3,260         $      815       $   2,445
                                                                      --------       --------------  ---------------
                                                                      --------       --------------  ---------------
    POA Acquisition...........................................       $   7,799         $    3,703       $   7,482
    Memphis/Tunica Acquisition................................           2,966              1,622           3,034
    Additional Acquisitions...................................             395                198             395
                                                                      --------       --------------  ---------------
                                                                     $  11,160         $    5,523       $  10,911
                                                                      --------       --------------  ---------------
                                                                      --------       --------------  ---------------
3. Entry records additional interest expense assumed to be
  incurred in connection with the acquisition of NOA Holding
  Company, Ad-Sign and Image Media............................       $   3,569         $      863       $   2,677
4. Entry to record the reduction in interest expense from the application of the net proceeds of the IPO to the repayment
  of long-term debt...........................................       $   5,442         $    2,721       $   5,442
5. Entry to record additional interest expense at an assumed rate of 8.5% per annum in connection with the Transactions:
    POA Acquisition...........................................       $  21,250         $   10,625       $  21,250
    Memphis/Tunica Acquisition................................           6,018              3,009           6,018
    Additional Acquisitions...................................             646                323             646
                                                                      --------       --------------  ---------------
                                                                        27,914             13,957          27,914
    Actual interest expense for POA Acquisition,
      Memphis/Tunica Acquisition and Additional
      Acquisitions............................................          (9,014)            (3,749)         (7,938)
                                                                      --------       --------------  ---------------
                                                                     $  18,900         $   10,208       $  19,976
                                                                      --------       --------------  ---------------
                                                                      --------       --------------  ---------------

                                                                                       SIX MONTHS     TWELVE MONTHS
                                                                    YEAR ENDED           ENDED            ENDED
                                                                 DECEMBER 31, 1995   JUNE 30, 1996    JUNE 30, 1996
                                                                -------------------  --------------  ---------------
6. Entry to record the changes in interest expense to reflect the Offerings and the application of the net proceeds
  therefrom:
    Interest expense:
      New Notes at an assumed rate of 10.25%..................       $  20,500         $   10,250       $  20,500
      New Credit Facility at an assumed rate of 8.5%..........           6,236              3,118           6,236
      Less pro forma, as adjusted interest expense............         (37,171)           (18,653)        (36,927)
    Amortization of deferred financing costs..................             675                338             675
                                                                      --------       --------------  ---------------
                                                                     $  (9,760)        $   (4,947)      $  (9,516)
                                                                      --------       --------------  ---------------
                                                                      --------       --------------  ---------------

                            UNIVERSAL OUTDOOR, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1996
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                   UNIVERSAL                                        MEMPHIS/
                                                    OUTDOOR          JULY OFFERING        POA        TUNICA       ADDITIONAL
                                                      INC.            ADJUSTMENTS     ACQUISITION  ACQUISITION   ACQUISITIONS
                                                  -----------       ---------------   -----------  -----------  --------------
Current assets..............................  $            14,514   $     --          $   14,767   $    4,294   $        100
Property and equipment......................              152,279         --              23,433       20,727             50
Deferred taxes..............................                   --         --              11,835           --             --
Other assets................................               10,579         --              49,338           --             --
                                                       ----------   ---------------   -----------  -----------       -------
Total assets................................  $           177,372   $     --          $   99,373   $   25,021   $        150
                                                       ----------   ---------------   -----------  -----------       -------
                                                       ----------   ---------------   -----------  -----------       -------
Current liabilities, excluding current
 maturities.................................  $             6,392   $     --          $    3,419   $      311   $         30
Current maturities of long-term debt........                   --         --               9,110           52             --
Long-term debt..............................              150,207          (53,419 )(1)     73,948      1,108             --
                                                       ----------   ---------------   -----------  -----------       -------
Total liabilities...........................              156,599          (53,419 )      86,477        1,471             30
                                                       ----------   ---------------   -----------  -----------       -------
Stockholders' equity (deficit)..............               20,773           53,419        12,896       23,550            120
                                                       ----------   ---------------   -----------  -----------       -------
Total liabilities and stockholders'
 equity.....................................  $           177,372   $     --          $   99,373   $   25,021   $        150
                                                       ----------   ---------------   -----------  -----------       -------
                                                       ----------   ---------------   -----------  -----------       -------

                                                PRO FORMA                       PRO FORMA
                                               ACQUISITION       PRO FORMA      OFFERINGS           AS
                                               ADJUSTMENTS      AS ADJUSTED    ADJUSTMENTS       ADJUSTED
                                              --------------   -------------  --------------   -------------
Current assets..............................  $      (2,123  (2) $     31,552 $          --    $     31,552
Property and equipment......................        262,777 (2)      459,266             --         459,266
Deferred taxes..............................             --          11,835              --          11,835
Other assets................................        (49,338  (2)       10,579         6,750 (4)       17,329
                                              --------------   -------------  --------------   -------------
Total assets................................  $     211,316    $    513,232   $       6,750    $    519,982
                                              --------------   -------------  --------------   -------------
                                              --------------   -------------  --------------   -------------
Current liabilities, excluding current
 maturities.................................  $          --    $     10,152   $          --    $     10,152
Current maturities of long-term debt........         (9,162  (2)           --            --
Long-term debt..............................        253,344 (2)      425,188       (151,827   5)      273,361
                                                                                                         --
                                              --------------   -------------  --------------   -------------
Total liabilities...........................        244,182         435,340        (151,827 )       283,513
                                              --------------   -------------  --------------   -------------
Stockholders' equity (deficit)..............        (32,866    )(3)       77,892       158,577 (6)      236,469
                                                         --
                                              --------------   -------------  --------------   -------------
Total liabilities and stockholders'
 equity.....................................  $     211,316    $    513,232   $       6,750    $    519,982
                                              --------------   -------------  --------------   -------------
                                              --------------   -------------  --------------   -------------

            NOTES TO UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
                                AT JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

    The following explanations describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma financial position of the Company after giving effect to the Transactions, the Offerings and the consummation of the IPO.

1. Entry records the proceeds of the IPO and the application of the net proceeds therefrom:

Net proceeds of IPO........................................................  $  62,436
Proceeds used to retire Holding Company long-term debt.....................     (9,017)
                                                                             ---------
                                                                             $  53,419
                                                                             ---------
                                                                             ---------

2.  Entry records the effects of the Acquisitions.


                                                             POA       MEMPHIS/TUNICA    ADDITIONAL
                                                         ACQUISITION    ACQUISITION     ACQUISITIONS    TOTAL
                                                         -----------  ----------------  ------------  ----------
Increase in long-term debt.............................   $ 166,942      $   69,640      $    7,600   $  244,182
Changes in assets and liabilities resulting from
 allocation of purchase price:
  Current assets.......................................      (2,123)                                      (2,123)
  Property and equipment...............................     205,507          49,790           7,480      262,777
  Other assets.........................................     (49,338)                                     (49,338)
  Stockholders' equity.................................     (12,896)        (23,550)           (120)     (36,566)
                                                         -----------        -------     ------------  ----------
                                                          $ 308,092      $   95,880      $   14,960   $  418,932
                                                         -----------        -------     ------------  ----------
                                                         -----------        -------     ------------  ----------


3. Entry to record 100,000 shares of common stock to be issued in connection with the Memphis/Tunica acquisition at an assumed price of $32:


Stockholders' equity......................................................  $   3,700
                                                                            ---------
                                                                            ---------


4.

Entry to record capitalized financing fees................................  $   6,750
                                                                            ---------
                                                                            ---------

5.  Entry to record net reduction in long-term debt.


Proceeds of the Common Stock Offering.....................................  $ 212,750
Costs, expenses and other charges of the Offerings........................    (29,524)
Proceeds used to repay long-term debt of Parent...........................    (24,649)
Capitalized financing fees................................................     (6,750)
                                                                            ---------
Net reduction in long-term debt...........................................  $ 151,827
                                                                            ---------
                                                                            ---------


6. Entry to record net increase in stockholders' equity from proceeds of the Offerings.


Proceeds of the Common Stock Offering.....................................  $ 212,750
Costs, expenses and other charges of the Offerings........................    (29,524)
Proceeds used to repay long-term debt of Parent...........................    (24,649)
                                                                            ---------
Net increase in stockholders' equity......................................  $ 158,577
                                                                            ---------
                                                                            ---------

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

    The selected financial data presented below as of and for the year ended December 31, 1995 and the six months ended June 30, 1996 and 1995 are derived from the Consolidated Financial Statements of the Company. The selected financial data as of and for the years ended December 31, 1992, 1993, 1994 and 1995 are derived from the financial statements of the Company. Certain of such financial statements were unaudited. The financial statements of the Company for the three years in the period ended December 31, 1995 were audited by Price Waterhouse LLP, independent accountants, as indicated in their report included elsewhere in this Prospectus. The selected financial data as of and for the six months ended June 30, 1995 and 1996 are derived from the combined financial statements included herein and include all normal and recurring adjustments necessary for a fair presentation of such data. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. Due to the significant development and acquisition of additional structures, the data set forth below is not necessarily comparable on a year-to-year basis and data set forth for certain periods is not indicative of results for the full year.

                                              YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                     1991     1992     1993     1994     1995
                                    -------  -------  -------  -------  -------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                     AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Gross revenue.....................  $21,435  $27,896  $28,710  $33,180  $38,101
Net revenues (1)..................   18,835   24,681   25,847   29,766   34,148
Direct advertising expenses.......    7,638   10,383   10,901   11,806   12,864
General and administrative
 expenses.........................    3,515    3,530    3,357    3,873    4,244
Depreciation and amortization.....    5,530    7,817    8,000    7,310    7,402
Operating income..................    2,152    2,951    3,589    6,777    9,638
Interest expense..................    6,599    9,591    8,965    8,314    8,627
Other (expense) income, net.......      (53)     291     (351)    (134)     (42)
Income (loss) before extraordinary
 item (2).........................   (4,500)  (6,349)  (5,727)  (1,671)     969
Net income (loss).................   (4,500)  (6,349)  (8,987)  (1,671)     969
Operating Cash Flow (3)...........  $ 7,682  $10,768  $11,589  $14,087  $17,040
Operating Cash Flow Margin (4)....     40.8%    43.6%    44.8%    47.3%    50.0%
Capital expenditures..............    2,047    2,352    2,004    4,668    5,620
Deficiency in coverage of
 earnings.........................    4,500    6,349    8,987    1,671       --

FINANCIAL RATIOS:
Ratio of earnings to fixed
 charges(5).......................       --       --       --       --      1.1x
Percentage of indebtedness to
 total capitalization(6)..........    102.2%   104.8%   116.1%   118.1%   115.8%
Ratio of total indebtedness to
 Operating Cash Flow(7)...........     16.1x     5.5x     5.9x     5.2x     4.6x
Ratio of Operating Cash Flow to
 total interest(8)................      1.2x     1.1x     1.3x     1.7x     2.0x


                                      SIX MONTHS
                                    ENDED JUNE 30,
                                    ---------------
                                     1995     1996
                                    -------  ------

STATEMENT OF OPERATIONS DATA:
Gross revenue.....................  $18,292  $29,366
Net revenues (1)..................   16,411  26,239
Direct advertising expenses.......    6,266   9,520
General and administrative
 expenses.........................    2,150   3,076
Depreciation and amortization.....    3,538   4,674
Operating income..................    4,457   8,969
Interest expense..................    4,280   6,086
Other (expense) income, net.......      (21) (1,674)
Income (loss) before extraordinary
 item (2).........................      156   1,209
Net income (loss).................      156   1,209
Operating Cash Flow (3)...........  $ 7,995  $13,643
Operating Cash Flow Margin (4)....     48.7%   52.0%
Capital expenditures..............    2,521   2,943
Deficiency in coverage of
 earnings.........................       --      --
FINANCIAL RATIOS:
Ratio of earnings to fixed
 charges(5).......................      1.0x    1.2x
Percentage of indebtedness to
 total capitalization(6)..........    117.3%   87.9%
Ratio of total indebtedness to
 Operating Cash Flow(7)...........       --      --
Ratio of Operating Cash Flow to
 total interest(8)................      1.9x    2.2x


                                                                                                                 JUNE 30, 1996
                                                                    YEAR ENDED DECEMBER 31,                 ------------------------
                                                     -----------------------------------------------------   PRO FORMA   AS ADJUSTED
                                                       1991       1992       1993       1994       1995        (10)         (11)
                                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
BALANCE SHEET DATA:
Working capital (9)................................  $   2,365  $   1,326  $   1,730  $   2,119  $   3,961   $  21,400    $  21,400
Total assets.......................................     71,682     65,754     61,816     66,190     69,133     513,232      519,982
Total long-term debt and other obligations.........     65,076     59,363     68,054     73,304     76,079     425,188      273,361
Redeemable preferred stock.........................     13,442     15,055     --         --         --          --           --
Common stockholders' equity (deficit)..............    (11,450)   (17,799)    (9,452)   (11,243)   (10,394)     77,892      236,469

------------------------------

(1)  Net revenues are gross revenues less agency commissions.

(2)  Extraordinary loss represents loss on early extinguishment of debt.

(3) "Operating Cash Flow" is operating income before depreciation and amortization and other non-cash charges. Operating Cash Flow is not intended to represent net cash flow provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity. The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry. Accordingly this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

(4) "Operating Cash Flow Margin" is Operating Cash Flow stated as a percentage of net revenues.

(5) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense less minority interest to (ii) interest expense.

(6) Amounts represent (i) total long-term debt divided by (ii) total long-term debt plus common stockholders' equity (deficit).

(7) Amounts represent (i) total long-term debt divided by (ii) Operating Cash Flow.

(8) Amounts represent the ratio of (i) the sum of income before income taxes and minority interest plus interest expense on funded debt to (ii) interest expense on funded debt.

(9) Working capital is current assets less current liabilities (excluding current maturities of long-term debt and other obligations). Other obligations totalled $2,850 at December 31, 1992.

(10) Represents actual amounts adjusted to give effect to the Transactions and the application of the net proceeds from the IPO of $62.4 million.

(11) Represents pro forma amounts adjusted to give effect to the Offerings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the consolidated results of operations of the Company for the three years ended December 31, 1995 and financial condition at December 31, 1995 should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes included elsewhere in this Prospectus.

    Except as otherwise indicated, the following discussion relates to the Company on an historical basis, without giving effect to the Acquisitions or the Offerings.

GENERAL


    The Company has grown significantly since 1989 through the acquisition of outdoor advertising businesses and individual display faces in specific markets, improvements in occupancy and advertising rates, and the development of new display faces in existing markets. Between January 1, 1989 and August 31, 1996, the Company spent in excess of $160 million to acquire additional display faces, increasing the number of its display faces from approximately 600 in 1989 to approximately 12,500 at August 31, 1996. During this period, the Company's net revenues increased from $10.3 million in 1989 to $34.1 million in 1995. The following table lists the Company's acquisitions since January 1, 1989:


                                                                                            APPROXIMATE NUMBER AND TYPE
                                                                                             OF DISPLAY FACES ACQUIRED
                                                                                  ------------------------------------------------
                                                                                                30-SHEET      8-SHEET
YEAR OF ACQUISITION                                MARKETS                         BULLETINS     POSTERS      POSTERS      TOTAL
---------------------------  ---------------------------------------------------  -----------  -----------  -----------  ---------
1989.......................  Milwaukee, Chicago                                          270       --           --             270
1990.......................  Chicago                                                      12       --           --              12
1991.......................  Indianapolis, Des Moines, Evansville, Chicago               421        2,480          140       3,041
1994.......................  Chicago, Milwaukee                                           20       --            4,151       4,171
1995.......................  Chicago, Dallas                                               9       --            1,127       1,136
1996.......................  Chicago, Minneapolis/St. Paul, Jacksonville               1,022        2,550       --           3,572
                                                                                       -----        -----        -----   ---------
    Total.......................................................................       1,754        5,030        5,418      12,202
                                                                                       -----        -----        -----   ---------
                                                                                       -----        -----        -----   ---------

    The Company's acquisitions have been financed through bank borrowings and the issuance of long-term debt, as well as with internally-generated funds. The Acquisitions will be financed, in part, from the proceeds of the Offerings and the New Credit Facility. All acquisitions (including the Acquisitions) have been accounted for using the purchase method of accounting, and consequently, operating results from acquired operations are included from the respective dates of those acquisitions. As a result of these acquisitions and the effects of consolidation of operations following each acquisition, the operating performance of certain markets and of the Company as a whole reflected in the Company's Consolidated Financial Statements and other financial and operating data included herein are not necessarily comparable on a year-to-year basis.

CERTAIN EFFECTS OF THE ACQUISITIONS


    The Company currently owns approximately 12,500 advertising display faces in eight metropolitan markets. Following consummation of each of the Acquisitions, the Company will own approximately

21,114 advertising display faces located in 14 metropolitan markets. The following table sets forth the number of display faces acquired or to be acquired in connection with the Acquisitions:


                                                                                  APPROXIMATE NUMBER AND TYPE OF DISPLAY FACES
                                                                                                    ACQUIRED
                                                                               --------------------------------------------------
                                                                                             30-SHEET      8-SHEET
MARKET                                                                          BULLETINS     POSTERS      POSTERS       TOTAL
-----------------------------------------------------------------------------  -----------  -----------  -----------  -----------
MIDWEST:
  Des Moines.................................................................          --          160           --          160
  Dallas.....................................................................         245           --           --          245
SOUTHEAST:
  Orlando....................................................................         842        1,080           --        1,922
  Memphis/Tunica.............................................................         706        1,179          133        2,018
  Chattanooga................................................................         359          663           --        1,022
  Myrtle Beach...............................................................         729          455           --        1,184
  Palm Beach.................................................................          99           21           --          120
  Ocala......................................................................         879          199           --        1,078
  East Coast area (FL).......................................................         567           --           --          567
  Gulf Coast area (FL).......................................................         444           --           --          444
                                                                                    -----        -----        -----        -----
    Total....................................................................       4,870        3,757          133        8,760
                                                                                    -----        -----        -----        -----
                                                                                    -----        -----        -----        -----

    Taking into effect the consummation of the Acquisitions, approximately 84% of the Company's gross revenues are contracted for directly from local advertisers. If the Acquisitions would have occurred on January 1, 1995, the Company would have had net revenues of $121.0 million and Operating Cash Flow of $58.5 million in 1995. The Company would have had net operating loss carryforwards and other tax-deductible items arising from the Transactions aggregating in excess of approximately $15 million.

HISTORICAL RESULTS OF OPERATIONS

    The following table presents certain operating statement items in the Consolidated Statements of Operations as a percentage of net revenues:


                                                                                                     SIX MONTHS ENDED JUNE 30
                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------  ------------------------
                                                                 1993         1994         1995         1995         1996
                                                              -----------  -----------  -----------  -----------  -----------
Net revenues................................................      100.0%       100.0%       100.0%       100.0%       100.0%
Direct advertising expenses.................................       42.2         39.7         37.7         38.2         36.3
General and administrative expenses.........................       13.0         13.0         12.4         13.1         11.7
                                                                  -----        -----        -----        -----        -----
Operating Cash Flow(1)......................................       44.8         47.3         49.9         48.7         52.0
Depreciation and amortization...............................       30.9         24.5         21.7         21.5         17.8
                                                                  -----        -----        -----        -----        -----
Operating income............................................       13.9         22.8         28.2         27.2         34.2
Other expense, primarily interest...........................       36.1         28.4         25.4         26.2         29.6
                                                                  -----        -----        -----        -----        -----
Net loss before extraordinary item..........................      (22.2)        (5.6)         2.8          1.0          4.6
                                                                  -----        -----        -----        -----        -----


------------------------

(1) As defined herein.

    Revenues are a function of both the occupancy of the Company's display faces and the rates that the Company charges for their use. The Company focuses its sales effort on maximizing occupancy levels while maintaining rate integrity in its markets. Additionally, the Company believes it is important to the overall sales effort to continually attempt to develop new inventory in growth areas of its existing markets in order to enhance overall revenues.

    Net revenues represent gross revenues less commissions paid to advertising agencies that contract for the use of advertising displays on behalf of advertisers. Approximately 77% of the Company's gross revenues are contracted for directly from local advertisers. Agency commissions on those revenues which are contracted through agencies are typically 15% of gross revenues on local sales and 16 2/3% of gross revenues on national sales. The Company considers agency commissions as a reduction in gross revenues, and measures its operating performance based upon percentages of net revenues rather than gross revenues.

    Direct advertising expenses consist of the following five categories: lease, production, sales, maintenance and illumination. The lease expense consists mainly of rental payments to owners of the land underlying the signs. The production category consists of all of the costs to produce advertising copy and install it on the display faces. Sales expense consists mainly of the cost of staffing a sales force to sell within a specific market. The maintenance category includes minor repair and miscellaneous maintenance of the sign structures and the illumination category consists mainly of electricity costs to light the display faces. The majority of these direct expenses are variable costs (other than lease costs) that will fluctuate with the overall level of revenues. In 1995, these expenses amounted to the following approximate percentages of net revenues: lease 14.2%, production 11.3%, sales 6.8%, maintenance 3.3% and illumination 2.1%.

    General and administrative expenses occur at both the market and corporate levels. At the market level these expenses contain various items of office overhead pertaining to both the personnel and the facility required to administer a given market. The corporate general and administrative costs represent staff and facility expenses for the executive offices and the centralized accounting function. Both types of general and administrative expenses are primarily fixed expenses in the operation of the business.


    The Company had federal income tax net operating losses ("NOLs") of approximately $14.6 million as of December 31, 1995, which will expire over a period of years beginning in 2005. Use of these NOLs is subject to an annual limit of approximately $2.4 million under Section 382 of the Internal Revenue Code of 1986, as amended, and may be subject to further restriction under the rules applicable to corporations filing consolidated federal income tax returns. Management believes that sufficient taxable income will be generated to use the $15.5 million of NOLs prior to their expiration between 2005 and 2010. However, there can be no assurance that sufficient taxable income will be generated in the future.


COMPARISON OF SIX MONTH PERIODS ENDED JUNE 30, 1996 AND JUNE 30, 1995

    Net revenues increased 59.9% to $26.2 million during the first six months of 1996 from $16.4 million in the corresponding 1995 period, reflecting higher advertising rates and occupancy levels experienced primarily in the Indianapolis, Des Moines and Evansville markets and the inclusion of the 1996 partial period of revenues from the acquisition of Ad-Sign, Inc. and Naegele.

    Direct advertising expenses increased to $9.5 million in the first six months of 1996 from $6.3 million in the 1995 period as a result of the higher net revenues. As a percentage of net revenues, direct advertising expenses decreased slightly to 36.3% in the first six months of 1996 compared to 38.2% in the 1995 period as a result of economies of scale associated with increased revenues.

    General and administrative expenses increased to $3.1 million in the first six months of 1996 from $2.2 million in the 1995 period primarily as a result of increased payroll costs. As a percentage of net revenues, general and administrative expenses decreased to 11.7% in the first six months of 1996 from 13.1% in the 1995 period as a result of economies of scale associated with increased revenues.

    As a result of the above factors, Operating Cash Flow increased by 70.6% to $13.6 million in 1996 from $8.0 million in 1995.

    Depreciation and amortization expense for the first six months of 1996 increased to $4.7 million from $3.5 million in 1995 due to large increases in the fixed assets offset by reduced depreciation of certain older fixed assets.

    Total interest expense in the first six months of 1996 increased to $6.1 million from $4.3 million in the 1995 period primarily as a result of larger borrowings under an acquisition credit facility following the acquisition of Ad-Sign, Inc. and Naegele.

    The foregoing factors contributed to the Company's $1.2 million net income in the first six months of 1996 from a $0.2 million net income in the 1995 period.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    Net revenues increased 14.7% to $34.1 million during 1995 from $29.8 million in 1994, reflecting higher advertising rates and occupancy levels particularly in the Chicago and Indianapolis markets.

    Direct advertising expenses increased to $12.9 million in 1995 from $11.8 million in 1994 as a result of higher sales during the 1995 period. As a percentage of net revenues, however, direct advertising expenses decreased to 37.7% in 1995 as a result of economies of scale associated with increased revenues.

    General and administrative expenses in 1995 increased to $4.2 million from $3.9 million in 1994 due to the incremental payroll costs associated with additional employees and expenses related to acquisitions. As a percentage of net revenues, general and administrative expenses decreased to 12.4%.

    As a result of the above factors, Operating Cash Flows increased by 20.9% to $17.0 million in 1995 from $14.1 million in 1994.

    Depreciation and amortization expenses increased slightly to $7.4 million in 1995 from $7.3 million in 1994 due to large increases in the fixed assets offset by reduced depreciation of the older fixed assets.

    Total interest expense increased to $8.6 million in 1995 from $8.3 million in 1994 due to interest expense associated with additional borrowings and the accretion of interest due to a larger amount of principal outstanding, partially offset by the elimination of the accretion of dividends on redeemable preferred stock.

    The foregoing factors contributed to the Company's $969,000 net income in 1995 compared to a net loss of $1.7 million in 1994. Because the Company incurred net losses in 1995, 1994 and 1993, it had no provision for income taxes in those years.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND DECEMBER 31, 1993

    Net revenues increased 15.2% to $29.8 million during 1994 from $25.8 million in 1993, reflecting higher advertising rates and occupancy levels and increased sales to local advertisers. Increases in revenue from the advertising structures acquired in certain acquisitions, offset by declines in revenues from the January 1994 sale of the Company's 97 bulletin display faces in Jacksonville, accounted for approximately $700,000 of the increased revenues in 1994.

    Direct advertising expenses increased to $11.8 million in 1994 from $10.9 million in 1993 as a result of higher sales during the 1994 period. As a percentage of net revenues, however, direct advertising expenses decreased to 39.7% in 1994 as a result of economies of scale associated with increased revenues.

    General and administrative expenses in 1994 increased to $3.9 million from $3.4 million in 1993 due to the incremental payroll costs associated with additional employees. As a percentage of net revenues, however, general and administrative expenses remained flat at 13.0%.

    As a result of the above factors, Operating Cash Flow increased by 21.6% to $14.1 million in 1994 from $11.6 million in 1993.

    Depreciation and amortization expenses decreased to $7.3 million (24.5% of net revenues) in 1994 from $8.0 million (30.9% of the net revenues) in 1993 due to scheduled depreciation of the fixed assets.

    Total interest expense decreased to $8.3 million in 1994 from $9.0 million in 1993 due to the elimination of the accretion of dividends on redeemable prefered stock (which was assumed by Parent), which was partially offset by interest associated with additional borrowings.

    The foregoing factors contributed to the Company's $1.7 million net loss in 1994 compared to a net loss of $9.0 million in 1993 (which included a $3.3 million extraordinary charge recorded in the fourth quarter of 1993). Because the Company incurred net losses in 1994 and 1993, it had no provision for income taxes in those years.

QUARTERLY COMPARISONS

    The following table sets forth certain quarterly financial information of the Company for each quarter of 1994 and 1995 and for the first and second quarter of 1996. The information has been derived from the quarterly financial statements of the Company which are unaudited but which, in the opinion of management, have been prepared on the same basis as the financial statements included herein and include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the financial result for such periods. This information should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other financial information appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                       THREE MONTHS ENDED
                             ------------------------------------------------------------------------------------------------------
                              MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,     MARCH 31,    JUNE 30,     SEPT. 30,    DEC. 31,
                                1994         1994         1994         1994         1995         1995         1995         1995
                             -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Net revenues...............   $   6,102    $   7,803    $   7,973    $   7,888    $   7,236    $   9,175    $   8,940    $   8,797
Operating income...........         924        2,333        2,002        1,518        1,348        3,109        2,674        2,507
Net income (loss)..........      (1,276)         294         (141)        (548)        (747)         903          509          304

PERCENTAGE OF NET REVENUES:
Operating income...........        15.1%        29.9%        25.1%        19.2%        18.6%        33.9%        29.9%        28.5%
Net income (loss)..........       (20.9)         3.8         (1.8)        (6.9)       (10.3)         9.8          5.7          3.5

OTHER DATA:
Operating Cash Flow(1).....   $   2,709    $   3,998    $   3,885    $   3,495    $   3,085    $   4,910    $   4,524    $   4,521
Operating Cash Flow
  Margin(2)................        44.4%        51.2%        48.7%        44.3%        42.6%        53.5%        50.6%        51.4%


                              MARCH 31,    JUNE 30,
                                1996         1996
                             -----------  -----------

STATEMENT OF OPERATIONS
  DATA:
Net revenues...............   $   8,427    $  17,812
Operating income...........       1,670        7,299
Net income (loss)..........        (757)       1,966
PERCENTAGE OF NET REVENUES:
Operating income...........        19.8%        41.0%
Net income (loss)..........        (9.0)        11.0
OTHER DATA:
Operating Cash Flow(1).....   $   3,702    $   9,941
Operating Cash Flow
  Margin(2)................        43.9%        55.8%

------------------------------

(1) Operating Cash Flow is operating income before depreciation and amortization.Operating Cash Flow is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to net cash provided by operating activities as a measure of liquidity.The Company believes Operating Cash Flow is a measure commonly reported and widely used by analysts, investors and other interested parties in the media industry.Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the media industry.

(2) Operating Cash Flow Margin is Operating Cash Flow stated as a percentage of net revenues.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically satisfied its working capital requirements with cash from operations and revolving credit borrowings. Its acquisitions have been financed primarily with borrowed funds and, to a lesser extent, with preferred stock.

    Parent completed its initial public offering ("IPO") of 4,630,000 shares of its Common Stock (including 930,000 shares sold pursuant to exercise of the Underwriters' over-allotment option) on July 26, 1996, resulting in proceeds to Parent of $62.4 million. Parent intends to utilize a portion of the net proceeds to redeem $9.5 million of the Existing Parent Notes prior to September 23, 1996 and has repaid a portion of the amounts outstanding under the Existing Acquisition Credit Facility (as hereafter defined).

    In connection with an acquisition consummated in April 1996, the Company, its current lender, LaSalle National Bank ("LaSalle"), and an additional bank, Bankers Trust Company ("Bankers Trust"; together with LaSalle, the "Lenders"), agreed to (i) refinance the Company's existing credit facility with a revolving credit facility (the "Existing Revolving Credit Facility") and (ii) provide an additional extension of credit for purposes of acquisition financing (the "Existing Acquisition Credit Facility", and together with the Existing Revolving Credit Facility, the "Existing Credit Facilities") and, specifically, the financing, in part, of the Naegele Acquisition (as hereafter defined). The Lenders extended an acquisition term loan in the amount of $75 million and an acquisition revolving credit line in the amount of $12.5 million for a total commitment of $87.5 million, of which $84.5 million was drawn at the closing of the Naegele Acquisition. In addition, the Lenders extended a working capital revolving credit line in the amount of $12.5 million, of which no amount has been drawn. In addition to the amounts drawn under the Existing Acquisition Credit Facility, Parent sold a minority portion of its capital stock for $30 million in cash proceeds which was used to finance the remaining amount of the Naegele Acquisition and to refinance existing indebtedness.


    In October 1996, the Company amended and restated Existing Credit Facilities which became the New Credit Facility. The New Credit Facility provides for a total loan commitment of $300 million. Approximately $212.5 million of the New Credit Facility matures on September 30, 2003 with the remaining amount maturing on September 30, 2004. Upon the occurrence of certain triggering events, a portion of the New Credit Facility will convert to a term loan. Such amounts may not be reborrowed. See "Description of Indebtedness and Other Commitments"


    Net cash provided by operating activities increased to $6.2 million for the six months ended June 30, 1996 from $2.6 million for the 1995 period. Net cash provided by operating activities increased to $7.0 million in 1995 from $5.8 million in 1994. Net cash provided by operating activities reflects the Company's net loss adjusted for non-cash items and the use or source of cash for the net change in working capital.


    The Company's net cash used in investing activities of $110.1 million for the six months ended June 30, 1996 includes cash used for acquisitions of $107.1 million and other capital expenditures of $2.9 million. The Company's net cash used in investing activities of $9.1 million for the year ended December 31, 1995 includes cash used for acquisitions of $1.9 million and other capital expenditures of $5.6 million. Capital expenditures have been made primarily to develop new structures in each of its markets. The Company intends to continue to develop new structures in its markets and to consider other potential acquisitions. Management established the New Credity Facility for the purpose of financing acquisitions and capital expenditures relating to the development and improvement of advertising structures. The Company believes that its cash from operations, together with available borrowings under the New Credit Facility, will be sufficient to satisfy its cash requirements, including anticipated capital expenditures, for the foreseeable future. However, in the event cash from operations, together with available funds under the New Credit Facility are insufficient to satisfy its cash requirements, the Company may incur additional indebtedness to finance its operations including, without limitation, additional acquisitions.


    For the six months ended June 30, 1996, $104.0 million was provided by financing activities primarily due to increased borrowings under the Existing Credit Facilities and the sale of capital stock. For the six months ended June 30, 1995, net cash of $2.1 million was provided by financing activities, primarily due to borrowings under the prior credit facility. For the years ended December 31, 1995 and 1994, $2.0 million and $2.4 million, respectively, was provided by financing activities, primarily as a result of additional borrowings under the prior credit facility.

    In March 1994, the Company completed an offering of $65 million of the Existing Company Notes. The Existing Company Notes accrue interest at a rate of 11% per annum.

    The Company intends to use a portion of the proceeds from the Offering to repurchase in full the Existing Company Notes. As of the date of this Prospectus, the aggregate principal amount of the outstanding Existing Company Notes was approximately $65 million.

    The Company expects to fund its capital expenditures primarily with cash from operations and expects its capital expenditures to be primarily for development of additional structures. The Company intends to utilize its cash from operations to continue to develop new advertising structures in each of its markets, and, as appropriate opportunities arise, to acquire additional outdoor advertising operations in its existing markets, in geographically proximate markets and in contiguous markets. The Company is also exploring the development of other forms of out-of-home media, such as bus shelter advertising and transit advertising that management believes would complement the Company's existing outdoor operations. The restrictions imposed by the New Credit Facility and the Indenture may limit the Company's use of cash from operations for these purposes.

INFLATION

    Inflation has not had a significant impact on the Company over the past three years. The floating rate on the New Credit Facility could increase in an inflationary environment, but management believes that because a significant portion of the Company's costs are fixed, inflation will not have a material adverse effect on its operations. However, there can be no assurance that a high rate of inflation in the future will not have an adverse effect on the Company's operations.

NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, which established a new accounting principle for accounting for the impairment of certain loans, certain investments in debt and equity securities, long-lived assets that will be held and used including certain identifiable intangibles and goodwill related to those assets, and long-lived assets and certain identifiable intangibles to be disposed of. While the Company has not completed its evaluation of the impact that will result from adopting this statement, it does not believe that adoption of the statement will have a significant impact on the Company's financial position and results of operations.

                                    BUSINESS

GENERAL

    The Company is a leading outdoor advertising company operating approximately 21,114 advertising display faces in two large, regional operating areas: the Midwest (Chicago, Minneapolis/St. Paul, Indianapolis, Milwaukee, Des Moines, Evansville and Dallas) and the Southeast (Orlando, Jacksonville, Palm Beach, Ocala and the East Coast and Gulf Coast areas of Florida, Memphis/Tunica, Chattanooga, and Myrtle Beach).

INDUSTRY OVERVIEW

    The outdoor advertising industry has experienced increased advertiser interest and revenue growth in recent years. Outdoor advertising generated total revenues of approximately $1.8 billion in 1995, or approximately 1.1% of the total advertising expenditures in the United States, and the out-of-home advertising industry generated revenues in excess of $3.0 billion in 1995, according to estimates by the Outdoor Advertising Association of America (the "OAAA"), the trade association for the outdoor advertising industry. Outdoor advertising's 1995 revenue represent growth of approximately 8.2% over estimated total revenues for 1994, which compares favorably to the growth of total U.S. advertising expenditures of approximately 7.7% during the same period.

    Advertisers purchase outdoor advertising for a number of reasons. Outdoor advertising offers repetitive impact and a relatively low cost per-thousand-impressions, a commonly used media measurement, as compared to television, radio, newspapers, magazines and direct mail marketing. Accordingly, because of its cost-effective nature, outdoor advertising is a good vehicle to build mass market support. In addition, outdoor advertising can be used to target a defined audience in a specific location and, therefore, can be relied upon by local businesses concentrating on a particular geographic area where customers have specific demographic characteristics. For instance, restaurants, motels, service stations and similar roadside businesses may use outdoor advertising to reach potential customers close to the point of sale and provide directional information. Other local businesses such as television and radio stations and consumer products companies may wish to appeal more broadly to customers and consumers in the local market. National brand name advertisers may use the medium to attract customers generally and build brand awareness. In all cases, outdoor advertising can be combined with other media such as radio and television to reinforce messages being provided to consumers.

    The outdoor advertising industry has experienced significant change in recent periods due to a number of factors. First, the entire "out-of-home" advertising category has expanded to include, in addition to traditional billboards and roadside displays, displays in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses, blimps and subways. Second, while the outdoor advertising industry has experienced a decline in the use of outdoor advertising by tobacco companies, it has increased its visibility with and attractiveness to local advertisers as well as national retail and consumer product-oriented companies. Third, the industry has benefitted significantly from improvements in production technology, including the use of computer printing, vinyl advertising copy and improved lighting techniques, which have facilitated a more dynamic, colorful and creative use of the medium. This technological advance has permitted the outdoor advertising industry to respond more promptly and cost effectively to the changing needs of its advertising customers and make greater use of advertising copy used in other media. Lastly, the outdoor advertising industry has benefitted from the growth in automobile travel time for business and leisure due to increased highway congestion and continued demographic shifts of residences and businesses from the cities to outlying suburbs.

    The outdoor advertising industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as many smaller and local companies operating a limited number of structures in a single or few local markets. While the industry has experienced some consolidation within the past few years, the OAAA estimates that there are still approximately 1,000 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. The Company expects the trend of consolidation in the outdoor advertising industry to continue.

OPERATING STRATEGY

    The Company's objective is to be the leading provider of outdoor advertising services in each of its two regional operating areas and to expand its presence in attractive new markets. The Company believes that regional clusters provide it with significant opportunities to increase revenue and achieve cost savings by delivering to local and national advertisers efficient access to multiple markets or highly targeted areas.

    Management intends to implement the following operating strategy:

    - MAXIMIZE RATES AND OCCUPANCY. Through continued emphasis on customer sales and service, quality displays and inventory management, the Company seeks to maximize advertising rates and occupancy levels in each of its markets. The Company has recruited and trained a strong local sales staff supported by local managers operating under specific, sales-based compensation targets designed to obtain the maximum potential from the Company's display inventory.

    - INCREASE MARKET PENETRATION. The Company seeks to expand operations within its existing markets through new construction, with an emphasis on painted bulletins, which generally command higher rates and longer term contracts from advertisers than other types of display faces. In addition, the Company historically has acquired, and intends to continue to acquire, additional advertising display faces in its existing markets as opportunities become available.

    - PURSUE STRATEGIC ACQUISITIONS. In addition to improved penetration of its existing markets, the Company also seeks to grow by acquiring additional display faces in closely proximate new markets. Such new markets allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in multiple markets within distinct regions. The Company intends to develop new regional operating areas in regions where attractive growth and consolidation opportunities exist.

    - CAPITALIZE ON TECHNOLOGICAL ADVANCES. The Company seeks to capitalize on technological advances that enhance its productivity and increase its ability to effectively respond to its customer's needs. The Company's continued investment in equipment and technology provides for greater ongoing benefits in the areas of sales, production and operation.

    - MAINTAIN LOW COST STRUCTURE. Through continued adherence to strict cost controls, centralization of administrative functions and maintenance of low corporate overhead, the Company seeks to maximize its Operating Cash Flow Margin, which it believes to be among the highest in the industry. The Company believes that its centralized administration provides opportunities for significant operating leverage from further expansion in existing markets and from future acquisitions.

    - DEVELOP OTHER OUT-OF-HOME MEDIA. The Company seeks to develop other forms of out-of-home media such as bus shelter or transit advertising in order to enhance revenues in existing markets or provide access to new markets.

    Through implementation of this business strategy, the Company has increased its outdoor advertising presence from 500 display faces in a single market in 1988 to approximately 12,500 in its markets at August 31, 1996.

ACQUISITIONS


    Consistent with its operating strategy, the Company has recently acquired the assets or capital stock of three outdoor advertising companies and has entered into an agreement to purchase the assets of an additional outdoor advertising company. The Company believes that these acquisitions will significantly strengthen its market presence in the midwest and southeast United States and will allow the Company to capitalize on the operating efficiencies and cross-market sales opportunities associated with operating in closely proximate markets.



    THE POA ACQUISITION. In August 1996, the Company agreed to purchase OAH pursuant to a merger of a subsidiary of the Company with and into OAH. As a result of the POA Acquisition, the Company acquired a total of approximately 6,337 advertising display faces consisting of bulletins and posters in five markets located in the southeast United States, including Orlando, Ocala and Palm Beach, as well as the East Coast and Gulf Coast areas of Florida, and Myrtle Beach and Chattanooga.


    THE MEMPHIS/TUNICA ACQUISITION. In September 1996, the Company acquired the Memphis/Tunica Option. Upon consummation of the Memphis/Tunica Acquisition, the Company will acquire a total of approximately 2,018 advertising display faces consisting of bulletins and posters in and around Memphis, Tennessee and Tunica County, Mississippi.


    THE ADDITIONAL ACQUISITIONS. In September 1996, the Company purchased certain assets of Iowa Outdoor Displays and The Chase Company. As a result of the Additional Acquisitions, the Company acquired approximately 160 advertising display faces consisting primarily of posters in and around Des Moines and approximately 245 advertising display faces consisting primarily of bulletins in and around Dallas.


    THE NAEGELE ACQUISITION. In April 1996, the Company acquired operations in the Minneapolis/St. Paul and Jacksonville markets. In a stock purchase transaction with NOA Holding Company (the "Naegele Acquisition"), the Company acquired approximately 2,550 poster faces (of which approximately 1,455 are located in the Minneapolis/St. Paul market and approximately 1,095 are located in the Jacksonville market) and approximately 840 painted bulletin faces (of which approximately 440 are located in the Minneapolis/ St. Paul market and approximately 400 are located in the Jacksonville market).

    THE OTHER ACQUISITIONS. In April 1996, the Company acquired 4 painted bulletin faces in the Chicago market from Paramount Outdoor, Inc. in an asset purchase transaction. In March 1996, through an asset purchase transaction with Image Media, Inc., the Company acquired 18 painted bulletin and painted wall faces in the Chicago market. In a transaction with Ad-Sign, Inc. in January 1996, the Company acquired approximately 160 painted bulletin faces in the Chicago market. In April 1995, the Company acquired approximately 6 painted bulletin faces in the Chicago market pursuant to a stock purchase transaction with O&B Outdoor, Inc. The Company has integrated the newly acquired faces from these acquisitions into its existing Chicago operations.

    In March 1995, the Company completed two acquisitions in the Dallas market. In a stock purchase transaction with Harrington Associates, Inc., the Company acquired approximately 740 junior (8-sheet) poster faces located in the Dallas market. In a stock purchase transaction with Best Outdoor, the Company acquired approximately 387 junior (8-sheet) poster faces in the Dallas market.

MARKETS

    Each of the Company's markets generally possess demographic characteristics that are attractive to national advertisers, allowing the Company to package its displays in several of its markets in a single contract for advertisers in national and regional campaigns. Each market also has unique local industries, businesses, sports franchises and special events that are frequent users of outdoor advertising. The following sets forth certain information for each of the Company's markets as of August 31, 1996 after giving effect to the Acquisitions:


                                                              % OF 1995                                               TOTAL
                                                              PRO FORMA                   30-SHEET      8-SHEET      DISPLAY
MARKET                                                       NET REVENUES    BULLETINS     POSTERS      POSTERS       FACES
------------------------------------          1995          --------------  -----------  -----------  -----------  ------------
                                           PRO FORMA
                                          NET REVENUES
                                      --------------------
                                          (DOLLARS IN
                                           THOUSANDS)
MIDWEST:
  Chicago...........................       $   16,579             13.7%            653       --            3,646       4,299
  Minneapolis/St. Paul..............           16,320             13.5             447        1,365       --           1,812
  Indianapolis......................            9,897              8.2             257        1,385          142       1,927
  Milwaukee.........................            4,686              3.9             260       --              321         581
  Des Moines........................            3,141              2.6              84          590            9         683
  Evansville........................            3,028              2.5             142          687       --             829
  Dallas............................            1,738              1.5             245       --            1,201       1,446
SOUTHEAST:
  Orlando...........................           22,253             18.4             842        1,080       --           1,922
  Jacksonville......................            8,528              7.0             383          942       --           1,325
  Palm Beach........................              290              0.2              99           21       --             120
  Ocala.............................            5,011              4.1             879          199       --           1,078
  Memphis/Tunica*...................           13,104             10.8             706        1,179          133       2,018
  Chattanooga.......................            4,582              3.8             359          663       --           1,022
  Myrtle Beach......................            7,931              6.6             729          455       --           1,184
  East Coast area (FL)..............            2,784              2.3             567       --           --             567
  Gulf Coast area (FL)..............            1,095              0.9             444       --           --             444
                                             --------            -----           -----        -----        -----      ------
    Total...........................       $  120,967            100.0%          7,096        8,566        5,452      21,114**
                                             --------            -----           -----        -----        -----      ------
                                             --------            -----           -----        -----        -----      ------


------------------------


*   To be acquired in connection with the Memphis/Tunica Acquisition.



**  Excludes 143 transit display faces located in Indianapolis.


INVENTORY

    The Company operates three standard types of outdoor advertising display faces and also has transit advertising as follows:

    - BULLETINS generally are 14 feet high and 48 feet wide (672 square feet) and consist of panels on which advertising copy is displayed. The advertising copy is either hand painted onto the panels at the facilities of the outdoor advertising company in accordance with design specifications supplied by the advertiser and attached to the outdoor advertising structure, or is printed with the computer-generated graphics on a single sheet of vinyl that is wrapped around the structure. On occasion, to attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways.

    - 30-SHEET POSTERS generally are 12 feet high by 25 feet wide (300 square feet) and are the most common type of billboard. Advertising copy for 30-sheet posters consists of lithographed or silk-screened paper sheets supplied by the advertiser that are pasted and applied like wallpaper to the face of the display, or single sheets of vinyl with computer-generated advertising copy that are wrapped around the structure. Thirty-sheet posters are concentrated on major traffic arteries.

    - JUNIOR (8-SHEET) POSTERS usually are 6 feet high by 12 feet wide (72 square feet). Displays are prepared and mounted in the same manner as 30-sheet posters, except that vinyl sheets are not typically used on junior posters. Most junior posters, because of their smaller size, are concentrated on city streets and target pedestrian traffic.

    - TRANSIT ADVERTISING consists generally of posters and frames displayed on the sides of public buses operating on city streets.

    Billboards generally are mounted on structures owned by the outdoor advertising company and located on sites that are either owned or leased by it or on which it has acquired a permanent easement. Billboard structures are durable, have long useful lives and do not require substantial maintenance. When disassembled, they typically can be moved and relocated at new sites. The Company's outdoor advertising structures are made of steel and other durable materials built to withstand variable climates, including the rigors of the midwestern climate. The Company expects its structures to last 15 years or more without significant refurbishment.

LOCAL MARKET OPERATIONS

    In each of its principal markets except Palm Beach, the Company maintains a complete outdoor advertising operation including a sales office, a production, construction and maintenance facility, a creative department equipped with advanced technology, a real estate unit and support staff. The Company conducts its outdoor advertising operations through these local offices, consistent with senior management's belief that an organization with decentralized sales and operations is more responsive to local market demand and provides greater incentives to employees. At the same time, the Company maintains centralized accounting and financial controls to allow it to closely monitor the operating and financial performance of each market. Local general managers, who report directly to the Company's President or a regional manager, are responsible for the day-to-day operations of their respective markets and are compensated according to the financial performance of such markets. In general, these local managers oversee market development, production and local sales. The Company intends to incorporate the operations acquired in the Acquisitions into this operational structure with local offices handling the day-to-day operations and centralized accounting and financial controls.

    Although site leases (for land underlying an advertising structure) are administered from the Company's headquarters in Chicago, each local office is responsible for locating and ultimately procuring leases for appropriate sites in its market. Site lease contracts vary in term but typically run from 10 to 20 years with various termination and renewal provisions. Each office maintains a leasing department, with an extensive database containing information on local property ownership, lease contract terms, zoning ordinances and permit requirements. The Company has been very successful in developing new advertising display face inventory in each of its markets based on utilizing these databases and developing an experienced staff of lease teams. Each such team's sole responsibility is the procurement of sites for new locations in each of the Company's markets.

SALES AND SERVICE

    The Company's sales strategy is to maximize revenues from local advertisers. Accordingly, it maintains a team of sales representatives headed by a sales manager in each of its markets. The Company devotes considerable time and resources to recruiting, training and coordinating the activities of its sales force. A sales representative's compensation is heavily weighted to individual performance, and the local sales manager's compensation is tied to the performance of his or her sales team. One sales representative, based in Chicago, manages sales to national advertisers. In total, approximately 59 of the Company's employees are significantly involved in sales and marketing activities.

    In addition to the sales staff, the Company has established fully staffed and equipped creative departments in each of its principal markets except Palm Beach. Utilizing technologically advanced computer hardware and software, the staff is able to create original design copy for both local and national accounts which has allowed the various creative departments to exchange work via modem or over the Internet with each other or directly with clients or their agencies. This ability has resulted in many fully staffed advertising agencies turning to the Company for the creation of their outdoor campaigns. The Company believes that its creative department's implementation of continuing technological advances provides a significant competitive advantage in its sales and service area.

CUSTOMERS

    Advertisers usually contract for outdoor displays through advertising agencies, which are responsible for the artistic design and written content of the advertising as well as the choice of media and the planning and implementation of the overall campaign. The Company pays commissions to the agencies for advertising contracts that are procured by or through those agencies. Advertising rates are based on a particular display's exposure (or number of "impressions" delivered) in relation to the demographics of the particular market and its location within that market. The number of "impressions" delivered by a display is measured by the number of vehicles passing the site during a defined period and is weighted to give effect to such factors as its proximity to other displays, the speed and viewing angle of approaching traffic, the national average of adults riding in vehicles and whether the display is illuminated. The number of impressions delivered by a display is verified by independent auditing companies.

    The size and geographic diversity of the Company's markets allow it to attract national advertisers, often by packaging displays in several of its markets in a single contract to allow a national advertiser to simplify its purchasing process and present its message in several markets. National advertisers generally seek wide exposure in major markets and therefore tend to make larger purchases. The Company competes for national advertisers primarily on the basis of price, location of displays, availability and service.

    The Company also focuses efforts on local sales, and approximately 84% of the Company's gross revenues in 1995, after giving effect to the Acquisitions, were generated from local advertisers. Local advertisers tend to have smaller advertising budgets and require greater assistance from the Company's production and creative personnel to design and produce advertising copy. In local sales, the Company often expends more sales efforts on educating customers regarding the benefits of outdoor media and helping potential customers develop an advertising strategy using outdoor advertising. While price and availability are important competitive factors, service and customer relationships are also critical components of local sales.

    Tobacco revenues have historically accounted for a significant portion of outdoor advertising revenues. Beginning in 1993, the leading tobacco companies substantially reduced their expenditures for outdoor advertising due to a declining population of smokers, societal pressures, consolidation in the tobacco industry and price competition from generic brands. Since tobacco advertisers often utilized some of the industry's prime inventory, the decline in tobacco-related advertising expenditures made this space available for other advertisers, including those that had not traditionally utilized outdoor advertising. As a result of this decline in tobacco-related advertising revenues and the increased use of outdoor advertising by other advertisers, the range of the Company's advertisers has become quite diverse. The following table illustrates the diversity of the Company's advertising base giving effect to the
Acquisitions:

                    1995 PRO FORMA NET REVENUES BY CATEGORY

                                                                                  PERCENTAGE OF
                                                                                   NET REVENUES
                                                                                  --------------
Travel/Entertainment............................................................        14.4%
Restaurant......................................................................         9.9
Tobacco.........................................................................         9.9
Retail/Consumer Products........................................................         9.8
Automotive & Related............................................................         8.0
Home Developer/Real Estate......................................................         6.0
Advertising/Media...............................................................         4.0
Alcohol.........................................................................         3.6
Hotels/Motels...................................................................         3.0
Other...........................................................................        31.4
                                                                                       -----
    Total.......................................................................       100.0%
                                                                                       -----
                                                                                       -----

PRODUCTION

    The Company has internal production facilities and staff to perform the full range of activities required to develop, create and install outdoor advertising in all of its markets. Production work includes creating the advertising copy design and layout, painting the design or coordinating its printing and installing the designs on its displays. In addition, the Company's substantial new development activity has allowed it to vertically integrate its own sign fabrication ability so that new signs are fabricated and erected in-house. The Company usually provides its full range of production services to local advertisers and to advertisers that are not represented by advertising agencies, since national advertisers and advertisers represented by advertising agencies often use preprinted designs that require only installation. However, the Company's creative and production personnel frequently are involved in production activities even when advertisers are represented by agencies due to the development of new designs or adaptation of copy from other media for use on billboards. The Company's artists also assist in the development of marketing presentations, demonstrations and strategies to attract new advertisers.

    With the increased use of vinyl and pre-printed advertising copy furnished to the outdoor advertising company by the advertiser or its agency, outdoor advertising companies are becoming less responsible for labor-intensive production work since vinyl and pre-printed copy can be installed quickly. The vinyl sheets are reusable, thereby reducing the Company's production costs, and are easily transportable. Due to the geographic proximity of the Company's principal markets and the transportability of vinyl sheets, the Company can shift materials among markets to promote efficiency. The Company believes that this trend over time will reduce operating expenses associated with production activities.

COMPETITION

    The Company competes in each of its markets with other outdoor advertisers as well as other media, including broadcast and cable television, radio, print media and direct mail marketers. In addition, the Company also competes with a wide variety of "out-of-home" media, including advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. Advertisers compare relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, outdoor advertising relies on its low cost-per-thousand-impressions and its ability to repetitively reach a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

    The outdoor advertising industry is highly fragmented, consisting of several large outdoor advertising and media companies with operations in multiple markets as well as smaller and local companies operating a limited number of structures in single or a few local markets. Although some consolidation has occurred over the past few years, according to the OAAA there are approximately 1,000 companies in the outdoor advertising industry operating approximately 396,000 billboard displays. In several of its markets, the Company encounters direct competition from other major outdoor media companies, including Outdoor Systems, Inc., Eller Media, Inc. (formerly Patrick Media Group) and 3M National Advertising Co. (a division of Minnesota Mining and Manufacturing Company), each of which has a larger national network and greater total resources than the Company. The Company believes that its emphasis on local advertisers and its position as a major provider of advertising services in each of its markets and in the midwest enable it to compete effectively with the other outdoor media operators, as well as other media, both within those markets and in the midwest region. The Company also competes with other outdoor advertising companies for sites on which to build new structures. See "Risk Factors -- Competition."

GOVERNMENT REGULATION

    The outdoor advertising industry is subject to governmental regulation at the federal, state and local level. Federal law, principally the Highway Beautification Act of 1965, encourages states, by the threat of withholding federal appropriations for the construction and improvement of highways within such states, to implement legislation to restrict billboards located within 660 feet of, or visible from, interstate and primary highways except in commercial or industrial areas. All of the states have implemented regulations at least as restrictive as the Highway Beautification Act, including the prohibition on the construction of new billboards adjacent to federally-aided highways and the removal at the owner's expense and without any compensation of any illegal signs on such highways. The Highway Beautification Act, and the various state statutes implementing it, require the payment of just compensation whenever governmental authorities require legally erected and maintained billboards to be removed from federally-aided highways.

    The states and local jurisdictions have, in some cases, passed additional and more restrictive regulations on the construction, repair, upgrading, height, size and location of, and, in some instances, content of advertising copy being displayed on outdoor advertising structures adjacent to federally-aided highways and other thoroughfares. Such regulations, often in the form of municipal building, sign or zoning ordinances, specify minimum standards for the height, size and location of billboards. In some cases, the construction of new billboards or relocation of existing billboards is prohibited. Some jurisdictions also have restricted the ability to enlarge or upgrade existing billboards, such as converting from wood to steel or from non-illuminated to illuminated structures. From time to time governmental authorities order the removal of billboards by the exercise of eminent domain. Thus far, the Company has been able to obtain satisfactory compensation for any of its structures removed at the direction of governmental authorities, although there is no assurance that it will be able to continue to do so in the future.

    In recent years, there have been movements to restrict billboard advertising of certain products, including tobacco and alcohol. No bills have become law at the federal level except those requiring health hazard warnings similar to those on cigarette packages and print advertisements. It is uncertain whether additional legislation of this type will be enacted on the national level or in any of the Company's markets.

    In August 1996, the U.S. Food and Drug Administration issued final regulations governing certain marketing practices in the tobacco industry. Among other things, the regulations prohibit tobacco product billboard advertisements within 1,000 feet of schools and playgrounds and require that tobacco product advertisements on billboards be in black and white and contain only text. In addition, one major tobacco manufacturer recently proposed federal legislation banning 8-sheet billboard advertising and transit advertising of tobacco products. A reduction in billboard advertising by the tobacco industry could cause an immediate reduction in the Company's direct revenue from such advertisers and would simultaneously increase the available space on the existing inventory of billboards in the outdoor advertising industry. See "Business--Customers" and "Risk Factors--Tobacco Industry Regulations."

    Amortization of billboards has also been adopted in varying forms in certain jurisdictions. Amortization permits the billboard owner to operate its billboard as a non-conforming use for a specified period of time until it has recouped its investment, after which it must remove or otherwise conform its billboard to the applicable regulations at its own cost without any compensation. Amortization and other regulations requiring the removal of billboards without compensation have been subject to vigorous litigation in state and federal courts and cases have reached differing conclusions as to the constitutionality of these regulations. To date, regulations in the Company's markets have not materially adversely affected its operations, except in the Jacksonville market, where the Company has been subject to regulatory efforts and recently agreed to city ordinances to remove a number of faces. On March 22, 1995, following litigation over an ordinance and a municipal charter amendment, Naegele entered into an agreement with the City of Jacksonville to remove 711 billboard faces over a twenty year period starting January 1, 1995 and ending December 31, 2014. The resolution specifies the following removal schedule:

                                                                           30-SHEET      8-SHEET
CALENDAR YEARS                                               BULLETINS      POSTERS      POSTERS       TOTAL
---------------------------------------------------------  -------------  -----------  -----------     -----
1995-1998................................................           73           242          167          482
1999-2004................................................           23            87       --              110
2005-2014................................................           23            96       --              119
                                                                   ---           ---          ---          ---
                                                                   119           425          167          711
                                                                   ---           ---          ---          ---
                                                                   ---           ---          ---          ---

    Under the agreement, Naegele and the City of Jacksonville have agreed on the removal of 445 pre-selected faces, including 167 (100%) of its 8-sheet faces. Management of the Company has control over the selection and removal of an additional 155 faces. The remaining 111 faces to be removed will be selected by the Company from a pool of faces identified by the City. While the number of signs being taken down represents a large percentage of Naegele's plant in the Jacksonville market, the Company believes that Jacksonville has been overbuilt for a number of years, leading to low occupancy levels and low advertising rates. The removal of a number of marginally profitable boards is expected to put upward pressure on rates. Additionally, the removals are staggered over 20 years, with management having substantial input on which signs are removed and some rights of substitution and rebuilding of outdoor advertising structures in the Jacksonville market.

    On February 1, 1991, Naegele entered into a consent judgment to settle a complaint brought by the Minnesota Attorney General under Minnesota anti-trust laws pursuant to which Naegele and its successors are prohibited from purchasing outdoor advertising displays in the Minneapolis/St. Paul market from other operators of outdoor advertising displays until February 1, 2001. The consent judgment also prohibits the Company from enforcing certain covenants not to compete and from entering into property leases in excess of 15 years. The consent judgment does not affect the Company's ability to continue to develop and build new advertising displays in the Minneapolis/St. Paul market. Additionally, the Company can purchase displays from brokers or other non-operators.

    The outdoor advertising industry is heavily regulated and at various times and in various markets can be expected to be subject to varying degrees of regulatory pressure affecting the operation of advertising displays. Accordingly, although the Company's experience to date is that the regulatory environment has not adversely impacted the Company's business, other than in the newly acquired Jacksonville market, no assurance can be given that existing or future laws or regulations will not materially adversely affect the Company at some time in the future.

OUTDOOR ADVERTISING PROPERTIES; OFFICE AND PRODUCTION FACILITIES

    OUTDOOR ADVERTISING SITES. Giving effect to the Acquisitions, the Company owns or has permanent easements on approximately 337 parcels of real property that serve as the sites for its outdoor displays. The Company's remaining approximately 12,376 advertising display sites are leased or licensed.

    The Company's leases are for varying terms ranging from month-to-month or year-to-year to terms of ten years or longer, and many provide for renewal options. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. The Company believes that an important part of its management activity is to manage its lease portfolio and negotiate suitable lease renewals and extensions.

    OFFICE AND PRODUCTION FACILITIES. The Company's principal executive and administration offices are located in Chicago, Illinois in a 6,956-square foot space leased by the Company. In addition, after giving effect to the Acquisitions, the Company has an office and complete production and maintenance facility in each of Addison, Illinois (40,000 square feet); Orlando (20,500 square feet); Memphis (24,844 square feet); Chattanooga (14,580 square feet); Ocala (11,700 square feet); Myrtle Beach (14,792 square feet); Milwaukee (18,367 square feet); Indianapolis (23,648 square feet); Des Moines (15,320 square feet); Minneapolis/ St. Paul (82,547 square feet); Jacksonville (16,000 square feet); and Evansville (16,000 square feet) and a sales, real estate and administration office in Dallas (2,000 square feet). The Indianapolis, Addison, Orlando, Milwaukee, Jacksonville, Myrtle Beach, Chattanooga, Ocala and Evansville facilities are owned and all other facilities are leased. The Company considers its facilities to be well maintained and adequate for its current and reasonably anticipated future needs.

EMPLOYEES

    At June 30, 1996, the Company employed approximately 330 people, of whom approximately 59 were primarily engaged in sales and marketing, 209 were engaged in painting, bill posting and construction and maintenance of displays and the balance were employed in financial, administrative and similar capacities. The Milwaukee market has 15 employees who belong to a union and the Minneapolis/St. Paul market has 29 employees who belong to unions. The Company considers its relations with the unions and with its employees to be good.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The table below sets forth certain information with respect to the directors and executive officers of the Company.

                                                                                                            YEARS WITH THE
NAME                                AGE                               POSITION                                  COMPANY
-------------------------------     ---     -------------------------------------------------------------  -----------------
Daniel L. Simon*...............     45      Chief Executive Officer, President and Director                           23

Brian T. Clingen...............     36      Vice President, Chief Financial Officer and Director                       8

Paul G. Simon*.................     43      Vice President, Secretary and General Counsel                              6

Michael J. Roche...............     45      Director                                                                   2

Michael B. Goldberg............     49      Director                                                                  **

Frank K. Bynum, Jr.............     33      Director                                                                  **

------------------------

 * Daniel L. and Paul G. Simon are brothers.

** Became a director in 1996.

    Mr. Daniel Simon, a founder and a principal beneficial stockholder of the Company, has been the President of the Company since 1989 and a director since its formation. Mr. Simon has 23 years of experience in the outdoor advertising industry and serves on the executive and legislative committees of the Outdoor Advertising Association of America. Mr. Simon is a director of Parent.

    Mr. Clingen has served as Vice President and Chief Financial Officer of the Company since December 1987 and as a director since 1990. From 1983 to 1987, Mr. Clingen worked for Elmore Group ("Elmore"), a diversified property and service company, and served as Chief Financial Officer of an Elmore subsidiary. Mr. Clingen is a certified public accountant. Mr. Clingen is a director of Parent.

    Mr. Paul Simon has been Vice President and General Counsel of the Company since 1989 and has served as Secretary of the Company since July 1991. Mr. Simon was in the private practice of law in Illinois from 1978 to 1989, specializing in commercial litigation, general corporate matters, real estate and mergers and acquisitions. Mr. Simon represented the Company as outside counsel from 1981 to 1989.

    Mr. Roche has been National Marketing Manager (Licensed Businesses) for Sears, Roebuck and Co. since 1985. Prior thereto, he was an Assistant Marketing Manager from 1984 to 1985 and a National Sales Promotion Manager from 1980 to 1984 for Sears, Roebuck and Co. Mr. Roche has been a director of the Company since November 1993. Mr. Roche is a director of Parent.

    Mr. Goldberg has been a director of the Company since April 5, 1996. Mr. Goldberg has been a Managing Director of Kelso & Company, L.P. since October 1991. Mr. Goldberg served as a Managing Director and jointly managed the merger and acquisitions department at The First Boston Corporation from 1989 to May 1991. Mr. Goldberg was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom from 1980 to 1989. Mr. Goldberg is a director of General Medical Corporation, Hosiery Corporation of America, Inc., United Refrigerated Services, Inc. and Parent.

    Mr. Bynum has been a director of the Company since July, 1996. Mr. Bynum has been a Vice President of Kelso & Company, L.P. since July 1991, and was an Associate of Kelso & Company, L.P. from October 1987 to July 1991. He is a director of Hosiery Corporation of America, Inc., IXL Holdings, Inc., United Refrigerated Services, Inc. and Parent.

    For their services as directors, the members of the Board of Directors who are not employees of the Company or affiliates of Kelso & Company, L.P. are paid an aggregate of $10,000 annually. All directors are reimbursed for reasonable expenses associated with their attendance at meetings of the respective Boards of Directors.

    Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

    On December 23, 1992, Kelso & Companies, Inc., the general partner of Kelso & Company, L.P., and its chief executive officer, without admitting or denying the findings contained therein, consented to an administrative order in respect of an inquiry by the Securities and Exchange Commission (the "Commission") relating to the 1990 acquisition of a portfolio company by an affiliate of Kelso & Companies, Inc. The order found that the tender offer filing by Kelso & Companies, Inc. in connection with the acquisition did not comply fully with the Commission's tender offer reporting requirements, and required Kelso & Companies, Inc. and its chief executive officer to comply with these requirements in the future.

    Pursuant to the Articles of Incorporation of the Company, the Board of Directors of the Company shall have the same members as the Board of Directors of Parent. Parent has an agreement with Kelso & Company, L.P. that permits Kelso & Company, L.P. to nominate two persons for the Board of Directors to be voted upon by the shareholders. Messrs. Goldberg and Bynum have been retained as directors of Parent as a result of such agreement. The agreement also provides that at least one of such nominees, if elected to the Board of Directors, will also serve on Parent's compensation committee. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding the compensation paid during 1993, 1994 and 1995 to the Company's Chief Executive Officer and each other executive officer whose total annual salary and bonus that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                            ANNUAL COMPENSATION
                                                                     ----------------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                                            YEAR       SALARY       BONUS     COMPENSATION (1)
-------------------------------------------------------------------  ---------  ----------  -----------  -----------------
Daniel L. Simon ...................................................       1995  $  224,379   $       0       $   1,000
  President and Chief Executive Officer                                   1994     249,250           0             500
                                                                          1993     187,439           0               0

Brian T. Clingen ..................................................       1995  $  145,128   $       0       $   1,000
  Chief Financial Officer and Vice President                              1994     145,852           0             500
                                                                          1993     122,742           0               0

Paul G. Simon .....................................................       1995  $  158,176   $       0       $   1,000
  Vice President, Secretary and General Counsel                           1994     158,968           0             500
                                                                          1993     167,125           0               0

------------------------

(1) Represents contributions made by the Company on behalf of the named executive officers to a 401(k) plan.

    The Company currently maintains two life insurance policies covering Daniel
L. Simon, each in the amount of $2.5 million. The Company is the sole beneficiary under each policy. Pursuant to a buy-sell agreement between the Company and Mr. Simon, the Company has agreed to use up to $3.5 million of the proceeds from these policies to purchase a portion of Mr. Simon's shares of Common Stock of the Company from his estate.

AUDIT COMMITTEE; COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors of Parent formed an Audit Committee in July 1996 which is responsible for reviewing Parent's accounting controls and recommending to the Board of Directors the engagement of Parent's outside auditors. The members of Parent's Audit Committee are Daniel L. Simon, Michael J. Roche and Frank K. Bynum. The Company has no Audit Committee.

    The Board of Directors of Parent formed a Compensation Committee in July 1996 which is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. The members of Parent's Compensation Committee are Daniel L. Simon, Brian T. Clingen and Michael B. Goldberg. Parent has agreed that a KIA V (as defined below) designee will be on the Compensation Committee so long as there is such a designee on the Board of Directors. The Company has no Compensation Committee.

                              CERTAIN TRANSACTIONS

    On April 5, 1996, Parent issued to Kelso Investment Associates V, L.P. ("KIA V") and Kelso Equity Partners V, L.P. ("KEP V") and certain individuals designated by Kelso & Company, L.P. (the "Kelso Designees") 186,500 shares of Class B Common Stock and 188,500 shares of Class C Common Stock (prior to a subsequent 16 for 1 stock split) in exchange for $30,000,000. At such time, Parent also agreed to pay a one-time fee of $1,250,000 in cash and an annual fee of $150,000 to Kelso & Company, L.P., an affiliate of KIA V and KEP V, for consulting and advisory services to Parent. Messrs. Goldberg and Bynum, directors of the Company, are Managing Director and Vice President, respectively, of Kelso & Company, L.P., limited partners of the general partner of KIA V and limited partners of KEP V.

    In July 1996, Parent entered into agreements with KIA V, KEP V and certain individual shareholders relating to certain rights of KIA V, KEP V and such individual shareholders as holders of Class B Common Stock and Class C Common Stock of Parent. Pursuant to such agreements, Parent agreed to reclassify the shares of Class B Common Stock and Class C Common Stock into a total of 6,000,000 shares of Common Stock, of which 2,500,000 were sold in the IPO. See "Principal Shareholders." Pursuant to such agreements, the annual consulting and advisory fee of $150,000 payable to Kelso & Company, L.P. was terminated but Kelso & Company, L.P.'s reimbursement of expenses and indemnification rights in connection therewith remained in effect. In connection with the IPO, Kelso & Company, L.P. received a one-time fee of $650,000. In addition, as a result of the reclassification, KIA V, KEP V and such individual shareholders have the same rights as holders of Parent's Common Stock. In connection with the reclassification, KIA V was granted the right to nominate two persons for seats on the Board of Directors of Parent and of the Company to be voted upon by the stockholders, with one of such directors, if elected, to be a member of the Compensation Committee. The Company's Articles of Incorporation provide that the members of its Board of Directors shall be identical to those of Parent's Board of Directors.

    As a component of its growth strategy, in July 1995, the Company entered into a consulting agreement with Urban Development, L.L.C. ("Urban") whereby Urban shall consult with, and develop new sign locations in the Milwaukee and Chicago markets for, the Company. Urban agreed to provide consulting services to the Company over a period of 10 years in consideration of $1,400,000 which was paid on such date. The managing member of Urban is Lawrence J. Simon, a former officer and director of the Company and the brother of Daniel L. Simon and Paul
G. Simon. Lawrence J. Simon resigned as a director and an executive vice president of the Company on October 4, 1995.

    In April 1996, the Company acquired four painted bulletin faces in Chicago from Paramount Outdoor, Inc. ("Paramount") in an asset purchase transaction. Messrs. Quas and Sauber are the owners of Paramount. In exchange for the four painted bulletin faces, the Company agreed to pay $500,000 in cash at the time of purchase, $1,400 monthly for the next 24 months and an additional $168,000 payable two years after such purchase date, provided, the gross revenues received by the Company from the purchased assets equal or exceed $333,600. In 1993, Paramount had purchased the Chicago sites (including the lease rights, permits and structures) from a joint venture between the Company and HMS, Inc., an unaffiliated entity, for $100,000, which the Company believes represented market price.

    All of the transactions described above were approved by the Company's independent outside director. The Company will not engage in transactions with its affiliates in the future unless the terms of such transactions are approved by a majority of its independent outside directors. In addition, the Existing Company Indenture and Existing Parent Indenture impose limitations on the Company's ability to engage in such transactions. See "Description of Indebtedness and Other Commitments."

                             PRINCIPAL STOCKHOLDERS

    Parent owns 100% of the issued and outstanding capital stock of the Company. The table below sets forth the number and percentage of outstanding shares of Parent's Common Stock that will be beneficially owned by (i) each director of the Company, (ii) each executive officer identified under "Management -- Executive Compensation," (iii) all directors and executive officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of Parent's Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                       BENEFICIAL OWNERSHIP OF
                                                                                                BENEFICIAL OWNERSHIP OF
                                                      COMMON STOCK PRIOR TO THE                  COMMON STOCK AFTER THE
                                                        COMMON STOCK OFFERING                    COMMON STOCK OFFERING
                                                     ----------------------------   SHARES    ----------------------------
                                                       NUMBER OF      PERCENT OF     BEING      NUMBER OF      PERCENT OF
NAME OF BENEFICIAL OWNER                                 SHARES         CLASS       OFFERED       SHARES         CLASS
---------------------------------------------------  --------------  ------------  ---------  --------------  ------------
Daniel L. Simon....................................    9,334,008(1)        45.1%     500,000    8,584,008(2)        33.4%
  321 North Clark Street
  Chicago, Illinois 60610

Brian T. Clingen...................................           --(3)       --         250,000           --(4)       --
  321 North Clark Street
  Chicago, Illinois 60610

Paul G. Simon......................................           --(5)       --          --               --(5)       --
  321 North Clark Street
  Chicago, Illinois 60610

Michael J. Roche...................................        2,000             --(6)    --            2,000             --(6)
  333 Beverly Road, E5-312A
  Hoffman Estates, Illinois 60179

Michael B. Goldberg(7).............................       55,460             --(6)    --           55,460             --(6)
  Director
  Kelso & Company
  320 Park Avenue, 24th Floor
  New York, New York 10022

Frank K. Bynum, Jr.(7).............................       30,688             --(6)    --           30,688             --(6)
  Director
  Kelso & Company
  320 Park Avenue, 24th Floor
  New York, New York 10022

Kelso Investment Associates V, L.P.(8)(9)..........    2,847,871           15.6       --        2,847,871           12.3

Kelso Equity Partners V, L.P.(8)(9)................      151,779             --(6)    --          151,779             --(6)

Joseph N. Schuchert(8)(10).........................    2,999,650           16.4       --        2,999,650           12.9

Frank T. Nickell(8)(10)............................    3,134,879           17.2       --        3,134,879           13.5

George E. Matelich(8)(10)..........................    3,063,293           16.8       --        3,063,293           13.2

Thomas R. Wall, IV(8)(10)..........................    3,080,072           16.9       --        3,080,072           13.3

All directors and executive officers as a group (6
  persons).........................................    9,422,156           45.5      750,000    8,672,156           33.7

------------------------

 (1) Daniel L. Simon's beneficial ownership includes 5,596,540 shares that he owns directly, 88,000 shares held by The Simon Family Limited Partnership, of which he is a general partner, 1,995,000 shares issuable to him upon exercise of the Management Warrants, 1,178,860 shares over which he has voting control pursuant to certain voting trust agreements with Brian T. Clingen and Paul G. Simon, and

    475,608 shares issuable to Brian T. Clingen and Paul G. Simon upon exercise of the Management Warrants over which Daniel L. Simon has voting control pursuant to certain voting trust agreements.

 (2) Daniel L. Simon's beneficial ownership includes 5,096,540 shares that he owns directly, 88,000 shares held by The Simon Family Limited Partnership of which he is a general partner, 1,995,000 shares issuable to him upon exercise of the Management Warrant, 928,860 shares over which he has voting control pursuant to certain voting trust agreement with Brian T. Clingen and Paul G. Simon, and 475,608 shares issuable to Brian T. Clingen and Paul G. Simon upon exercise of the Management Warrants over which Daniel L. Simon has voting control pursuant to certain voting trust agreement.

 (3) Brian T. Clingen owns 1,052,852 shares directly, 352,078 shares issuable to him upon exercise of the Management Warrants, and 125,008 shares held by The Clingen Family Limited Partnership of which he is a general partner, which represent 8.2% of the Common Stock. The voting rights for such shares have been granted to Daniel L. Simon pursuant to a voting trust agreement.

 (4) Brian T. Clingen owns 802,852 shares directly, 352,078 shares issuable to him upon exercise of the Management Warrants, and 125,008 shares held by The Clingen Family Limited Partnership of which he is a general partner, which represent 5.4% of the Common Stock. The voting rights for such shares have been granted to Daniel L. Simon pursuant to a voting trust agreement.

 (5) Paul G. Simon owns 1,000 shares directly and 123,530 shares issuable to him upon exercise of the Management Warrants which represent less than 1% of the Common Stock, the voting rights of which have been granted to Daniel L. Simon pursuant to a voting trust agreement.

 (6) Represents less than 1% of the Common Stock.

 (7) Messrs. Goldberg and Bynum may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIA V by virtue of their status as limited partners of the general partner of KIA V and as limited partners of KEP V. Messrs. Goldberg and Bynum disclaim beneficial ownership of such securities. Mr. Goldberg has been a director of Parent since April 1996 and Mr. Bynum became a director of Parent following consummation of the IPO.

 (8) The business address for such person(s) is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, New York 10022.

 (9) KIA V and KEP V due to their common control, could be deemed to beneficially own each others shares, but each disclaims such beneficial ownership.

(10) Messrs. Schuchert, Nickell, Matelich and Wall may be deemed to share beneficial ownership of shares of Common Stock owned of record by KIA V and KEP V, by virtue of their status as general partners of the general partner of KIA V and as general partners of KEP V. Mssrs. Schuchert, Nickell, Matelich and Wall share investment and voting power with respect to securities owned by KIA V and KEP V, but disclaim beneficial ownership of such securities.

                              DESCRIPTION OF NOTES


    Set forth below is a summary of certain provisions of the Notes. The Notes will be issued pursuant to an indenture (the "Indenture") to be dated as of
               , by and among the Company and United States Trust Company of New York, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.


GENERAL


    The Notes will be senior subordinated, unsecured, general obligations of the Company, limited in aggregate principal amount to $225 million. The Notes will be subordinate in right of payment to certain other debt obligations of the Company. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.


    The Notes will mature on                , 2006. The Notes will bear interest
at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or
provided for, payable semi-annually on           and           of each year,
commencing                , 1997, to the persons in whose names such Notes are
registered at the close of business on the           or           immediately
preceding such Interest Payment Date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

SUBORDINATION

    The Notes will be general, unsecured obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. On a pro forma basis, as of June 30, 1996, after giving effect to the Transactions, the Offerings and the application of the proceeds therefrom, the Company would have had outstanding an aggregate of approximately $123.3 million of Senior Debt.

    The Indenture provides that no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of Notes), or on account of the redemption provisions of the Notes, for cash or property (other than Junior Securities), (i) upon the maturity of any Senior Debt of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on Senior Debt of the Company when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

    Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (ii) written notice of such event of default given to the Company and the Trustee by the agent under the Credit Agreement or the representative of the holders of an aggregate of at least $10 million principal amount outstanding of any other Senior Debt (each, a "Senior Debt Representative") (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company which is an obligor under such Senior Debt on account of the principal of, premium, if any, or interest on the Notes (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company shall, unless a Payment Default exists, be required to pay all sums not paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes. Any number of Payment Notices may be given; PROVIDED, HOWEVER, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period.


    Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of the Company will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of principal of, premium, if any, and interest on the Notes (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Trustee at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

    No provision contained in the Indenture or the Notes will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

    As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors or the Company or a marshalling of assets or liabilities of the Company, holders of the Notes may receive ratably less than other creditors.

OPTIONAL REDEMPTION

    The Company will not have the right to redeem any Notes prior to
               , 2001 (other than out of the Net Cash Proceeds of a Public Equity Offering or an Equity Private Placement, as described in the next following paragraph). The Notes will be redeemable for cash at the option of the
Company, in whole or in part, at any time on or after                , 2001,
upon not less than 30 days nor more than 60 days notice to each holder of Notes, at the following redemption prices (expressed as percentages of the principal
amount) if redeemed during the 12-month period commencing           of the years
indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

YEAR                                                                               PERCENTAGE
---------------------------------------------------------------------------------  -----------
2001.............................................................................           %
2002.............................................................................           %
2003.............................................................................           %
2004 and thereafter..............................................................    100.000%

    Until                , 1999, upon any Public Equity Offering or Equity
Private Placement, in each case resulting in Net Cash Proceeds of $100 million or more which are then contributed in full to the Company, up to $70 million aggregate principal amount of the Notes may be redeemed at the option of the Company within 120 days of such Public Equity Offering or Equity Private Placement, on not less than 30 days, but not more than 60 days, notice to each holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such
Public Equity Offering or Equity Private Placement, at    % of principal,
(subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following such redemption not less than $130 million aggregate principal amount of the Notes are outstanding.

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes will not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture will provide that in the event that a Change of Control has occurred, each holder of Notes will have the right, at such holder's option, pursuant to an offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such holder's Notes (PROVIDED, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the

"Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with accrued interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    If the terms of any outstanding Senior Debt prohibit the Company from repurchasing Notes in accordance with the terms of this covenant, then prior to the making of the offer, but in any event within 10 Business Days following any Change of Control, the Company covenants to (i) repay in full such Senior Debt or offer to repay in full such Senior Debt and repay such Senior Debt of each holder thereof who has accepted such offer or (ii) obtain the requisite consent under such Senior Debt to permit the repurchase of Notes in accordance with the terms of this covenant. The Company shall first comply with the preceding sentence before it shall be required to repurchase Notes pursuant to this covenant.

    As used herein, a "Change of Control" means (i) any merger or consolidation of the Company or the Parent with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company or the Parent, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Parent in the case of the Company or a Permitted Holder or Holders, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Parent in the case of the Company or a Permitted Holder or Holders, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company or the Parent, as the case may be, then outstanding normally entitled to vote in elections of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company or the Parent (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company or the Parent, as the case may be, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent, as the case may be, then in office.

    On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and (iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company and the Parent, and, thus, the removal of incumbent management.

    The phrase "all or substantially all" of the assets of the Company or the Parent will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company or the Parent has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL
     STOCK

    The Indenture will provide that, except as set forth below in this covenant, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness). Notwithstanding the foregoing:

        (a) if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and
    (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Leverage Ratio of the Company as of the end of the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Leverage Ratio, the use of proceeds thereof, would not exceed 6.5 to 1 from the Issue Date to and including the third anniversary of the Issue Date,
    6.25 to 1 from the third anniversary of the Issue Date to and including the fifth anniversary thereof, and 6.0 to 1 thereafter (each a "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock;

        (b) the Company and the Subsidiaries may incur Indebtedness evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

        (c) the Company and the Subsidiaries may incur Purchase Money Indebtedness (including any Indebtedness issued to refinance, replace or refund such Indebtedness) on or after the Issue Date, PROVIDED, that (i) the aggregate amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (c) shall not exceed $10 million, and (ii) in each case, such Indebtedness shall not constitute more than 100% of the cost (determined in accordance with GAAP) to the Company or such Subsidiary, as applicable, of the property so purchased or leased;

        (d) the Company and the Subsidiaries, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clauses (a), (b) and (c) of this covenant or which is outstanding on the Issue Date so long as, in the case of Refinancing Indebtedness which is not Senior Debt, such Refinancing Indebtedness is secured only by the assets that secured the Indebtedness so refinanced;

        (e) the Company and the Subsidiaries may incur Permitted Indebtedness;

        (f) Indebtedness incurred pursuant to the Credit Agreement up to an aggregate amount outstanding (including any Indebtedness issued to refinance, refund or replace such Indebtedness) at any time not to exceed $300 million minus the amount of any such Indebtedness retired with Net Cash Proceeds from any Asset Sale and plus any such Indebtedness constituting Interest Swap and Hedging Obligations;

        (g) other Indebtedness of the Company or its Subsidiaries not to exceed $25 million at any time outstanding, of which only $10 million may be incurred by the Subsidiaries.

    Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other person as a

Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been Incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable. For purposes of determining amounts of Indebtedness under this covenant, (i) Indebtedness resulting from security interests granted with respect to Indebtedness otherwise included in the determination of Indebtedness, and guarantees (and security interests with respect thereof) of, or obligations with respect to letters of credit supporting, Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness, (ii) any Liens permitted hereunder supporting Indebtedness otherwise included in the determination of Indebtedness shall not be included in the determination of Indebtedness and (iii) Indebtedness permitted under this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by reference to one such provision and in part by reference to one or more other provisions of this covenant. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company in its sole discretion shall classify such item of Indebtedness and shall only be required to include the amount and type of Indebtedness in one of such categories.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) Consolidated EBITDA of the Company and its Consolidated Subsidiaries for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated EBITDA for such period is a deficit, then minus 100% of such deficit), minus (b) 1.5 times the Consolidated Fixed Charges over such period, plus (c) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock or Indebtedness to the extent subsequently converted into Qualified Capital Stock (other than (i) to a Subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange) or the fair market value (as determined by the Board of Directors reasonably and in good faith) of securities of the Parent issued in connection with an acquisition by the Company or any of its Subsidiaries, in each case after the Issue Date, plus (d) the net reductions in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or from designations of Unrestricted Subsidiaries as Subsidiaries, valued in each case as provided in the definition of "Investment", not to exceed the amount of Investments previously made by the Company and its Subsidiaries in such Person, plus (e) $15 million.

    The preceding paragraph, however, will not prohibit (w) payments made in accordance with the "Use of Proceeds", (x) repurchases of Capital Stock out of the proceeds of any "key man" life insurance policies on Daniel L. Simon existing on the Issue Date and described in this Prospectus and additional repurchases of Capital Stock from employees of the Company or its Subsidiaries upon the death, disability or termination of employment in an aggregate amount to all employees not to exceed $1 million per year or $2 million in the aggregate on and after the Issue Date, (y) a Qualified Exchange, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (x) and (z) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of

Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law, (c) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any person, other than the person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (d) any such restriction or requirement imposed by Indebtedness incurred under paragraph (f) of the covenant "Limitation of Incurrence of Additional Indebtedness and Disqualified Capital Stock," (e) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or of any assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary, (f) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and (g) in connection with and pursuant to permitted Refinancing Indebtedness, replacements of restrictions imposed pursuant to clause (a) or (f) of this paragraph that are not more restrictive than those being replaced and do not apply to any other person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATIONS ON LAYERING INDEBTEDNESS

    The Indenture will provide that the Company will not, directly or indirectly, incur, or suffer to exist any Indebtedness that is expressly subordinate in right of payment to any other Indebtedness of the Company unless, by its terms, such Indebtedness is subordinate in right of payment to, or ranks PARI PASSU with, the Notes.

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any Indebtedness of the Company other than Senior Debt of the Company, unless the Company provides, and causes its Subsidiaries to provide, concurrently or immediately thereafter, that the Notes are equally and ratably so secured so long as such Lien exists, PROVIDED that, if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including by merger or consolidation (other than a merger or consolidation of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company (an "Asset Sale"), unless (l)(a) within 210 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied to the optional redemption of the Notes in accordance with the terms of the Indenture or to the repurchase of Notes pursuant to a cash offer (the "Asset Sale Offer") to repurchase Notes at a purchase price (the "Asset Sale Offer Price") of 100% of principal amount, plus accrued interest to the date of payment, made within 180 days of such Asset Sale or (b) within 180 days following such Asset Sale, the Asset Sale Offer Amount is (i) invested (or committed to be invested, and in fact is so invested, within an additional 90 days) in assets and property other than notes, bonds, obligation and securities (except in connection with the acquisition of a wholly owned Subsidiary) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary immediately following such transaction or (ii) used to permanently reduce Senior Debt (PROVIDED that in the case of a revolver or similar arrangement that makes credit available, such commitment is also permanently reduced by such amount),
(2) at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of Cash, Cash Equivalents or Permitted Investments, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indenture will provide that an acquisition of Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in (l) in the preceding paragraph (the "Excess Proceeds") exceeds $15 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount plus an amount equal to accrued interest to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of (2) in the preceding paragraph, total consideration received means the total consideration received for such Asset Sales minus the amount of (a) Senior Debt assumed by a transferee and (b) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents.

    Notwithstanding the foregoing provisions of the prior paragraph:

        (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business;

        (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

       (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

        (iv) the Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its wholly owned Subsidiaries; and

        (v) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets (in addition to those transactions described in clauses (i) through (iv) above) with an aggregate fair market value of $5 million in any fiscal year.

    All Net Cash Proceeds from an Event of Loss shall be invested, used for prepayment of Senior Debt, or used to repurchase Notes, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this covenant.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture will provide that neither the Company nor any of its Subsidiaries will be permitted after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction (other than guarantees of the Credit Agreement by the Company's Subsidiaries) with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions, (i) unless it is determined that the terms of such Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate and, (ii) if involving consideration to either party in excess of $1 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction (or Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $10 million, unless in addition the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation.

    The foregoing limitation shall not apply to (i) any transaction between the Company and any of its Subsidiaries or between Subsidiaries, (ii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company and any employment agreement entered into by the Company or any Subsidiary in the ordinary course of business and (iii) any tax sharing arrangement between the Company and Parent.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION


    The Indenture will provide that the Company will not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a PRO FORMA basis to such transaction; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the consolidated resulting, surviving or transferee entity is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; and (iv) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."


    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture will prohibit the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.


    LIMITATION ON LINES OF BUSINESS



    The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.


    PAYMENTS FOR CONSENT

    Neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

REPORTS

    The Indenture will provide that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, and deliver to the Trustee and to each Holder within 15 days after it has filed such with the Commission (if the Commission will accept such filing), annual, quarterly and other reports required by
Section 13 or 15(d) of the Exchange Act.

EVENTS OF DEFAULT AND REMEDIES


    The Indenture will define an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,
(ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding (PROVIDED, HOWEVER, that the grace period after notice for an Event of Default arising as a result of the Company's inability to repay Senior Debt in full, or to obtain requisite consents from holders of Senior Debt to repurchase Notes, following a Change of Control, or to make a Change of Control Offer, as described in " -- Repurchase of Notes at the Option of Holders Upon a Change of Control", shall be five days), (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Significant Subsidiaries, (v) a default in the payment of principal on any issue of Indebtedness of the Company or any of its Subsidiaries at final stated maturity or any acceleration for any other reason of the stated maturity of any Indebtedness of the Company or any of its Subsidiaries in each case with an aggregate principal amount in excess of $10 million and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $10 million, at any one time rendered against the Company or any of its Subsidiaries and either (a) the commencement by any creditor of any enforcement proceeding upon any such judgment or order or (b) such judgment or order is not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company only) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest thereon to be due and payable immediately; PROVIDED, HOWEVER, that if any Senior Debt is outstanding pursuant to the Credit Agreement, upon a declaration of such acceleration, such principal and interest shall be due and payable upon the earlier of (x) the third Business Day after the sending to the Company and the Senior Debt Representatives of such written notice, unless such Event of Default is cured or waived prior to such date and (y) the date of acceleration of any Senior Debt under the Credit Agreement. If an Event of Default specified in clause (iv), above, relating to the Company only occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration, have been cured or waived.


    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE


    The Indenture will provide that the Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture shall cease to be of further effect as to all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.


    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

    If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

    The Indenture will contain provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture will provide that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director, except to the extent such person is an Issuer.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any person existing at the time such person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries.

    "ACQUISITION" means the purchase or other acquisition of any person or substantially all the assets of any person by any other person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED, THAT, with respect to ownership interest in the Company and its Subsidiaries a Beneficial Owner of 10 % or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER" for purposes of the definition of Change of Control has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CAPITALIZED LEASE OBLIGATION" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person, as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "CASH EQUIVALENT" means (a)(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit issued by any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition or (b) shares of money market mutual funds or similar funds having assets in excess of $500,000,000.

    "CONSOLIDATED EBITDA" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) consolidated income tax expense,
(ii) consolidated depreciation and amortization expense, PROVIDED that consolidated depreciation and amortization of a Subsidiary that is a less than wholly owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary and only to the extent that dividends in excess of such Person's PRO RATA share of net income are paid, and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

    "CONSOLIDATED FIXED CHARGES" of any person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such person and its Consolidated Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and
(b) the amount of dividends accrued or payable (or guaranteed) by such person or any of its Consolidated Subsidiaries in respect of preferred stock (other than by Subsidiaries of such person to such person or such person's wholly owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such person or a Subsidiary of such person of an obligation of another person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED LEVERAGE RATIO" of any person on any date of determination (the "Transaction Date") means the ratio, on a PRO FORMA basis after giving effect to the application of any proceeds of Indebtedness, of (a) Indebtedness as of the end of the Reference Period to (b) the aggregate amount of Consolidated EBITDA of such person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; PROVIDED, that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period and (ii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the last day of the Reference Period.

    "CONSOLIDATED NET INCOME" means, with respect to any person for any period, the net income (or loss) of such person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains or losses which are either extraordinary, unusual (as determined in accordance with GAAP) or are nonrecurring (including any gain from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock or losses in connection with the Transactions), (b) the net income, if positive, of any person, other than a wholly owned Consolidated Subsidiary, in which such person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such person or a wholly owned Consolidated Subsidiary of such person during such period, but in any case not in excess of such person's PRO RATA share of such person's net income for such period and (c) the net income, if positive, of any of such person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, or governmental regulation applicable to such Consolidated Subsidiary.

    "CONSOLIDATED NET WORTH" of any person at any date means the aggregate consolidated stockholders' equity of such person (plus amounts of equity attributable to preferred stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such person and its Consolidated Subsidiaries, (b) all upward revaluations and other write-ups in the book value of any asset of such person or a Consolidated Subsidiary of such person subsequent to the Issue Date, and (c) all investments in Subsidiaries that are not Consolidated Subsidiaries and in persons that are not Subsidiaries.

    "CONSOLIDATED SUBSIDIARY" means, for any person, each Subsidiary of such person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such person in accordance with GAAP.


    "CREDIT AGREEMENT" means the credit agreement dated October 8, 1996 by and among the Company, certain of its subsidiaries, certain financial institutions and Bankers Trust Company, as agent, providing for (A) an aggregate $75 million term loan facility, and (B) an aggregate $225 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any agreement (i) extending the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, PROVIDED that on the date such Indebtedness is incurred it would not be prohibited by clause (f) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (iv) otherwise altering the terms and conditions thereof in a manner not expressly prohibited by the terms hereof.


    "DISQUALIFIED CAPITAL STOCK" means (a) except as set forth in (b), with respect to any person, an Equity Interest of such person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "EQUITY INTEREST" of any Person means any shares, interests, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person. Convertible or exchangeable Indebtedness shall not be deemed to be an Equity Interest for purposes of clause (b) of the definition of Restricted Payments to the extent acquired at any time the conversion or exchange feature is not "in-the-money".

    "EQUITY PRIVATE PLACEMENT" means any sale by the Parent of its Capital Stock (other than Disqualified Capital Stock) not requiring registration under the Securities Act.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "INDEBTEDNESS" of any person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, (except for balances incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors and except for balances due and actually paid within six months of the date property is delivered or services are rendered or, if not actually paid within six months, being contested in good faith), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) under any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such person; (d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or (c), or this clause (d), whether or not between or among the same parties, and (e) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock. For purposes hereof, the amount of any Indebtedness issued with original issue discount shall be the original purchase price plus accreted interest, PROVIDED, HOWEVER, that such accretion shall not be deemed an incurrence of Indebtedness.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any person in any other person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other person or any agreement obligating a person to make any such acquisition; (b) the making by such person of any deposit (in excess of $5 million in any one transaction) with, or advance, loan or other extension of credit to, such other person (including the purchase of property from another person subject to an understanding or agreement, contingent or otherwise, obligating such Person to resell such property to such other person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other person; (d) the making of any capital contribution by such person to such other person, other than to the Company or a Subsidiary of the Company; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value at the time of such transfer.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "JUNIOR SECURITY" means any Qualified Capital Stock and any Indebtedness of the Company that is subordinated in right of payment to Senior Debt at least to the same extent as the Notes, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

    "NET CASH PROCEEDS" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Parent in the case of a Public Equity Offering or an Equity Private Placement and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company (to the extent not previously included in the calculation of Net Cash Proceeds) upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Public Equity Offering or Equity Private Placement, and, in the case of an Asset Sale only, less (i) the amount (estimated in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale, (ii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and (iii) appropriate amounts to be provided by the Company or any Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP.

    "OBLIGATION" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company under the terms of the Notes or the Indenture.

    "PERMITTED HOLDER" means Daniel L. Simon, Brian T. Clingen or Kelso & Company, L.P. or any of their respective affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934).

    "PERMITTED INDEBTEDNESS" means the Indebtedness of the Company to any wholly owned Subsidiary, and Indebtedness of any wholly owned Subsidiary to any other wholly owned Subsidiary or to the Company; PROVIDED, that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes such Subsidiary to no longer be a wholly owned Subsidiary shall be an Incurrence Date.

    "PERMITTED INVESTMENT" means (a) Investments in any of the Notes; (b) Cash Equivalents; (c) Permitted Indebtedness; (d) Investments in Persons who, after such Investments, will become Subsidiaries of the Company; (e) other Investments not to exceed $25 million in aggregate at any time outstanding; and (f) Investments in any property or assets to be used in a business in which the Company was engaged on the date of the Indenture.

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Notes; (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets; (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under clause (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided such Liens relate to the property which is subject to such Purchase Money Indebtedness; (k) leases or subleases granted to other persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; and (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness provided that the Indebtedness secured is not increased and the lien is not extended to any additional assets or property.

    "PUBLIC EQUITY OFFERING" means an underwritten offering of Common Stock of the Parent pursuant to an effective registration statement under the Securities Act.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness of such person to any seller or other person incurred to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred substantially concurrently with such acquisition and is secured only by the assets so financed.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness of the Company issued on or after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness issued on or after the Issue Date.

    "REFERENCE PERIOD" with regard to any person means the four full fiscal quarters (or such lesser period during which such person has been in existence) for which financial statements are available ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing, plus, in each case, premium and fees and expenses; PROVIDED, that (A) such Refinancing Indebtedness of any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

    "RESTRICTED PAYMENT" means, with respect to any person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such person or any parent of such person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such person or parent of such person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such person or Subsidiary of such person prior to the scheduled maturity, any scheduled or required repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Investment by such person, other than a Permitted Investment; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company, or to any of its wholly owned Subsidiaries, by the Company or any of its Subsidiaries.

    "SENIOR DEBT" of the Company means Indebtedness (including any monetary obligation in respect of the Credit Agreement, and interest, whether or not allowable, accruing on Indebtedness incurred pursuant to the Credit Agreement after the filing of a petition initiating any proceeding under any bankruptcy, insolvency or similar law) of the Company arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt or made senior in right of payment to the Notes; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness incurred in violation of the terms of the Indenture, (c) Indebtedness consisting of trade payables,
(d) Disqualified Capital Stock and (e) Capitalized Lease Obligations.

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    "SIGNIFICANT SUBSIDIARY" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

    "STATED MATURITY," when used with respect to any Note, means            ,
2006.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes in any respect or, for purposes of the definition of Restricted Payments only, has a stated maturity on or after the Stated Maturity.

    "SUBSIDIARY," with respect to any person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such person, by such person and one or more Subsidiaries of such person or by one or more Subsidiaries of such person, (ii) any other person (other than a corporation or partnership) in which such person, one or more Subsidiaries of such person, or such person and one or more Subsidiaries of such person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such person or a Subsidiary of such person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; PROVIDED, that
(i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business and (ii) neither immediately prior thereto nor after giving pro forma effect to such designation would there exist a Default or Event of Default. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, PROVIDED, that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a PRO FORMA basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in paragraph (a) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "WHOLLY OWNED SUBSIDIARY" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more wholly owned Subsidiaries of the Company.

               DESCRIPTION OF INDEBTEDNESS AND OTHER COMMITMENTS

    The following is a description of the principal agreements which will govern the Company following the consummation of the Transactions. The following summaries are qualified in their entirety by reference to the agreement to which such summary relates. See "Available Information." Defined terms used below and not defined have the meanings set forth in the respective agreements.

THE EXISTING COMPANY NOTES

    On March 2, 1994, the Company issued $65 million aggregate principal amount of the Existing Company Notes pursuant to an indenture between the Company and the United States Trust Company of New York, as trustee (the "Existing Company Indenture"). The Existing Company Notes mature on November 15, 2003 and are senior unsecured obligations of the Company ranking on a parity with all existing and future indebtedness of the Company that is not expressly subordinated to the Existing Company Notes.

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    INTEREST.  The Existing Company Notes bear interest at the rate of 11% per annum.

    SECURITY.  The obligations under the Existing Company Notes are not secured.

    REDEMPTION. The Existing Company Notes may be redeemed at the option of the Company commencing November 15, 1998 in whole or in part, at any time and from time to time, at the redemption prices (expressed as a percentage of principal amount) set forth in the Existing Company Indenture.

    COVENANTS. The Existing Company Indenture restricts the Company and its subsidiaries from, among other things: (i) incurring indebtedness and allowing subsidiaries to issue preferred stock; (ii) incurring liens or guaranteeing obligations except for certain permitted liens with certain exceptions; (iii) entering into mergers or consolidations; (iv) selling or otherwise disposing of property, business or assets; (v) with certain exceptions, making loans or investments; (vi) making optional payments or prepayments of indebtedness; (vii) entering into transactions with affiliates; (viii) with certain exceptions, entering into agreements prohibiting or limiting the ability of the Company or its subsidiaries to create liens upon its property, assets or revenues in favor of the holders of the Existing Company Notes or pay dividends or indebtedness to the Company or its subsidiaries; and (ix) engaging in any businesses other than the business of outdoor advertising.

    THE COMPANY DEBT TENDER OFFER. Pursuant to the Company Debt Tender Offer, the Company intends to solicit consents to modify or eliminate certain of the above-described covenants.

    CHANGE IN CONTROL. Upon a "change of control" (as defined in the Existing Company Indenture), each holder of the Existing Company Notes may require the Company to repurchase all or a portion of such holder's Existing Company Notes at a purchase price equal to 101% of their accreted value on the date of purchase.

THE EXISTING PARENT NOTES

    On June 23, 1994, Parent issued $50 million aggregate principal amount of the Existing Parent Notes and 50,000 Warrants to purchase 1,000,000 shares of Common Stock pursuant to an indenture (the "Existing Parent Indenture") between Parent and the United States Trust Company of New York, as trustee. The Existing Parent Notes mature on July 1, 2004 and are senior secured obligations of Parent secured by a pledge of all of the common stock of the Company issued to the Parent. The Existing Parent Notes rank on a parity in right of payment with all existing and future indebtedness of Parent that is not expressly subordinated to the Existing Parent Notes.

    INTEREST. The Existing Parent Notes were offered at a substantial discount from their principal amount. From the date of issuance, the Existing Parent Notes accrete at the rate of 14% per annum although no cash interest will accrue until July 1, 1999. The first interest payment date will be January 1, 2000.

    SECURITY. The obligations under the Existing Parent Notes are secured by a pledge of all of the issued and outstanding shares of common stock of the Company.

    REDEMPTION. The Existing Parent Notes may be redeemed at the option of Parent, in whole or in part, at any time and from time to time, at the redemption prices (expressed as a percentage of principal amount) set forth in the Existing Parent Indenture.

    COVENANTS. The Existing Parent Indenture restricts Parent and its subsidiaries from, among other things: (i) incurring indebtedness and allowing subsidiaries to issue preferred stock; (ii) incurring liens or guaranteeing obligations except for certain permitted liens with certain exceptions; (iii) entering into mergers or consolidations; (iv) selling or otherwise disposing of property, business or assets; (v) with certain exceptions, making loans or investments; (vi) making optional payments or prepayments of indebtedness; (vii) entering into transactions with affiliates; (viii) with certain exceptions, entering into agreements prohibiting or limiting the ability of Parent to create liens upon its property, assets or revenues in favor of the Existing Parent Notes or pay dividends or indebtedness to Parent; and (ix) engaging in any businesses other than ownership of the capital stock of the Company and, with respect to the Company and its subsidiaries, the business of outdoor advertising.

    THE PARENT DEBT TENDER OFFER. Pursuant to the Parent Debt Tender Offer, Parent intends to solicit consents to modify or eliminate certain of the above-described covenants.

    CHANGE IN CONTROL. Upon a "change of control" (as defined in the Existing Parent Indenture), each holder of the Existing Parent Notes may require Parent to repurchase all or a portion of such holder's Existing Parent Notes at a purchase price equal to 101% of their accreted value on the date of purchase.

NEW CREDIT FACILITY


    On October 8, 1996, the Company entered into the New Credit Facility, the terms and conditions of which are as set forth below:


    REVOLVING CREDIT FACILITY

    COMMITMENT; INTEREST. The Revolving Credit Facility is a revolving line of credit facility providing for borrowings of up to $12.5 million that may be used for general corporate purposes including working capital requirements. Borrowings under the Revolving Credit Facility may be in the form of eurodollar loans or announced base rate loans as determined by the Company. The Company may prepay borrowings under the Revolving Credit Facility, and may reborrow (up to the amount of the commitment then in effect) any amounts that are repaid or prepaid.


    TERMINATION OF COMMITMENT. The initial commitment of $12.5 million terminates on September 30, 2004, unless extended, or upon the occurrence of a "change of control" (as defined in the Credit Agreements). On each of these dates, the Company is required to repay borrowings (together with fees and interest accrued thereon and any additional amounts owing under the Revolving Credit Facility) in excess of the commitment as reduced.


    SECURITY. The Company's obligations under the Revolving Credit Facility are secured by first priority liens (subject to certain permitted encumbrances) on substantially all of the assets of the Company. In addition, management of Parent will pledge its Common Stock to the banks as security for the Company's obligations until such time as the banks receive a pledge of the stock of the Company after the Existing Parent Notes are repurchased in full.


    COVENANTS. The Revolving Credit Facility restricts the Company and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation, mergers, sales or purchases of assets; (iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of the Company or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Revolving Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of the Company or declaring or paying dividends on the capital stock of the Company; and (ix) except as to certain transactions that comply with the terms of the Revolving Credit Agreement, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of the lenders unless such acquisitions do not exceed $50,000,000 in the aggregate or the Holdings Leverage Ratio (as defined in the Credit Agreements) is less than 5.50 to 1.0. In addition, the Revolving Credit Facility also requires the Company to maintain certain levels of Operating Cash Flow and interest expense coverage, and limits the Company's capital expenditures to $10 million each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased annually to 105% of the maximum amount for the immediately preceding twelve-month period.

    CHANGE OF CONTROL. A change of control (as defined in the Credit Agreements) of the Company constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Revolving Credit Facility.

ACQUISITION CREDIT FACILITY


    COMMITMENT; INTEREST. The Acquisition Credit Facility consists of an acquisition credit line in the amount of $287.5 million pursuant to which $75 million is available under a term loan facility available on the closing date and $212.5 million which is available under a revolving/term loan facility. The Company drew an amount equal to approximately $285 million to finance the POA Acquisition and for other corporate purposes. The $212.5 million revolving/term loan facility may be reborrowed from time to time; the $75 million term loan may not be reborrowed. Borrowings under the Acquisition Credit Facility may be in the form of eurodollar loans or announced base rate loans as determined by the Company. See "Use of Proceeds."



    TERMINATION OF COMMITMENT. Upon the failure of certain events to occur prior to October 1997, a total of $100 million under the $212.5 million revolving/term loan may be converted to a term facility which may not be reborrowed. The $212.5 million revolving/term loan matures on September 30, 2003 and the $75 million term loan matures on September 30, 2004, or upon the occurrence of a "change of control" (as defined in the Credit Agreements). The availability under the $212.5 million revolving/term loan terminates in September, 1999.



    SECURITY. The Company's obligations under the Acquisition Credit Facility are secured by first priority liens (subject to certain permitted encumbrances) on substantially all of the assets of the Company. In addition, management of Parent will pledge its Common Stock of Parent to the banks as security for the Company's obligations until such time as the banks receive a pledge of the stock of the Company and its subsidiaries after the Existing Parent Notes are repaid in full.



    COVENANTS. Except to the extent any of such covenants conflict with the terms of the Existing Company Notes or the Existing Parent Notes, the Acquisition Credit Facility restricts the Company and its subsidiaries from, among other things: (i) changes in business; (ii) with certain exceptions, consolidation, mergers, sales or purchases of assets; (iii) with certain exceptions, incurring, creating, assuming or suffering to exist any liens or encumbrances upon property of the Company or assigning any right to receive income; (iv) with certain exceptions, creating, incurring, assuming or suffering to exist any indebtedness; (v) making investments or loans in any other person or entity or acquiring or establishing any subsidiaries except for investments and subsidiaries permitted under the Acquisition Credit Facility; (vi) selling, assigning or otherwise encumbering or disposing of the capital stock or other securities of any subsidiary; (vii) making any optional or voluntary prepayments on indebtedness; (viii) with certain exceptions, redeeming, retiring or purchasing capital stock of the Company or declaring or paying dividends on the capital stock of the Company; and (ix) except as to certain transactions that comply with the terms of the Acquisition Credit Agreement, entering into transactions with affiliates. With respect to additional acquisitions, such additional acquisitions require the consent of the lenders unless such acquisitions do not exceed $50,000,000 in the aggregate or the Holdings Leverage Ratio (as defined in the Credit Agreements) is less than 5.50 to 1.0. In addition, the Acquisition Credit Facility also requires the Company to maintain certain levels of Operating Cash Flow and interest expense coverage, and limits the Company's capital expenditures to $10 million in each fiscal year (in addition to additional permitted expenditures not in excess of the "basket" amount set forth therein), which amount is increased to 105% of the maximum amount for the immediately preceding twelve-month period.


    CHANGE OF CONTROL. A "change of control" (as defined in the Credit Agreements) of the Company constitutes an event of default permitting the lenders to accelerate indebtedness under and terminate the Acquisition Credit Facility.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to pruchase, the principal amount of the Notes set forth opposite its name below. The Underwriters have agreed to purchase all the Notes if any are purchased.

                                                                                                      PRINCIPAL
                                                                                                      AMOUNT OF
             UNDERWRITER                                                                                NOTES
                                                                                                    --------------
Bear, Stearns & Co. Inc...........................................................................  $
BT Securities Corporation.........................................................................
                                                                                                    --------------
  Total...........................................................................................  $  200,000,000
                                                                                                    --------------
                                                                                                    --------------

    The Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a
concession not in excess of    % of the principal amount of the Notes. The
Underwriters may allow, and such dealers may reallow, a discount not in excess
of    % of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and reallowance may be changed by the Underwriters.


    The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $25,000,000 aggregate principal amount of the Notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the aggregate principal amount of the Notes to be purchased by it shown in the above table bears to $250,000,000, and the Company will be obligated, pursuant to the option, to sell such Notes to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Notes offered hereby. If purchased, the Underwriters will offer such additional Notes on the same terms as those on which the $200,000,000 aggregate principal amount of the Notes are being offered.


    There is no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to arrange for their quotation on the Nasdaq National Market. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes after the consummation of the Offering, although they are under no obligation to do so and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market prices and liquidity of the Notes may be adversely affected.

    Based on information provided by the Company, more than 10% of the net proceeds of the Offering will be used to repay a loan to Bankers Trust Company, an affiliate of BT Securities Corporation. The Offering therefore is being conducted in accordance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. Rule 2720 requires that the price to public of the Notes not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Bear, Stearns & Co. Inc. is assuming the responsibilities of acting as the qualified independent underwriter in pricing the Offering and conducting due diligence. In connection with the Offering, Bear, Stearns & Co. Inc. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The price to public of the Notes set forth on the cover page of this Prospectus is no higher than the price recommended by Bear, Stearns & Co. Inc.

    Bear, Stearns & Co. Inc has in the past provided and may continue to provide investment banking services to the Company and Kelso & Company, L.P. and its affiliates. Bankers Trust Company, an affiliate of BT Securities Corporation, is the administrative agent and a lender under the Company's New Credit Facility. See "Description of Indebtedness and Other Commitments -- New Credit Facility." BT Securities Corporation has, from time to time, provided investment banking services to the Company and Kelso & Company, L.P. and its affiliates.

    In connection with this Offering, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

                               VALIDITY OF NOTES

    The validity of the Notes will be passed upon for the Company by Winston & Strawn, Chicago, Illinois. Skadden, Arps, Slate, Meagher & Flom, New York, New York will pass on certain legal matters for the Underwriters in connection with this Offering. Skadden, Arps, Slate, Meagher & Flom has from time to time represented Kelso & Company, L.P. and KIA V and KEP V, including with respect to the purchase by KIA V and KEP V from Parent of Class B Common Stock and Class C Common Stock of the Parent in April 1996, and may continue to represent Kelso & Company, L.P., KIA V and KEP V. Skadden, Arps, Slate, Meagher & Flom has been engaged by the Company to represent it in connection with the Acquisitions.

                                    EXPERTS

    The Consolidated Financial Statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The Consolidated Financial Statements of NOA Holding Company at May 31, 1995 and 1994, and for each of the three years in the period ended May 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    The combined financial statements of Tanner-Peck, LLC included in this Propsectus and Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


    The Financial Statements of POA Acquisition Corporation at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith files reports and other information with the Commission.

    The Company has filed with the Commission a Registration Statement (which term shall include all amendments thereto) on Form S-1 under the Securities Act, with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete.

    With respect to each report or other information filed with the Commission pursuant to the Exchange Act, and such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description, and each such statement is deemed to be qualified in all respects by such reference. The Registration Statement and reports and other information filed by the Company may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at Seven World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the prescribed fee. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS
                            UNIVERSAL OUTDOOR, INC.

Report of Independent Accountants of Price Waterhouse LLP............................        F-2
Consolidated Balance Sheets..........................................................        F-3
Consolidated Statements of Operations................................................        F-4
Consolidated Statements of Cash Flow.................................................        F-5
Consolidated Statements of Changes in Common Stockholders' Deficit...................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

                                      NOA HOLDING COMPANY

Report of Independent Auditors of Ernst & Young LLP..................................       F-15
Consolidated Balance Sheets..........................................................       F-16
Consolidated Statements of Operations................................................       F-17
Consolidated Statements of Stockholders' Equity......................................       F-18
Consolidated Statements of Cash Flows................................................       F-19
Notes to Consolidated Financial Statements...........................................       F-20

                                            AD-SIGN

Report of Independent Accountants of Price Waterhouse LLP............................       F-26
Statement of Revenues and Direct Expenses............................................       F-27
Notes to the Statement of Revenues and Direct Expenses...............................       F-28

                                  POA ACQUISITION CORPORATION

Report of Independent Accountants of Ernst & Young LLP...............................       F-29
Balance Sheets.......................................................................       F-30
Statements of Operations.............................................................       F-31
Statements of Shareholders Equity....................................................       F-32
Statements of Cash Flows.............................................................       F-33
Notes to Financial Statements........................................................       F-34

                                      TANNER-PECK, L.L.C.

Report of Independent Certified Public Accountants of BDO Seidman, LLP...............       F-41
Combined Balance Sheets..............................................................       F-42
Combined Statements of Income........................................................       F-43
Combined Statements of Changes in Members' Equity....................................       F-44
Combined Statements of Cash Flows....................................................       F-45
Summary of Accounting Policies.......................................................       F-46
Notes to Combined Financial Statements...............................................       F-48

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Universal Outdoor, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in common stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Universal Outdoor Holdings, Inc. and its subsidiary at December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Universal's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Chicago, Illinois
February 23, 1996

                            UNIVERSAL OUTDOOR, INC.
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                     ASSETS

                                                                          DECEMBER 31,  DECEMBER 31,
                                                                              1994          1995
                                                                          ------------  ------------   JUNE 30,
                                                                                                         1996
                                                                                                      -----------
                                                                                                      (UNAUDITED)
Current assets:
  Cash..................................................................   $       11    $       19    $      59
  Accounts receivable, less allowance for doubtful accounts of $106 in
    1994 and 1995.......................................................        4,313         5,059        9,654
  Other receivables.....................................................          185           201          563
  Prepaid land rents....................................................          822         1,043        2,644
  Prepaid insurance and other...........................................          859         1,029        1,594
                                                                          ------------  ------------  -----------
      Total current assets..............................................        6,190         7,351       14,514
                                                                          ------------  ------------  -----------
Property and equipment, net.............................................       53,651        55,346      152,279
                                                                          ------------  ------------  -----------
Other assets:
  Noncompete agreements, net of accumulated amortization of $4,711 and
    $4,505..............................................................        1,615         1,995        1,426
  Finance costs, net of accumulated amortization of $511 and $1,171.....        3,378         3,196        5,631
  Excess of cost over fair value assets acquired, net of accumulated
    amortization of $184 and $230.......................................          746           700        2,952
  Other costs associated with acquisitions, net of accumulated
    amortization of $569 and $686.......................................          584           525          548
  Deposits..............................................................           26            20           22
                                                                          ------------  ------------  -----------
      Total other assets................................................        6,349         6,436       10,579
                                                                          ------------  ------------  -----------
                                                                           $   66,190    $   69,133    $ 177,372
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------
                            LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
Current liabilities:
  Current maturities of long-term debt..................................   $       58    $       58    $  --
  Accounts payable......................................................        1,469         1,225        1,285
  Accounts payable -- parent............................................          722           234          220
  Accrued interest......................................................          998         1,054          998
  Deferred revenue......................................................          400           468          487
  Accrued expenses......................................................          482           409        3,402
                                                                          ------------  ------------  -----------
      Total current liabilities.........................................        4,129         3,448        6,392
                                                                          ------------  ------------  -----------
Long-term debt, less current maturities.................................       73,304        76,079      150,207
                                                                          ------------  ------------  -----------
Common stockholders' deficit:
  Common stock, $.01 par value, 1,500,000 shares authorized; 7,000,000 shares issued and outstanding at December 31, 1994 and 1995,
    13,000,000 shares issued and outstanding at June 30, 1996...........       --            --           --
  Additional paid in capital............................................       22,535        22,535       52,524
  Accumulated deficit...................................................      (33,778)      (32,929)     (31,751)
                                                                          ------------  ------------  -----------
      Total common stockholders' deficit................................      (11,243)      (10,394)      20,773
                                                                          ------------  ------------  -----------
Commitment and contingencies (Notes 5 and 9)............................       --            --           --
                                                                          ------------  ------------  -----------
                                                                           $   66,190    $   69,133    $ 177,372
                                                                          ------------  ------------  -----------
                                                                          ------------  ------------  -----------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                   FOR THE YEARS ENDED DECEMBER 31,   FOR THE SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                  ----------------------------------  ------------------------
                                                     1993        1994        1995        1995         1996
                                                  ----------  ----------  ----------  ----------  ------------
                                                                                            (UNAUDITED)
Gross revenues..................................  $   28,710  $   33,180  $   38,101  $   18,292  $     29,366
Less agency commissions.........................       2,863       3,414       3,953       1,881         3,127
                                                  ----------  ----------  ----------  ----------  ------------
    Net revenues................................      25,847      29,766      34,148      16,411        26,239
                                                  ----------  ----------  ----------  ----------  ------------
Operating expenses:
  Direct advertising expenses...................      10,901      11,806      12,864       6,266         9,520
  General and administrative expenses...........       3,357       3,873       4,244       2,150         3,076
  Depreciation and amortization.................       8,000       7,310       7,402       3,538         4,674
                                                  ----------  ----------  ----------  ----------  ------------
                                                      22,258      22,989      24,510      11,954        17,270
                                                  ----------  ----------  ----------  ----------  ------------
Operating income................................       3,589       6,777       9,638       4,457         8,969
                                                  ----------  ----------  ----------  ----------  ------------
Other (income) expense:
  Interest expense, including amortization of
    bond discount of $162, $61 and $63..........       6,610       7,959       8,195       4,059         5,871
  Interest expense -- amortization of deferred
    financing costs.............................         511         355         432         221           215
  Interest expense -- accretion of dividends on
    redeemable preferred stock..................       1,844      --          --          --           --
  Miscellaneous Acquisition related
    expenditures................................      --          --          --          --             1,750
  (Gain) loss on disposal of assets and other
    expenses....................................         351         134          42          21           (76)
                                                  ----------  ----------  ----------  ----------  ------------
    Total other expense.........................       9,316       8,448       8,669       4,301         7,760
                                                  ----------  ----------  ----------  ----------  ------------
Net income (loss) before extraordinary item.....      (5,727)     (1,671)        969         156         1,209
Extraordinary loss on early extinguishment of
 debt...........................................      (3,260)     --          --          --           --
                                                  ----------  ----------  ----------  ----------  ------------
Net income (loss)...............................  $   (8,987) $   (1,671) $      969  $      156  $      1,209
                                                  ----------  ----------  ----------  ----------  ------------
                                                  ----------  ----------  ----------  ----------  ------------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOW
                             (DOLLARS IN THOUSANDS)

                                                                                              FOR THE SIX MONTHS
                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                                                                ENDED JUNE 30,
                                                          ---------------------------------  ---------------------
                                                             1993        1994       1995       1995        1996
                                                          ----------  ----------  ---------  ---------  ----------
                                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $   (8,987) $   (1,671) $     969  $     156  $    1,209
  Depreciation and amortization.........................       8,673       7,726      7,897      3,790       3,896
  Costs related to acquisitions.........................      --          --         --         --           1,750
  Extraordinary loss....................................       3,260      --         --         --          --
  (Gain) loss on sale of property and equipment.........          69          90     --         --          --
  Accretion of preferred stock dividends................       1,844      --         --         --          --
  Changes in assets and liabilities:
    Accounts receivable and other receivables...........        (728)     (1,278)      (762)      (672)     (1,254)
    Prepaid land rents, insurance and other.............        (262)       (223)      (391)       (73)       (209)
    Accounts payable and accrued expenses...............         741        (156)      (317)      (407)        866
    Accounts payable -- parent..........................      --             722       (488)      (146)        (10)
    Accrued interest....................................        (253)        140         56        (44)        (72)
    Deferred revenue....................................      --             400         68     --          --
    Other...............................................        (235)     --              6         15      --
                                                          ----------  ----------  ---------  ---------  ----------
      Net cash from operating activities................       4,122       5,750      7,038      2,619       6,176
                                                          ----------  ----------  ---------  ---------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Gross capital expenditures............................      (2,862)     (5,671)    (5,620)    (2,521)     (2,943)
  Payments for acquisitions.............................      --          (3,355)    (1,925)    (2,164)   (107,106)
  Proceeds from sale of property and equipment..........         858       1,003     --         --
  Payment for consulting agreement......................      --          --         (1,400)    --
  Other payments........................................         (32)       (160)      (124)    --             (76)
                                                          ----------  ----------  ---------  ---------  ----------
      Net cash used in investing activities.............      (2,036)     (8,183)    (9,069)    (4,685)   (110,125)
                                                          ----------  ----------  ---------  ---------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..............      64,037      --         --         --          75,000
  Principal payments of long-term debt..................     (64,505)       (272)      (262)       (52)     (1,173)
  Deferred financing costs..............................      (3,560)       (221)      (250)    --
  Net borrowings under credit agreements................       3,950       3,040      2,671     --             222
  Additional paid in capital............................      --          --         --         --          30,000
  Payment of prepayment fees............................      (1,272)     --         --         --          --
  Payment for redemption of preferred stock.............      --          --         --         --          --
  Payment for cancellation of outstanding warrants......        (750)     --         --         --          --
    Dividends paid to parent............................      --            (120)      (120)       (60)     --
  Other.................................................      --          --         --          2,183         (60)
                                                          ----------  ----------  ---------  ---------  ----------
  Net cash from (used in) financing activities..........      (2,100)      2,427      2,039      2,071     103,989
                                                          ----------  ----------  ---------  ---------  ----------
NET INCREASE (DECREASE) IN CASH.........................         (14)         (6)         8          5          40
CASH, at beginning of period............................          31          17         11         11          19
                                                          ----------  ----------  ---------  ---------  ----------
CASH, at end of period..................................  $       17  $       11  $      19  $      16  $       59
                                                          ----------  ----------  ---------  ---------  ----------
                                                          ----------  ----------  ---------  ---------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid during the period.......................  $    7,701  $    7,765  $   8,676  $   4,035  $    5,815
                                                          ----------  ----------  ---------  ---------  ----------
                                                          ----------  ----------  ---------  ---------  ----------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.
       CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' DEFICIT
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           ADDITIONAL      COMMON
                                                                             PAID IN    ACCUMULATED   STOCKHOLDERS'
                                                                             CAPITAL      DEFICIT       DEFICIT
                                                                           -----------  ------------  ------------
Balance at December 31, 1993.............................................   $  22,135    ($  31,987)   ($   9,852)
Reclassification of redeemable common stock reflecting termination of stockholder agreement which may have required Universal Outdoor II
 Holding Company to purchase up to 20% of its outstanding Class A common
 stock...................................................................         400        --               400
Dividends declared to parent.............................................                      (120)         (120)
Net loss.................................................................      --            (1,671)       (1,671)
                                                                           -----------  ------------  ------------
Balance at December 31, 1994.............................................      22,535       (33,778)      (11,243)
Dividends declared to parent.............................................                      (120)         (120)

Net income...............................................................      --               969           969
                                                                           -----------  ------------  ------------
Balance at December 31, 1995.............................................      22,535       (32,929)      (10,394)
Capital contribution (unaudited).........................................      29,989        --            29,989
Other (unaudited)........................................................      --               (31)          (31)
Net income (unaudited)...................................................      --             1,209         1,209
                                                                           -----------  ------------  ------------
Balance at June 30, 1996 (unaudited).....................................   $  52,524    ($  31,751)   $   20,773
                                                                           -----------  ------------  ------------
                                                                           -----------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                            UNIVERSAL OUTDOOR, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:

    Universal Outdoor, Inc., Universal Outdoor II Holding Company (the Holding Company), Outdoor Properties, Inc., Midwest Outdoor Management, Inc. and CBT Development, Inc. were entities under common ownership and control. In connection with the Refinancing Plan (see below), (i) a wholly-owned subsidiary of the Holding Company was merged with and into Universal Outdoor, Inc., which thereupon became a wholly-owned subsidiary of the Holding Company and (ii) Universal Outdoor, Inc. (Universal) acquired all of the assets, in consideration for the assumption of all of the liabilities, of each of Outdoor Properties, Inc., Midwest Outdoor Management, Inc. and CBT Development, Inc. In conjunction with the Refinancing Plan, 2,649 shares of class A common stock of Universal were exchanged for an equal number of common shares of the Holding Company, and 1,556 shares of class B common stock of Universal were exchanged for 48,000 shares of Series B voting preferred stock of the Holding Company.

    Effective November 18, 1993, Universal executed a Refinancing Plan to extend the average life of its obligations, thereby enhancing its operating and financial flexibility. As part of the Refinancing Plan, Universal combined, in a single operating entity (Universal Outdoor, Inc.) under the Holding Company, business activities previously conducted by separate affiliated corporations, repaid certain outstanding indebtedness, issued $65.0 million Senior Notes due 2003 of Universal and replaced its existing bank credit facility. In addition, the Refinancing Plan provided for the amendment of the terms of the redeemable preferred stock of the Holding Company to allow the provisions of the indenture governing the Senior Notes due 2003 to restrict payments by the operating company to the Holding Company until the $65.0 million Senior Notes due 2003 have been retired.

    Pursuant to the Refinancing Plan, Universal entered a new credit facility which permits borrowings of up to $12,500 on a revolving basis. Additionally, Universal issued $65.0 million Senior Notes. With the funds obtained, Universal
(i) repaid all outstanding bank borrowings, (ii) retired approximately $25,000 of senior secured notes (including a prepayment penalty of $1,000), (iii) retired approximately $6,500 of senior subordinated notes, (iv) repaid approximately $3,400 of other indebtedness and (v) paid related transaction fees and expenses, including prepayment penalties.

    Upon consummation of the Refinancing Plan, Universal recognized an extraordinary loss totaling $3,300 relating to the write-off of unamortized deferred financing costs and prepayment fees associated with long term debt instruments. Furthermore, the redeemable preferred stock ($16,900 at November 18, 1993, the refinancing date) and a $1,200 unsecured term loan became obligations of and were recorded in the Holding Company with the operations of Universal and all other assets and liabilities recorded in the operating subsidiary, Universal. The Holding Company's sole source of funds will be the operations of its wholly-owned subsidiary, Universal. However the terms of the $65.0 million Senior Notes due 2003 effectively preclude the operating subsidiary from distributing cash to satisfy obligations of the Holding Company.

    Universal is a leading Midwestern outdoor advertising company. Universal owns and operates outdoor advertising display faces principally in five geographic markets: Chicago, Illinois; Milwaukee, Wisconsin; Indianapolis, Indiana; Des Moines, Iowa; and Evansville, Indiana. Universal sells outdoor advertising space to national, regional and local advertisers.

    Historically, manufacturers of tobacco products, principally cigarettes, have been major users of outdoor advertising displays, including displays operated by Universal. In 1993, 1994 and 1995, tobacco industry advertising accounted for approximately 14.8%, 13.1% and 13.3% of Universal's net revenues, respectively.

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

    The summary of significant accounting policies is presented to assist the reader in understanding and evaluating Universal's consolidated financial statements. These policies are in conformity with generally accepted accounting principles consistently applied in all material respects.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Universal's revenues are generated from contracts with advertisers generally covering periods of one to twelve months. Universal recognizes revenues ratably over the contract term and defers customer prepayment of rental fees. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period.

    PREPAID LAND RENTS

    Most of Universal's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land rents are expensed ratably over the related rental term.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred; major improvements are capitalized.

    INTANGIBLE ASSETS

    Non-compete agreements, deferred financing and acquisition costs are amortized over their estimated economic lives, ranging from three to ten years. The excess of cost over fair value of assets acquired is amortized over twenty years on a straight-line basis. Universal reviews the carrying value of intangibles and other long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This review is performed by comparing estimated undiscounted future cash flows from use of the asset to the recorded value of the asset.

    INCOME TAXES

    Income tax expense is based on pre-tax income for financial reporting purposes, adjusted for the effects of permanent differences between such income and that reported for tax return purposes. Deferred tax assets and liabilities are recognized for expected future tax consequences of temporary differences between the carrying amounts and tax bases of the underlying assets and liabilities (Note 6).

    EARNINGS PER SHARE

    An earnings per share calculation has not been presented because Universal and its predecessor are closely held and owned by a private investor group and accordingly, earnings per share is not required or meaningful.

    RECLASSIFICATIONS

    Certain financial information in the prior years have been reclassified to conform to the current year presentation.

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INTERIM FINANCIAL INFORMATION

    The interim financial information as of June 30, 1996 and 1995 and for the six months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

NOTE 3 -- PROPERTY AND EQUIPMENT:

    Major classes of property and equipment consist of the following at December 31, 1994 and 1995:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------
Outdoor advertising structures..............................................................  $  70,869  $  76,340
Land and capitalized land lease costs.......................................................      2,167      2,232
Vehicles and equipment......................................................................      3,751      4,712
Building and leasehold improvements.........................................................      3,019      3,150
Display faces under construction............................................................        125      1,344
                                                                                              ---------  ---------
                                                                                                 79,931     87,778
Less accumulated depreciation...............................................................     26,280     32,432
                                                                                              ---------  ---------
Net property and equipment..................................................................  $  53,651  $  55,346
                                                                                              ---------  ---------
                                                                                              ---------  ---------

NOTE 4 -- LONG-TERM DEBT AND OTHER OBLIGATIONS:

    Long-term debt consists of the following at December 31, 1994 and 1995:

                                                                                       DECEMBER 31,
                                                                                   ---------------------
                                                                                     1994        1995
                                                                                   ---------  ----------
11% Senior Notes due 2003, net of discount of $902 and $839 (a)..................  $  64,098  $   64,161
Credit facility (b)..............................................................      6,990       3,286
Acquisition line (b).............................................................     --           6,375
Other obligations (c)............................................................      2,274       2,315
                                                                                   ---------  ----------
                                                                                      73,362      76,137
Less current maturities of long-term debt and other obligations..................         58          58
                                                                                   ---------  ----------
                                                                                   $  73,304  $   76,079
                                                                                   ---------  ----------
                                                                                   ---------  ----------

------------------------

(a) The $65.0 million Senior Notes due 2003 have interest payable semi-annually and are subject to redemption at the option of Universal beginning in 1998. The $65.0 million Senior Notes due 2003 also contain certain restrictive covenants including, among others, limitations on additional debt incurrence and restrictions on distributions to stockholders, except for limited payments permitted under the Indenture.

(b) In July 1995, Universal's credit agreement was amended to increase the available borrowings, to extend the term of the agreement, and to add an acquisition line of credit.

    Pursuant to the amended revolving credit agreement that extends through May 2001, Universal has borrowing available under a credit facility and an acquisition line of credit. The credit facility permits borrowings up to $12,500 until May 1, 2000 when available borrowings under the credit facility are scheduled to reduce to $10,000. The acquisition line of credit permits borrowings up to $22,500. Available borrowings under the acquisition line are scheduled to reduce to $19,500 in 1996, $15,500 in 1997, $10,500 in 1998 and $4,500 in 1999 and $0 in 2000.

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 4 -- LONG-TERM DEBT AND OTHER OBLIGATIONS: (CONTINUED)
    The loans under the credit facility and acquisition line bear interest at the rate per annum equal to the following: (i) Prime rate plus 0.25% when the aggregate principle amount outstanding under the credit facility and the acquisition line is $20 million or less, and (ii) Prime rate plus 0.50% when the aggregate principle amount outstanding is greater than $20 million. Prior to the amendment, Universal paid interest on this facility at (i) the Prime rate or (ii) LIBOR plus 225 basis points. The interest rate in effect during 1995 ranged from 8.5% to 9.25% and was 6% to 8.5% during 1994. Interest on the credit facility is payable monthly. The credit facility is collateralized by a first security interest in all assets of Universal. Borrowings under the credit agreement are subject to certain restrictive covenants including, among others, a maximum ratio of total indebtedness to earnings, a minimum ratio of earnings to total interest expense and restrictions on additional debt incurrence as well as distributions to stockholders. Commitment fees are 0.25% of the unused portion of the committed facility and are paid quarterly.

(c) Other obligations include the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1994       1995
                                                                             ---------  ---------
- Secured term note due November 30, 1999 bearing interest at the prime rate. Interest on this note is payable monthly. This note is secured by a
  building in Addision, Illinois...........................................  $   1,200  $   1,148

- Promissory note due December 31, 2001. Interest on this note is calculated annually and is equal to 14% of the cash flow (as defined) of
  Universal's subsidiary...................................................        500        500

- Promissory note with interest, compounded annually, at 10%, due May 4,
  1999. For the first two years subsequent to May 4, 1994, interest is added to the principal balance. Thereafter, interest is to be paid
  monthly in arrears.......................................................        500        500

- Other obligations........................................................         74        167
                                                                             ---------  ---------

                                                                             $   2,274  $   2,315
                                                                             ---------  ---------
                                                                             ---------  ---------

    On June 30, 1994, the Holding Company (Universal's parent) issued $50.0 million 14% Senior Secured Discount Notes due 2004 for an aggregate consideration of approximately $25.4 million. The $50.0 million Senior Secured Discount Notes due 2004 do not pay any interest prior to July 1, 1999. Commencing on July 1, 1999, interest on the Notes will accrue and will be payable in cash semi-annually on each January 1, and July 1 commencing on January 1, 2000. The Holding Company will be dependant on the cash flow of Universal and its subsidiary in order to meet its debt service obligations. The Holding Company believes that it will receive distributions from Universal to enable it to service the cash interest payments; however, there can be no assurances that such distributions, if any, will be adequate to satisfy either the cash interest on, or the payment such debt. Significant contractual and other restrictions exist on the payment of dividends and the making of loans by Universal to the Holding Company. Consequently, all or a portion of the $50.0 million Senior Secured Discount Notes due 2004 may require refinancing prior to the maturity thereof. During the peirod prior to July 1, 2004, the Holding Company does not expect to have significant short-term cash requirements except for certain legal, accounting, printing and other similar costs.

    Aggregate maturities of long-term debt obligations for each of the five years subsequent to 1995 are $58, $54, $95, $1,512 and $4,500.

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 5 -- LEASE COMMITMENTS:

    Rent expense totaled $4,100, $4,600 and $4,600 in 1993, 1994 and 1995, respectively. Minimum annual rentals under the terms of noncancellable operating leases in effect at December 31, 1995 are payable as follows:

                                                                             OFFICE
YEAR                                                                         LEASES       LAND       TOTAL
-------------------------------------------------------------------------  -----------  ---------  ---------
1996.....................................................................   $     191   $   3,315  $   3,506
1997.....................................................................         145       2,995      3,140
1998.....................................................................          63       2,615      2,678
1999.....................................................................          63       2,242      2,305
2000.....................................................................          53       1,925      1,978
Thereafter...............................................................      --          13,083     13,083
                                                                                -----   ---------  ---------
                                                                            $     515   $  26,175  $  26,690
                                                                                -----   ---------  ---------
                                                                                -----   ---------  ---------

NOTE 6 -- INCOME TAXES:

    Universal and the Holding Company entered into a tax sharing agreement that became effective upon completion of the Refinancing Plan. Under the tax sharing agreement, the Holding Company filed a consolidated federal income tax return with Universal for the taxable year of Universal ended on December 31, 1993 and will continue to file consolidated returns for each taxable year thereafter for which the Holding Company and Universal are eligible to file consolidated federal income tax returns. Under the tax sharing agreement, for each taxable year of Universal with respect to which Universal is included in a consolidated federal income tax return with the Holding Company, Universal will pay to the Holding Company an amount equal to the lesser of (i) the consolidated federal income tax liability of the consolidated group of which the Holding Company is the common parent or (ii) the federal income tax liability of Universal, computed as if Universal had filed a separate federal income tax return. Accordingly, Universal has included the tax benefits of the Holding Company's net operating loss carryforwards generated prior to consummation of the Refinancing Plan in its deferred tax computation. Tax benefits from losses generated by the Holding Company subsequent to the consummation of the Refinancing Plan are not available to Universal; however, such benefits may be transferred through either an intercompany transfer or a capital transaction.

    Since Universal utilized operating loss carryfowards to completely offset income in 1995 and incurred a net operating loss in 1994, no provision for income taxes was required. Deferred tax assets, determined in accordance with FAS 109, consist of the following:

                                                                                           DECEMBER 31,
                                                                                       --------------------
                                                                                         1994       1995
                                                                                       ---------  ---------
Bad debts............................................................................  $      42  $      42
Non-deductible accrued expenses......................................................         81         53
Depreciation.........................................................................        136        523
Loss carryforwards...................................................................      6,483      5,841
                                                                                       ---------  ---------
                                                                                           6,742      6,459
                                                                                       ---------  ---------
Valuation reserve....................................................................     (6,742)    (6,459)
                                                                                       ---------  ---------
Net deferred tax asset...............................................................  $  --      $  --
                                                                                       ---------  ---------
                                                                                       ---------  ---------

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 6 -- INCOME TAXES: (CONTINUED)
    For tax return purposes, the following companies have net operating loss carryforwards at December 31, 1994 which expire between 2005-2009:

PRIOR TO REFINANCING PLAN:
  Universal........................................................             $   5,808
  Holding Company..................................................                 7,172
                                                                                ---------
                                                                                $  12,980
                                                                                ---------
                                                                                ---------
SUBSEQUENT TO REFINANCING PLAN:
  Universal........................................................             $   1,622
                                                                                ---------
                                                                                ---------

    Certain restrictions on the Universal's utilization of the net operating losses will apply if there has been an "ownership change" of either Universal, the Holding Company, or both within the meaning of section 382 of the Internal Revenue Code. Upon the Holding Company's completion of its debt offering and stock purchases, a limitation was imposed on the net operating loss carryforwards which arose prior to the Refinancing Plan of Universal. The limitation, as specified in Section 382 of the Internal Revenue Code, is based on a percentage of the value of the Company at the time of the ownership change. Furthermore, the Holding Company's use of Universal's net operating losses are subject to limitations applicable to corporations filing consolidated federal income tax returns.

NOTE 7 -- SUPPLEMENTAL CASH FLOW INFORMATION:

    In March 1995, Universal entered into two stock purchase agreements to purchase, for a net combined purchase price of $1,400, advertising structures located in the Dallas market. Approximately $1,200 of the total purchase price was paid in cash and $200 was paid in the form of promissory notes issued by Universal or assumption of debt of the acquired Company. Additionally, during 1995 Universal acquired signboard crane equipment for $103 under a capital lease. Accordingly, the Statement of Cash Flows does not reflect the debt incurred in the acquisition of the stock or the equipment.

    In May 1994, Universal entered into two asset purchase agreements to purchase, for a net combined purchase price of $4,300, advertising structures located in the Chicago and Milwaukee markets. Approximately, $3,300 of the total purchase price was paid in cash and $1,000 was paid in the form of promissory notes issued by Universal. Additionally, in October 1994, Universal acquired a building in Addison, Illinois, for $1,500, $1,200 of which was funded with a secured term note. Accordingly, the Statement of Cash Flows does not reflect these notes issued to acquire the advertising structures or building.

NOTE 8 -- FINANCIAL INSTRUMENTS:

    Universal values its financial instruments as required by FAS No. 107, "Disclosures about Fair Values of Financial Instruments." The carrying amounts of cash and cash equivalents, short term debt and long-term variable rate debt approximate fair value. The fair value of long-term debt is based on market prices. The estimated fair values of Universal financial instruments, for which the carrying amount does not approximate fair value, as of December 31, 1995 is as follows:

                                                                                   CARRYING      FAIR
                                                                                    AMOUNT      VALUE
                                                                                  ----------  ----------
Long-term debt..................................................................  $   76,137  $   77,112

NOTE 9 -- CONTINGENCIES:

    Universal is subject to various legal claims, suits and complaints in the normal course of business. Such litigation includes claims by municipalities that certain outdoor advertising structures must be removed. While the ultimate outcome of current and future litigation cannot be predicted with certainty,

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 9 -- CONTINGENCIES: (CONTINUED)
management believes, based on the advice of the Universal's counsel, the final outcome of such litigation will not have a material adverse effect on the Universal's financial position.

NOTE 10 -- RELATED-PARTY TRANSACTIONS

    In June 1994, Universal's parent entity, Universal Outdoor Holding, Inc., advanced approximately $1,200 to Universal in the form of a intercompany loan, which was a portion of the proceeds from the sale by the Holding Company of the $50.0 million Senior Secured Discount Notes due 2004 (Note 4). Universal does not pay interest on this loan, and as of December 31, 1995, approximately $234 was outstanding.

NOTE 11 -- SUBSEQUENT EVENTS:

    In January 1996, the Company entered into an asset purchase agreement with Ad-Sign, Inc. Under this agreement, Universal purchased approximately 160 display faces in the Chicago market in exchange for $12.5 million. The purchase price was paid in cash and was financed with borrowings against the Acquisition Line of Credit.

    In February 1996, the Company entered into an agreement to purchase all outstanding stock of NOA Holding Company for approximately $85 million ("Naegele Acquisition"). The Company expects fees and expenses associated with the deal to be $5 million. As a result of the proposed stock purchase, Universal will acquire signboards in the Minneapolis/St. Paul, Minnesota and Jacksonville, Florida markets. The Company expects to finance this acquisition with $60 million in bank borrowings and $30 million in cash proceeds from the purchase of equity of the Holding Company by an investor group. The transaction is expected to close in April 1996.

    In addition, the Holding Company sold 186,500 shares of Class B common stock and 188,500 shares of Class C common stock for approximately $30 million. The proceeds were used to assist in the financing of the Naegele Acquisition.

    In April 1996, the Company acquired four painted bulletin faces in the Chicago market from Paramount Outdoor, Inc. in an asset purchase transaction for approximately $600,000.

    In July 1996, the Holding Company completed an initial public offering (IPO) of its stock whereby the Company sold 4,630 shares of Common Stock at net proceeds of $62,435,550. The proceeds were used to pay down on existing debt. In conjunction with the IPO, the Company effected a 16-for-one stock split. The accompanying financial statements and related notes thereto have been restated to reflect the 16-for-one stock split for all periods presented.

    In August 1996, the Company entered into an agreement to purchase all outstanding stock of Outdoor Advertising Holdings, Inc., for approximately $240 million. The Company expects fees and expenses associated with the deal to be $10 million. As a result of the proposed stock purchase, Universal will acquire signboards in the Southeast markets including Orlando, Jacksonville, Palm Beach, Ocala, and the East Coast and Gulf Coast areas of Florida. The Company expects to finance this acquisition with bank borrowings. The transaction is expected to close in October, 1996.

    In September 1996, the Company acquired an option to purchase certain assets of Tanner-Peck Outdoor for $5 million. The option is to purchase certain assets located in and around Memphis, Tennessee and Tunica County, Mississippi during the period from December 1, 1996 and December 31, 1996. The purchase price in connection with purchase upon exercise of the option is approximately $66 million plus 100,000 shares of Common Stock of the Company.

    In September 1996, the Company acquired certain assets of Iowa Outdoor Displays for approximately $1.8 million. As a result of the agreement, the Company will acquire signboards in the Des Moines market.

                            UNIVERSAL OUTDOOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 11 -- SUBSEQUENT EVENTS: (CONTINUED)
    Also in September 1996, the Company acquired certain assets of The Chase Company for approximately $5.8 million. As a result of the agreement, the Company will acquire signboards in the Dallas market.

    The Company will finance the purchase price of certain of the Acquisitions and the related refinancing of certain existing bank indebtedness of the Company through an amended and restated revolving credit facility loan and an amended and restated acquisition term loan aggregating $300 million under the New Credit Facility.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
NOA Holding Company

    We have audited the accompanying consolidated balance sheets of NOA Holding Company as of May 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NOA Holding Company as of May 31, 1994 and 1995 and the consolidated results of its operations and cash flows for each of the three years in the period ended May 31, 1995 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

                                          Minneapolis, Minnesota

                                          July 21, 1995

                              NOA HOLDING COMPANY
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       MAY 31,
                                                                                 --------------------
                                                                                   1994       1995
                                                                                 ---------  ---------   MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash.........................................................................  $   1,619  $   1,630   $     906
  Accounts receivable, net of allowance for doubtful accounts of $346,000 in
    1994 and $338,000 in 1995..................................................      4,384      4,517       3,639
  Other receivables............................................................        256        262         126
  Inventories..................................................................        267        282         153
  Current portion of prepaid leases............................................      1,183      1,098       1,059
  Prepaid expenses.............................................................        390        274         191
  Other assets.................................................................        150         35         210
                                                                                 ---------  ---------  -----------
      Total current assets.....................................................      8,249      8,098       6,284
                                                                                 ---------  ---------  -----------
Long-term portion of prepaid leases............................................        312        509         545
Property and equipment, net (Note 3)...........................................     23,562     22,357      14,422
Intangibles, net (Note 4)......................................................     17,505     12,374       5,715
                                                                                 ---------  ---------  -----------
      Total assets.............................................................  $  49,628  $  43,338   $  26,966
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................  $     605  $     650   $     460
  Revolving credit.............................................................        200     --          --
  Accrued interest.............................................................        598        191         393
  Other accrued expenses.......................................................      1,626      1,800       1,705
  Deferred revenue.............................................................        100         66         136
  Current portion of long-term debt............................................      6,000        608          91
                                                                                 ---------  ---------  -----------
      Total current liabilities................................................      9,129      3,315       2,785
                                                                                 ---------  ---------  -----------
Long-term debt (Note 5)........................................................     29,657     30,324       5,072
Other long-term liabilities....................................................        577        480         521

                                STOCKHOLDERS' EQUITY (NOTES 8 AND 9)
Preferred stock, par value $.10 per share:
  Authorized shares -- 1,000
  Issued shares -- 1,000.......................................................     --         --          --
Class A common stock, par value $.01 per share:
  Authorized shares -- 200,000
  Issued shares -- 81,693.70 in 1994 and 72,919.94 in 1995.....................          1          1           1
Class B common stock, par value $.01 per share:
  Authorized shares -- 25,000
  Issued shares -- 13,199.82 in 1994 and 6,172.16 in 1995......................     --         --          --
Additional paid-in capital.....................................................     19,524     18,857      18,857
Retained deficit...............................................................     (9,260)    (9,639)       (270)
                                                                                 ---------  ---------  -----------
      Total stockholders' equity...............................................     10,265      9,219      18,588
                                                                                 ---------  ---------  -----------
      Total liabilities and stockholders' equity...............................  $  49,628  $  43,338   $  26,966
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                                TEN MONTHS ENDED
                                                                    YEAR ENDED MAY 31              MARCH 31,
                                                             -------------------------------  --------------------
                                                               1993       1994       1995       1995       1996
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenues...................................................  $  33,503  $  33,784  $  37,054  $  30,369  $  28,964
Less agency commissions and discounts......................      4,394      4,082      4,553      3,730      3,570
                                                             ---------  ---------  ---------  ---------  ---------
Net revenue................................................     29,109     29,702     32,501     26,639     25,394

Operating expenses:
  Production...............................................      6,876      6,466      6,472      5,416      4,697
  Real estate rental.......................................      6,763      7,143      7,556      6,212      6,021
  Selling..................................................      2,364      2,773      2,545      2,108      1,803
  General and administrative...............................      4,951      5,294      5,388      4,391      3,509
  Depreciation and amortization............................      6,726      6,816      7,201      6,589      5,073
                                                             ---------  ---------  ---------  ---------  ---------
                                                                27,680     28,492     29,162     24,716     21,103
                                                             ---------  ---------  ---------  ---------  ---------
Operating profit...........................................      1,429      1,210      3,339      1,923      4,291
Interest...................................................      3,613      3,479      3,062      2,601      1,769
Gain on sale of assets.....................................     --         --         --         --         (9,983)
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) before income taxes......................     (2,184)    (2,269)       277       (678)    12,505
Income taxes...............................................     --         --         --         --          2,441
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................................     (2,184)    (2,269)       277       (678)    10,064
Dividends on preferred stock...............................       (594)    --         --         --           (695)
                                                             ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common shares..............  $  (2,778) $  (2,269) $     277  $    (678) $   9,369
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                          PREFERRED STOCK   CLASS A COMMON     CLASS B COMMON
                                                                STOCK              STOCK         ADDITIONAL
                                          ---------------  ----------------  ------------------   PAID-IN    RETAINED
                                          SHARES   AMOUNT   SHARES    AMOUNT   SHARES    AMOUNT   CAPITAL    DEFICIT
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1992.................  1,000    $ --    81,693.70  $  1    13,199.82  $ --    $19,228     $ (3,612)
  Dividends declared....................   --        --       --       --        --        --      --            (594)
  Net loss..............................   --        --       --       --        --        --      --          (2,184)
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1993.................  1,000      --    81,693.70     1    13,199.82    --     19,228       (6,390)
  Dividends declared....................   --        --       --       --        --        --      --            (305)
  Dividends in-kind.....................   --        --       --       --        --        --        296         (296)
  Net loss..............................   --        --       --       --        --        --      --          (2,269)
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1994.................  1,000      --    81,693.70     1    13,199.82    --     19,524       (9,260)
  Dividends in-kind.....................   --        --       --       --        --        --        961         (656)
  Proceeds from issuance of stock.......   --        --       --       --      3,852.63    --      --           --
  Stock redemptions relative to the sale
    of Pony Panels......................   --        --    (7,599.32)  --     (9,754.26)   --     (1,372)       --
  Repurchases of stock..................   --        --    (1,174.44)  --     (1,126.03)   --       (270)       --
  Compensation expense on stock
    issuances...........................   --        --       --       --        --        --         14        --
  Net income............................   --        --       --       --        --        --      --             277
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at May 31, 1995.................  1,000    $ --    72,919.94  $  1     6,172.16  $   --  $18,857     $ (9,639)
  Net income (unaudited)................   --        --       --       --        --        --      --           9,369
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
Balance at March 31, 1996 (unaudited)...  1,000    $       72,919.94  $  1     6,172.16  $ --    $18,857     $   (270)
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------
                                          ------   ------  ---------  -----  ----------  ------  ---------   --------

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                 TEN MONTHS ENDED
                                                                     YEAR ENDED MAY 31              MARCH 31,
                                                              -------------------------------  --------------------
                                                                1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...........................................  $  (2,184) $  (2,269) $     277  $    (678) $   9,369
Adjustments to reconcile to net cash provided by operating
 activities:
  Depreciation and amortization.............................      6,726      6,816      7,201      6,589      5,073
  Gain on sale of assets....................................     --         --         --         --         (9,983)
  Deferred tax provision....................................                                                    550
  Barter revenue resulting from purchases of equipment......       (108)    --         --         --         --
  Stock compensation expense................................     --         --             14     --         --
  Changes in operating assets and liabilities:
    Accounts receivable.....................................       (444)       (57)      (320)       118         (7)
    Other current and noncurrent assets.....................        (36)       628         98         66       (123)
    Accounts payable........................................        191        144         45       (108)    --
    Accrued expenses, deferred revenue and other............          5       (477)       (59)      (231)      (344)
                                                              ---------  ---------  ---------  ---------  ---------
Net cash provided by operating activities...................      4,150      4,785      7,256      5,756      4,535
                                                              ---------  ---------  ---------  ---------  ---------

INVESTING ACTIVITIES
Capital expenditures for signs..............................       (928)    (1,459)    (1,636)    (1,146)    (1,164)
Proceeds from disposal of signs.............................        150        301         51         26        106
Other capital expenditures..................................     --           (242)      (338)      (293)      (235)
Proceeds from the sale of assets............................     --         --            542        542     21,784
                                                              ---------  ---------  ---------  ---------  ---------
Net cash used in investing activities.......................       (778)    (1,400)    (1,381)      (871)    20,491
                                                              ---------  ---------  ---------  ---------  ---------

FINANCING ACTIVITIES
Net borrowings from bank....................................     --            200     --         --          1,500
Dividends paid..............................................       (594)      (296)    --         --         --
Increase in preferred stock.................................     --         --         --         --            540
Principal payments of bank debt.............................     (3,100)    (3,043)    (5,157)    (4,357)   (27,700)
Payments to revise credit agreement.........................     --         --           (669)      (668)    --
Principal payments on notes payable.........................     --         --            (38)    --            (90)
                                                              ---------  ---------  ---------  ---------  ---------
Net cash used in financing activities.......................     (3,694)    (3,139)    (5,864)    (5,025)   (25,750)
                                                              ---------  ---------  ---------  ---------  ---------
Net cash provided...........................................       (322)       246         11       (140)      (724)
Cash at beginning at of period..............................      1,695      1,373      1,619      1,619      1,630
                                                              ---------  ---------  ---------  ---------  ---------
Cash at end of period.......................................  $   1,373  $   1,619  $   1,630  $   1,479  $     906
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

    Supplemental schedule of noncash operating and investing activities:

       The Company sold the net assets of Pony Panels on August 31, 1994 as part of a stock redemption. The book value of the net assets sold totaled approximately $1,900,000.

       The Company incurred long-term obligations of $270,000 for stock redemptions made during the year ended May 31, 1995.

       Purchases of equipment resulting from barter agreements totaled $108,000 for the year ended May 31, 1993. There were no such purchases in 1994 and 1995.

                See notes to consolidated financial statements.

                              NOA HOLDING COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1995

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying financial statements consolidate the accounts of NOA Holding Company (formerly McCarty Holding Company, Inc.) and its wholly-owned subsidiary, Naegele Outdoor Advertising Company. All intercompany transactions have been eliminated in consolidation.

    REVENUE RECOGNITION

    Advertising revenue is recognized monthly over the period in which advertisement displays are posted on the advertising structures. A full month's revenue is recognized in the first month of posting. The direct costs incurred to produce the related advertisements are expensed as incurred. Payments received in advance of billings are recorded as deferred revenue.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost. Maintenance, repairs and renewals, which neither materially add to the value of the property, nor appreciably prolong its life, are charged to expense as incurred.

    Depreciation of property and equipment is provided on declining balance and straight-line methods over useful lives of 3 to 25 years.

    INTANGIBLE ASSETS

    Intangibles assets are carried and are amortized on the straight-line method over useful lives of 5 to 40 years. Goodwill represents the cost of acquired businesses in excess of amounts assigned to tangible and intangible assets at the date of acquisition.

    INVENTORIES

    Inventories consist principally of supplies and are stated at lower of cost or market as determined on a first-in, first-out basis.

    INCOME TAXES

    Income taxes are computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes".

    BARTER TRANSACTIONS

    The Company occasionally enters into agreements to trade advertising space for goods or services. Prior to December 8, 1992, the Company did not record such arrangements as revenue unless the items bartered for were capital items. The impact on revenues and expense of barter transactions not recorded in fiscal 1993 was $164,000.

    RECLASSIFICATION

    Certain amounts previously reported in 1993 and 1994 have been reclassified to conform to the 1995 presentation.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of March 31, 1996 and 1995 and for the ten months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

2.  ACQUISITIONS

    Effective January 19, 1994, the Company purchased Atlantic Outdoor Advertising, Inc. for $1 million. The acquisition was recorded using the purchase method of accounting for business combinations.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following:

                                                                                             ESTIMATED
                                                                       1994       1995      USEFUL LIFE
                                                                     ---------  ---------  -------------
                                                                        (IN THOUSANDS)
Land...............................................................  $   1,235  $   1,294       --
Advertising structures.............................................     24,825     25,256       20 years
Buildings..........................................................        491        491    10-25 years
Machinery and equipment............................................      1,180      1,201        6 years
Office furniture and equipment.....................................      1,896      1,865     5-10 years
Automobiles and trucks.............................................      1,045      1,124        5 years
Other..............................................................        384        370     3-10 years
                                                                     ---------  ---------
                                                                        31,056     31,601
Less accumulated depreciation......................................      7,494      9,244
                                                                     ---------  ---------
                                                                     $  23,562  $  22,357
                                                                     ---------  ---------
                                                                     ---------  ---------

4.  INTANGIBLES

    The intangibles consisted of the following:

                                                                                              ESTIMATED
                                                                                               USEFUL
                                                                          1994       1995       LIFE
                                                                        ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Advertising site leases...............................................  $  22,760  $  21,762    7 years
Covenant not to compete...............................................      3,118      3,129    5 years
Goodwill..............................................................      2,159      2,030   40 years
Loan costs............................................................      2,028      2,697    6 years
Organization costs....................................................        506        503    5 years
                                                                        ---------  ---------
                                                                           30,571     30,121
Less accumulated amortization.........................................     13,066     17,747
                                                                        ---------  ---------
                                                                        $  17,505  $  12,374
                                                                        ---------  ---------
                                                                        ---------  ---------

    The advertising site leases and covenant not to compete were recorded as a result of an acquisition in May 1991. Their cost represents management's best estimate of the fair value at the date of acquisition. The loan costs represent fees paid to obtain a bank term loan and line of credit in 1991 and to refinance the term loan and line of credit in August 1994. In connection with the loan refinancing, the Company wrote-off approximately $1 million of unamortized loan costs. The organization costs are management's estimate of the portion of various fees paid which are allocable to this asset.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

5.  DEBT

    Long-term debt consists of the following at May 31:

                                                                            1994       1995
                                                                          ---------  ---------
                                                                             (IN THOUSANDS)
Revolving Credit Commitment under the Amended and Restated Credit
 Agreement dated August 31, 1994........................................  $      --  $  30,700
Term loans under the Credit Agreement dated as of May 22, 1991..........     35,657     --
Revolving Credit Loan under the Credit Agreement dated as of May 22,
 1991...................................................................        200     --
Subordinated note payable, annual installments of $52 through July 1997,
 plus quarterly interest payments at prime..............................         --        157
Subordinated notes payable, annual installments of $38 through March
 1997, plus quarterly interest payments at prime........................         --         75
                                                                          ---------  ---------
                                                                             35,857     30,932
Less current portion....................................................      6,200        608
                                                                          ---------  ---------
                                                                          $  29,657  $  30,324
                                                                          ---------  ---------
                                                                          ---------  ---------

    The Company amended and restated its bank Credit Agreement on August 31, 1994 and established a Revolving Credit Commitment of up to $38,000,000 and an Acquisition Loan Commitment of up to $5,000,000. Both commitments decrease quarterly each fiscal year and terminate on February 28, 2001. The available Revolving Credit Commitment at May 31, 1995 was $32,800,000. At year end there were no borrowings against the $5,000,000 Acquisition Loan Commitment. As part of the Agreement, interest on the first $20,000,000 of debt is payable under an Interest Rate Protect Plan ("IPP"). The IPP provides for a fixed rate of 6.28% plus applicable margin (2.5% at May 31, 1995) for a period of three years and began August 5, 1994. The Amended and Restated Credit Agreement also enables the Company to borrow the remainder of the debt at a rate equal to either the Loan Interbank Offered Rate (LIBOR) plus 3.0% or at the Lending Agent's base rate plus 1.75%. In addition, the Company can realize lower borrowing rates if certain financial results are achieved. At May 31, 1995, the interest rate in effect was LIBOR plus 2.5%.

    The Company is obligated to pay loan commitment fees to the banks equal to one-half of 1% of the average daily unused portion of the commitments.

    The bank has issued a letter of credit to the Company's insurance carrier totaling $323,000 at the end of fiscal 1994 and 1995.

    All common shares of the Company are pledged as collateral for the Credit Agreement; accordingly, substantially all of the Company's assets are effectively pledged as collateral.

    The Credit Agreement contains certain restrictive covenants which the Company must comply with on a continuing basis. The Company is restricted as to borrowings, dividend payments, acquisitions, stock repurchases, sales of assets and capital expenditures.

    During fiscal 1995, the Company entered into certain stock redemption agreements to repurchase 1,174.44 shares of Class A Common Stock and 1,126.03 shares of Class B Common Stock. As part of the agreements, the Company issued subordinated promissory notes totaling approximately $270,000.

    Total interest paid on all debt was $3,849,000, $3,528,000 and $3,468,000 for fiscal 1993, 1994 and 1995, respectively.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

5.  DEBT (CONTINUED)
    Aggregate annual maturities of long-term debt during the five-year period ending May 31, 2000 are (in thousands):

Year ending May 31:
  1996..............................................................  $     608
  1997..............................................................      4,365
  1998..............................................................      6,227
  1999..............................................................      7,600
  2000..............................................................      7,600

6.  INCOME TAXES

    At May 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $8.0 million. These carryforwards expire between May 31, 2006 and 2010. During the current fiscal year, the Company utilized approximately $625,000 of net operating loss carryforwards to offset current year taxable income.

    Components of deferred tax assets and liabilities are (in thousands):

                                                                               1994       1995
                                                                             ---------  ---------
                                                                                (IN THOUSANDS)
Deferred tax assets:
  Loss carryforward........................................................  $   3,403  $   3,145
  Accrued expenses.........................................................        249        207
  Loan cost amortization...................................................         --        343
                                                                             ---------  ---------
                                                                                 3,652      3,695

Deferred tax liabilities:
  Depreciation.............................................................        857      1,090
  Bad debt allowance.......................................................         33         36
                                                                             ---------  ---------
                                                                                   890      1,126
                                                                             ---------  ---------
Net deferred tax assets before valuation allowance.........................      2,762      2,569
Less valuation allowance...................................................      2,762      2,569
                                                                             ---------  ---------
Net deferred tax assets....................................................  $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

7.  EMPLOYEE BENEFIT PLAN

    The Company has a voluntary defined contribution 401(k) savings and retirement plan for the benefit of its nonunion employees who may contribute from 3% to 10% of their compensation. The Company has no obligation to contribute to the plan and made no contribution for fiscal 1993, 1994 and 1995.

8.  REDEEMABLE PREFERRED STOCK

    The preferred stock is redeemable, subject to certain restrictions, by the Company at a price equal to its value as carried on the financial statements. The Company also has the right to convert the preferred stock to debt at a rate of $1,000 principal of debt to $1,000 liquidation value of the preferred stock. The liquidation value of each of share of preferred stock is $7,699 and $8,660 at May 31, 1994 and 1995, respectively. After May 22, 2001, the preferred shareholders have the right to control the Board of Directors for the purpose of selling the Company.

    Subject to certain bank restrictions, dividends on the preferred shares are payable semi-annually at the rate of 8% either in cash or in-kind payments which increase the liquidation value of the preferred stock.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

8.  REDEEMABLE PREFERRED STOCK (CONTINUED)
Should operating profits exceed certain targets, the dividend rate increases to 12%. The minimum targets for fiscal 1996 are $9,259 for each six month period.

9.  COMMON STOCK AND WARRANT

    The Class B common stock is entirely owned by key employees and officers. The ownership vests over a period of five years. In the event of a sale or liquidation of the Company, the Class A common stock has a 10% return preference over the Class B common stock.

    During fiscal 1995, the Company implemented a stock purchase plan for its key employees. Under the plan, 4,253 shares of Class B common stock will be granted to the employees at a purchase price of $.10 per share. The shares will vest over a five year period. Approximately 3,853 shares had been granted by May 31, 1995.

    Additionally, a warrant to purchase 5,000 shares of Class A common stock at $144.75 per share was outstanding at May 31, 1994 and 1995. The warrant expires on May 22, 2006 and has no voting rights.

10. SALES OF PONY PANELS

    Only July 22, 1994, the Company entered into an agreement with The McCarty Company ("McCarty") under which McCarty acquired all of the assets of the Pony Panels division (excluding cash) in exchange for McCarty's assumption of Pony Panel's liabilities, delivery of 7,599.32 shares of Class A Common Stock and 9,754.26 shares of Class B Common Stock of NOA Holding Company, and cash in the amount of $542.

11. COMMITMENTS AND CONTINGENCIES

    The City of Jacksonville, Florida has enacted a number of ordinances which would require the removal of outdoor advertising structures which are not located on federal aid primary and/or interstate highways. Management has vigorously contested the validity of these ordinances for the last four years. In March 1995, the Company reached a settlement with the City of Jacksonville and Capsigns, Inc. and has agreed to remove 711 billboards faces over a period of 20 years.

    The Company is also involved in litigation with various other municipalities and regulatory agencies as the result of condemnation proceedings and licensing and permit renewal disputes, which could result in the removal of advertising structures.

    Management believes, based upon the information currently available, that the settlement with the City of Jacksonville and Capsigns, Inc., along with the outcomes of the various actions described above, will not have a material adverse effect on the consolidated financial condition or results of operations of the Company.

    During fiscal 1995, the Company became a party to certain material litigation. The action alleges that a former billposting employee, while in the process of posting a billboard, fell to the ground (because the platform on which he was working gave way) and suffered significant injuries. It is alleged that these injuries have precluded him from seeking any gainful employment. This matter involves a significant level issue concerning the exclusive remedy provision of workers' compensation law in Minnesota. Minnesota law provides that an employer providing workers' compensation benefits is immune from tort liability. It is the Company's contention that, because the Company provided workers' compensation benefits to the former employee, the Company is entitled to tort immunity.

    The Plaintiff disputes the Company's interpretation of the law and argues that the tort suit can go forward. This matter was argued before a trial judge on February 28, 1995, who ruled in favor of the Plaintiff. An appeal to the Minnesota Court of Appeals is currently pending.

                              NOA HOLDING COMPANY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  MAY 31, 1995

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Plaintiff has also made a demand of approximately $4.9 million for lost wages and pain and suffering. An attempt to amend this complaint and state a claim for punitive damages has also been made. The Court has not yet acted on the amendment.

    At this time it is not possible to estimate the probable outcome of these actions and, accordingly, the Company has not established a reserve for the outcome of this litigation.

    The Company leases the facility in Minneapolis from the Company's preferred stockholder with annual rents of $480,000, exclusive of operating costs, which commenced May of 1993 and continues through May of 2001.

    The Company is required to make the following minimum operating lease payments for equipment and facilities under noncancelable lease agreements (in thousands):

Year ending May 31:
  1996..............................................................  $     552
  1997..............................................................        552
  1998..............................................................        552
  1999..............................................................        557
  2000..............................................................        557
  Thereafter........................................................        704
                                                                      ---------
                                                                      $   3,474
                                                                      ---------
                                                                      ---------

    Rent expense for operating leases for the years ended May 31, 1993, 1994 and 1995 totaled $6,950,000, $6,837,000 and $7,268,000, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Universal Outdoor Holdings, Inc.

    We have audited the accompanying statement of revenues and direct expenses of Ad-Sign for the year ended December 31, 1995. This statement is the responsibility of the company's management. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the statement of revenues and direct expenses audited by us presents fairly, in all material respects, the revenues and direct expenses of Ad-Sign for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP

June 14, 1996
Chicago, Illinois

                                    AD-SIGN
                   STATEMENT OF REVENUES AND DIRECT EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                             (DOLLARS IN THOUSANDS)

Gross revenues......................................................  $   2,804
Less agency commissions.............................................        224
                                                                      ---------
  Net revenues......................................................      2,580
                                                                      ---------

Direct expenses:
  Direct advertising expenses.......................................        338
  General and administrative expenses...............................        402
  Depreciation and amortization.....................................        454
                                                                      ---------
                                                                          1,194
                                                                      ---------
Operating income....................................................  $   1,386
                                                                      ---------
                                                                      ---------

    See accompanying notes to the statement of revenues and direct expenses.

                                    AD-SIGN
             NOTES TO THE STATEMENT OF REVENUES AND DIRECT EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 1995

NOTE 1 -- BASIS OF PRESENTATION AND DESCRIPTION OF THE BUSINESS:

    The Statement of Revenues and Direct Expenses for the year ended December 31, 1995 presents revenues from contracts for the 160 advertising display faces acquired from Ad-Sign, Inc. by Universal Outdoor Holdings, Inc. (Universal) in the first quarter of 1996. This financial statement excludes operating expenses which are not directly related to the assets acquired by Universal. Although Universal only acquired certain assets of Ad-Sign, Inc., this acquisition meets the criteria for a "business acquired" in accordance with Regulation S-X, Rule 3-05 of the Securities Exchange Act of 1934.

    Ad-Sign is an outdoor advertising company which owns and operates outdoor advertising display faces principally in Chicago, Illinois. Ad-Sign sells outdoor advertising space to national, regional and local advertisers.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES:

    The preparation of the statement of revenues and direct expenses in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. The significant accounting policies used in the preparation of these financial statements are as follows.

REVENUES AND DIRECT EXPENSES

    Advertising revenues are generated from contracts with advertisers generally covering periods of one to twelve months. Ad-Sign recognizes revenues ratably over the contract term and defers customer prepayment of advertising fees. Costs incurred for the production of outdoor advertising displays are recognized in the initial month of the contract or as incurred during the contract period.

PREPAID LAND RENTS

    Most of Ad-Sign's outdoor advertising structures are located on leased land. Land rents are typically paid in advance for periods ranging from one to twelve months. Prepaid land rents are expenses ratably over the related rental term.

NOTE 3 -- SUBSEQUENT EVENT:

    In the first quarter of 1996, Ad-Sign, Inc. entered into an asset purchase agreement with Universal Outdoor Holdings, Inc. Under this agreement, Universal purchased 160 advertising display faces in the Chicago market for $12.5 million.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
POA Acquisition Corporation

    We have audited the accompanying balance sheets of POA Acquisition Corporation as of December 31, 1995 and 1994, and the related statements of operations, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of POA Acquisition Corporation at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995.

    As discussed in Note 2 to the financial statements, the 1994 financial statements have been restated to reflect the correction of an error in the calculation of the provision for income taxes.

                                          Ernst & Young LLP

Orlando, Florida
April 1, 1996, except for Note 16
as to which the date is August 27, 1996

                          POA ACQUISITION CORPORATION
                                 BALANCE SHEETS
                                     ASSETS

                                                                              DECEMBER 31,            JUNE 30,
                                                                      ----------------------------  -------------
                                                                                         1995           1996
                                                                                     -------------  -------------
                                                                          1994                       (UNAUDITED)
                                                                      -------------
                                                                       (RESTATED)
Current assets:
  Cash..............................................................  $     727,690  $     811,352  $   2,873,233
  Accounts receivable...............................................      4,482,520      5,631,320      6,207,868
  Prepaid expenses..................................................      1,698,539      1,822,964      2,471,868
  Prepaid income taxes..............................................         51,629         43,875       --
  Deferred income taxes.............................................      2,596,951      3,213,848      3,213,848
                                                                      -------------  -------------  -------------
    Total current assets............................................      9,557,329     11,523,359     14,766,817
Deferred income taxes...............................................     14,269,374     11,835,410     10,730,410
Property, plant and equipment, net..................................     20,112,931     23,005,058     23,433,086
Other assets........................................................     46,266,092     41,854,491     49,337,612
                                                                      -------------  -------------  -------------
                                                                      $  90,205,726  $  88,218,318  $  98,267,925
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................  $   3,432,619  $   2,992,112  $   3,419,277
  Current portion of long-term debt.................................      8,061,214      9,109,419      9,109,419
                                                                      -------------  -------------  -------------
    Total current liabilities.......................................     11,493,833     12,101,531     12,528,696
Long-term debt, less current portion................................     70,210,555     65,603,203     73,947,859
Shareholder's equity
  Common stock, $.01 par value:
    Authorized shares -- 2,000,000
    Issued and outstanding shares -- 100 in 1995 and 1994...........              1              1              1
  Additional paid-in capital........................................     45,419,909     45,419,909     45,419,909
  Accumulated deficit...............................................    (36,918,572)   (34,906,326)   (33,628,540)
                                                                      -------------  -------------  -------------
    Total shareholder's equity......................................      8,501,338     10,513,584     11,791,370
                                                                      -------------  -------------  -------------
                                                                      $  90,205,726  $  88,218,318  $  98,267,925
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                            STATEMENTS OF OPERATIONS

                                                                                         FOR THE SIX MONTHS
                                            FOR THE YEARS ENDED DECEMBER 31,               ENDED JUNE 30,
                                       -------------------------------------------  ----------------------------
                                           1993           1994           1995           1995           1996
                                       -------------  -------------  -------------  -------------  -------------
                                                       (RESTATED)                           (UNAUDITED)
Advertising revenues.................  $  37,456,464  $  41,737,266  $  45,830,359  $  21,563,122  $  24,860,268
Less commissions and discounts.......     (3,362,525)    (3,865,492)    (4,393,319)    (2,047,289)    (2,249,876)
                                       -------------  -------------  -------------  -------------  -------------
                                          34,093,939     37,871,774     41,437,040     19,515,833     22,610,392
                                       -------------  -------------  -------------  -------------  -------------
Expenses:
  Operating..........................     10,493,219     11,151,065     11,775,891      5,775,612      6,531,119
  Selling, general and
    administrative...................      9,413,920     10,283,413     10,698,212      5,028,685      5,999,987
  Amortization.......................      4,853,633      5,208,589      5,061,849      2,540,689      2,540,689
  Depreciation.......................      2,871,608      2,878,346      2,545,182      1,231,195      1,461,016
                                       -------------  -------------  -------------  -------------  -------------
                                          27,632,380     29,521,413     30,081,134     14,576,181     16,532,811
                                       -------------  -------------  -------------  -------------  -------------
Income from operations...............      6,461,559      8,350,361     11,355,906      4,939,652      6,077,581
                                       -------------  -------------  -------------  -------------  -------------
Other income (expense):
  Interest expense...................     (5,866,923)    (7,012,646)    (7,346,241)    (3,710,133)    (3,691,754)
  Loss on sale of a division.........       --             (494,824)      --             --             --
  Gain (loss) on disposal of property
    and equipment, net...............       (446,151)      (329,056)       (64,332)      (155,276)        46,959
  Interest and other income..........        167,360         24,412         42,244       --             --
                                       -------------  -------------  -------------  -------------  -------------
                                          (6,145,714)    (7,812,114)    (7,368,329)    (3,865,409)    (3,644,795)
                                       -------------  -------------  -------------  -------------  -------------
Income before income taxes and
 extraordinary item..................        315,845        538,247      3,987,577      1,074,243      2,432,786
Provision for income taxes:
  Current............................        100,158         37,572        158,264         42,600         96,500
  Deferred...........................        478,263      1,256,910      1,817,067        489,400      1,108,500
                                       -------------  -------------  -------------  -------------  -------------
                                             578,421      1,294,482      1,975,331        532,000      1,205,000
                                       -------------  -------------  -------------  -------------  -------------
Income (loss) before extraordinary
 item................................       (262,576)      (756,235)     2,012,246        542,243      1,227,786
Extraordinary item:
  (Loss) gain on early extinguishment
    of debt, net of income tax
    expense (benefit) of $(147,350)
    and $50,000......................       --             (244,552)      --             --               50,000
                                       -------------  -------------  -------------  -------------  -------------
Net income (loss)....................  $    (262,576) $  (1,000,787) $   2,012,246  $     542,243  $   1,277,786
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                       STATEMENTS OF SHAREHOLDER'S EQUITY


                                                                     ADDITIONAL                        TOTAL
                                            COMMON     PREFERRED      PAID-IN       ACCUMULATED    SHAREHOLDER'S
                                             STOCK       STOCK        CAPITAL         DEFICIT          EQUITY
                                           ---------  -----------  --------------  --------------  --------------
Balance at January 1, 1993...............  $       1  $    12,237  $   57,644,726  $  (28,262,869) $   29,394,095
  Net loss for 1993......................     --          --             --              (262,576)       (262,576)
                                           ---------  -----------  --------------  --------------  --------------
Balances at December 31, 1993............          1       12,237      57,644,726     (28,525,445)     29,131,519
  Net loss for 1994 (restated)...........     --          --             --            (1,000,787)     (1,000,787)
  Issuance of preferred stock............     --          550,000       4,950,000        --             5,500,000
  Redemption of preferred stock..........     --         (562,237)    (17,174,817)       --           (17,737,054)
  Cumulative preferred stock dividends...     --          --             --            (7,392,340)     (7,392,340)
                                           ---------  -----------  --------------  --------------  --------------
Balance at December 31, 1994
 (restated)..............................          1      --           45,419,909     (36,918,572)      8,501,338
  Net income for 1995....................     --          --             --             2,012,246       2,012,246
                                           ---------  -----------  --------------  --------------  --------------
Balance at December 31, 1995.............          1      --           45,419,909     (34,906,326)     10,513,584
Net income for the six months ended June
 30, 1996 (unaudited)....................     --          --             --             1,277,786       1,277,786
                                           ---------  -----------  --------------  --------------  --------------
                                           $       1  $   --       $   45,419,909  $  (33,628,540) $   11,791,370
                                           ---------  -----------  --------------  --------------  --------------
                                           ---------  -----------  --------------  --------------  --------------


                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                                                              FOR THE SIX MONTHS
                                                      FOR THE YEARS ENDED DECEMBER 31,          ENDED JUNE 30
                                                   --------------------------------------  ------------------------
                                                      1993                       1995         1995         1996
                                                   -----------                -----------  -----------  -----------
                                                                    1994
                                                                ------------
                                                                 (RESTATED)                      (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)................................  $  (262,576) $ (1,000,787) $ 2,012,246  $   542,243  $ 1,277,786
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Amortization...................................    4,853,633     5,208,589    5,061,849    2,540,689    2,540,689
  Depreciation...................................    2,871,608     2,878,346    2,545,182    1,231,194    1,461,016
  Deferred income taxes..........................      478,263     1,123,867    1,817,067      489,400    1,108,500
  Loss on sale of division.......................    1,367,286       494,824      --           --           --
  Loss on disposal of property and equipment,
    net..........................................      446,151       329,056       64,332        3,100      (46,959)
  Provision for bad debts........................      122,694       375,190       64,285      --           --
  Changes in operating assets and liabilities:
    Increase in accounts receivable..............     (677,585)     (523,087)  (1,213,085)    (418,229)    (576,547)
    Increase in prepaid expenses.................      (68,365)     (253,802)    (124,425)    (181,128)    (652,406)
    Decrease (increase) in prepaid income taxes..      (78,843)      (27,786)       7,754      --            43,875
    Decrease (increase) in other assets..........          862    (2,511,167)    (500,248)     --           --
    (Increase) decrease in accounts payable and
      accrued expenses...........................      867,753       772,507     (440,507)      15,570      427,165
                                                   -----------  ------------  -----------  -----------  -----------
Net cash provided by operating activities........    9,920,881     6,865,750    9,294,450    4,222,839    5,583,119
INVESTING ACTIVITIES
Proceeds from sale of division...................      --          2,000,000      --           --           --
Proceeds from disposal of property and
 equipment.......................................      160,450       101,463      227,854      155,276      367,500
Purchases of property, plant and equipment.......   (2,586,418)   (1,787,528)  (5,729,495)    (777,279)  (2,209,588)
Purchases of intangibles.........................      --            --          (150,000)     --       (10,023,806)
                                                   -----------  ------------  -----------  -----------  -----------
Net cash (used in) provided by investing
 activities......................................   (2,425,968)      313,935   (5,651,641)    (622,003) (11,865,894)
FINANCING ACTIVITIES
Proceeds from long-term borrowings...............      133,500    83,023,442    4,500,000    1,000,000   13,147,633
Payments of long-term debt.......................   (8,151,871)  (70,696,101)  (8,059,147)  (4,029,691)  (4,802,977)
Proceeds from issuance of preferred stock........      --          5,500,000      --           --           --
Redemption of preferred stock....................      --        (17,737,054)     --           --           --
Dividends paid...................................      --         (7,392,340)     --           --           --
                                                   -----------  ------------  -----------  -----------  -----------
Net cash used in financing activities............   (8,018,371)   (7,302,053)  (3,559,147)  (3,029,691)   8,344,656
                                                   -----------  ------------  -----------  -----------  -----------
Net increase (decrease) in cash..................     (523,458)     (122,368)      83,662      571,145    2,061,881
Cash at beginning of year........................    1,373,516       850,058      727,690      727,690      811,352
                                                   -----------  ------------  -----------  -----------  -----------
Cash at end of year..............................  $   850,058  $    727,690  $   811,352  $ 1,298,835  $ 2,873,233
                                                   -----------  ------------  -----------  -----------  -----------
                                                   -----------  ------------  -----------  -----------  -----------


                            See accompanying notes.

                          POA ACQUISITION CORPORATION
                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

NOTE 1 -- ORGANIZATION
    On January 31, 1989, Outdoor Advertising Holdings, Inc. (Holdings) contributed its shares of POA Acquisition Corporation (Company) common stock, along with cash, to Peterson Acquisition, Inc. (Acquisition), a wholly-owned subsidiary of Holdings. Acquisition immediately purchased the Company's outstanding common shares under the terms of an Agreement and Plan of Merger dated December 21,1988. Acquisition was subsequently merged into the Company and its outstanding shares were converted into one hundred shares of the Company's common stock.

    The merger was accounted for as a purchase with a purchase price of $33,279,550 (including acquisition costs of $4,448,023). Certain individuals, who were former shareholders of the Company, own shares of Holdings and are included in the management of Holdings and the Company. The Company allocated the purchase price among the assets acquired and liabilities assumed, based upon the respective fair values of the assets and liabilities, with the excess purchase price recorded as goodwill.

    The Company provides outdoor advertising services in the states of Florida, South Carolina and Tennessee. Approximately 70% of the business is in the State of Florida.

NOTE 2 -- RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS
    In October 1994, the Company sold certain assets, liabilities and the business of its Orangeburg Division. In determining the gain or loss on the sale for tax purposes, approximately $2,500,000 of goodwill was incorrectly included in the calculation. The 1994 financial statements have been restated to reflect the correction of this error resulting in a decrease in income before extraordinary item and an increase in net loss of $956,000 from the amounts previously reported.

NOTE 3 -- ACCOUNTING POLICIES

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost. Depreciation for financial reporting purposes is computed by the straight-line method over the estimated useful lives of the various classes of assets as follows:

                                                                       28-30
Buildings.......................................................       years
Advertising structures..........................................    12 years
Equipment.......................................................   2-7 years

    The Company uses the accelerated Cost Recovery System and the Modified Accelerated Cost Recovery System for income tax reporting purposes.

    OTHER ASSETS

    Loan costs incurred in connection with obtaining financing have been deferred and are being amortized over the life of the loans. Goodwill represents the excess of the cost of acquired businesses over the fair market value at acquisition of the specifically identified assets.

    Intangible assets are being amortized over the following periods:

                                                                        8-10
Advertising structure leases.....................................      years
Goodwill.........................................................   40 years
Deferred loan costs..............................................  1-6 years

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 3 -- ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    The Company follows the liability method of accounting for income taxes. Deferred income taxes relate to the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    ADVERTISING REVENUE

    Advertising revenue is recognized ratably on a monthly basis over the period in which advertisement displays are posted on the advertising structures.

    ADVERTISING STRUCTURE RENTALS

    Advertising structure lease rentals are generally paid in advance and charged to expense over the life of the lease.

    INTEREST RATE SWAP AND INTEREST CAP AGREEMENTS

    The Company has entered into interest rate swap and interest rate cap agreements to effectively convert a portion of its variable-rate borrowings into fixed-rate obligations. The amount to be received or paid related to these agreements is recognized over the lives of the agreements as an adjustment to interest expense.

    BARTER TRANSACTIONS

    The Company enters into agreements to provide outdoor advertising services in exchange for various goods and services of their customers. Revenue recognized from these transactions approximated $1,497,000, $830,000 and $0 in 1995, 1994 and 1993, respectively.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS

    The carrying amounts of cash, accounts receivable, accounts payable and long-term debt at December 31, 1995 approximate fair value.

    ACCOUNTING STANDARD

    In March 1995, the FASB issued Statement No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. As of December 31, 1995 there were no indications of impairment that would effect the carrying value of assets.

    INTERIM FINANCIAL INFORMATION

    The interim financial information as of June 30, 1996 and 1995 and for the six months then ended has been prepared from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments necessary for a fair presentation of the financial position and results of operations and of cash flows for the respective interim periods. All adjustments were of a normal and recurring nature.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 4 -- ACCOUNTS RECEIVABLE
    Accounts receivable consist of the following:

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Trade.......................................................................  $  5,701,472  $  4,493,568
Employee notes and other....................................................       463,300       458,119
                                                                              ------------  ------------
                                                                                 6,164,772     4,951,687
Less allowance for uncollectible accounts...................................      (533,452)     (469,167)
                                                                              ------------  ------------
                                                                              $  5,631,320  $  4,482,520
                                                                              ------------  ------------
                                                                              ------------  ------------

    Included in employee notes and other are notes and accrued interest aggregating $299,269 in 1995 and $279,473 in 1994 from common shareholders.

NOTE 5 -- PREPAID EXPENSES
    Prepaid expenses consist of the following:

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Lease rental payments.......................................................  $  1,261,795  $  1,065,874
Maintenance supplies........................................................        94,581       133,268
Other.......................................................................       466,588       499,397
                                                                              ------------  ------------
                                                                              $  1,822,964  $  1,698,539
                                                                              ------------  ------------
                                                                              ------------  ------------

NOTE 6 -- PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment are stated at cost and consist of the following:

                                                                                   DECEMBER 31,
                                                                          ------------------------------
                                                                               1995            1994
                                                                          --------------  --------------
Land....................................................................  $    2,466,681  $    2,466,681
Buildings...............................................................       2,074,084       2,011,256
Advertising structures..................................................      31,857,123      27,446,874
Equipment...............................................................       3,602,942       2,978,167
                                                                          --------------  --------------
                                                                              40,000,830      34,902,978
Less accumulated depreciation...........................................     (16,995,772)    (14,790,047)
                                                                          --------------  --------------
                                                                          $   23,005,058  $   20,112,931
                                                                          --------------  --------------
                                                                          --------------  --------------

NOTE 7 -- OTHER ASSETS
    Other assets consist of the following:

                                                                                   DECEMBER 31,
                                                                          ------------------------------
                                                                               1995            1994
                                                                          --------------  --------------
Goodwill................................................................  $   45,239,949  $   45,239,949
Advertising structure leases, at cost...................................      26,096,863      26,021,863
Non-compete and other, at cost..........................................       6,495,641       6,420,390
Deferred loan costs.....................................................       3,403,068       2,903,068
                                                                          --------------  --------------
                                                                              81,235,521      80,585,270
Less accumulated amortization...........................................     (39,381,027)    (34,319,178)
                                                                          --------------  --------------
                                                                          $   41,854,494  $   46,266,092
                                                                          --------------  --------------
                                                                          --------------  --------------

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 8 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES
    Accounts payable and accrued expenses consist of the following:

                                                                                     DECEMBER 31,
                                                                              --------------------------
                                                                                  1995          1994
                                                                              ------------  ------------
Trade accounts payable......................................................  $  1,285,008  $  1,794,814
Accrued compensation and other..............................................     1,677,573     1,623,766
Accrued interest............................................................        29,531        14,039
                                                                              ------------  ------------
                                                                              $  2,992,112  $  3,432,619
                                                                              ------------  ------------
                                                                              ------------  ------------

NOTE 9 -- LONG-TERM DEBT
    Long-term debt consists of the following:

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1995           1994
                                                                           -------------  -------------
Notes payable to banks...................................................  $  74,500,000  $  78,000,000
Other long-term debt.....................................................        212,622        271,769
                                                                           -------------  -------------
                                                                              74,712,622     78,271,769
Less amounts due within one year.........................................     (9,109,419)    (8,061,214)
                                                                           -------------  -------------
                                                                           $  65,603,203  $  70,210,555
                                                                           -------------  -------------
                                                                           -------------  -------------

    In January 1994, the Company refinanced its notes payable to banks, paid off the unsecured subordinated notes payable to investment banking firms and redeemed the 14% Series A senior redeemable cumulative preferred stock with term notes and revolving credit notes totaling $83,000,000 and $7,000,000, respectively. Notes payable to banks are term notes and revolving credit notes are secured by all assets and common stock of the Company. Interest is charged on borrowings under the term notes and revolving credit notes at the Company's discretion at either a Eurodollar base rate or an ABR rate determined in accordance with the terms of the Credit Agreement. Interest on the term notes is currently charged at a Eurodollar base rate determined at each interest renewal period. The December 31, 1995 term notes consist of a $54,500,000 borrowing at 8.19% and a $20,000,000 borrowing at 10.94%. On December 29, 1995, the Company amended its Credit Agreement to allow for an additional $50,000,000 line of credit available for acquisitions. No borrowings under this amendment have occurred. Long-term debt maturities over the next five years are approximately as follows: 1996 -- $9,107,000: 1997 -- $11,051,000: 1998 -- $13,048,000: 1999
-- $21,505,000: 2000 -- $20,000,000 and $0 thereafter.

    The refinancing of the notes payable in 1994 resulted in an extraordinary loss of $391,902 as a result of writing-off the unamortized portion of deferred loan costs related to those borrowings.

    The Company entered into interest rate swap and interest rate cap agreements that expire in 1997 with a notional amount of $40,000,000 at December 31, 1995 to reduce the impact of changes in interest rates on its variable rate long-term debt.

    The counterpart to the agreements is a major financial institution. In the event a counterparty fails to meet the terms of an interest rate swap or interest rate cap agreement, the Company's exposure is limited to the interest rate differential. Credit loss from counterparty nonperformance is not anticipated.

    The Company paid approximately $7,331,000, $7,570,000 and $4,301,000 in cash for interest in 1995, 1994 and 1993, respectively.

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 10 -- EMPLOYEE BENEFITS PLANS
    The Company has a discretionary defined contribution plan which provides retirement benefits to substantially all employees. The contributions made to this plan were approximately $100,000 in 1995 and 1994, respectively and $110,000 in 1993.

NOTE 11 -- INCOME TAXES
    At December 31, 1995, the Company had federal and state net operating loss carryforwards of approximately $43,600,000 for income tax purposes available to offset future taxable income through 2006 to 2009. The Company was subject to alternative minimum tax which is imposed at a 20% rate on the corporation's alternative minimum taxable income in 1995. The alternative minimum tax expense for 1995 was $132,800 and $100,158 for 1993. The tax paid will be allowed as a credit carryover against regular tax in future periods. Net operating loss carryforwards for alternative minimum tax purposes are approximately $38,900,000. For financial reporting purposes, no valuation allowance has been recognized to offset the deferred tax assets related to these carryforwards. The tax benefit of any net operating losses which are not utilized will be recognized as a current year expense in the year of expiration.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets as of December 31, 1995, are attributable to the bad debt allowance, depreciation and amortization differences, alternative minimum tax, and net operating loss carryforwards.

    Components of the provision for income taxes for each year are as follows:

                                                                                YEAR ENDED
                                                                               DECEMBER 31,
                                                                  --------------------------------------
                                                                      1995                       1993
                                                                  ------------      1994      ----------
                                                                                ------------
                                                                                 (RESTATED)
Current
  Federal.......................................................  $    132,754  $     11,522  $  100,158
  State.........................................................        25,510        26,050      --
                                                                  ------------  ------------  ----------
Total current...................................................  $    158,264  $     37,572  $  100,158
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------
Deferred:
  Federal.......................................................  $  1,532,587  $  1,073,054  $  432,500
  State.........................................................       284,480       183,856      45,763
                                                                  ------------  ------------  ----------
Total deferred..................................................  $  1,817,067  $  1,256,910  $  478,263
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------

    The provision for income taxes included in the statements of operations differs from the amounts computed by applying the statutory rate to income before income taxes as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                      1995                       1993
                                                                  ------------      1994      ----------
                                                                                ------------
                                                                                 (RESTATED)
Income tax expense at the statutory rate........................  $  1,355,776  $    183,004  $  107,387
Goodwill........................................................       387,017       942,732     481,136
Meals and entertainment.........................................        17,432        21,214       7,959
State taxes, net of federal benefit.............................       204,593       138,538      30,204
Other...........................................................        10,513         8,994     (48,265)
                                                                  ------------  ------------  ----------
                                                                  $  1,975,331  $  1,294,482  $  578,421
                                                                  ------------  ------------  ----------
                                                                  ------------  ------------  ----------

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 11 -- INCOME TAXES (CONTINUED)
    Components of deferred tax assets for each year are as follows:

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1995
                                                                           -------------      1994
                                                                                          -------------
                                                                                           (RESTATED)
Current deferred tax assets:
  Net operating loss carryforward........................................  $   3,000,000  $   2,444,000
  Charitable contribution carryforward...................................          2,050       --
  Prepaid expenses.......................................................        (82,331)      (114,184)
  Bad debt allowance.....................................................        254,347        176,407
  Accrued liabilities....................................................         39,782         90,728
                                                                           -------------  -------------
Total current deferred tax assets........................................  $   3,213,848  $   2,596,951
                                                                           -------------  -------------
                                                                           -------------  -------------
Noncurrent deferred tax assets:
  Property and equipment.................................................  $     141,450  $      87,150
  Intangible assets......................................................     (1,961,941)    (2,224,357)
  Alternative minimum tax credit.........................................        276,112        148,370
  Net operating loss carryforward........................................     13,391,143     16,269,565
  State income taxes.....................................................        (11,354)       (11,354)
                                                                           -------------  -------------
                                                                           $  11,835,410  $  14,269,374
                                                                           -------------  -------------
                                                                           -------------  -------------

    The Company paid income taxes of $149,000, $48,000 and $104,000 in 1995, 1994 and 1993, respectively.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases office space under various non-cancelable operating leases. Minimum lease payments under these leases are approximately as follows:
1996 -- $151,000; 1997 -- $136,000 and $0 thereafter. The Company also leases land for advertising structures under operating leases which are cancelable or which have terms of less than one year.

    Rent expense charged to operations amounted to approximately $7,461,000 in 1995, $6,947,000 in 1994 and $6,630,000 in 1993.

NOTE 13 -- PREFERRED STOCK
    Holdings has issued various classes of preferred stock which provide for, among other things, cumulative dividends which accrue quarterly whether or not declared by the board of directors, and a liquidation value which includes accrued dividends. This liquidation value amounted to approximately $70,711,000 at December 31, 1995 and $66,029,000 at December 31, 1994, of which approximately $28,110,000 and $23,428,000, respectively, is accrued but unpaid dividends. At December 31, 1995 Holdings had no assets, other than its investment in the Company. The Holdings preferred stock does not contain mandatory redemption features.

NOTE 14 -- ACQUISITIONS
    During the year ended December 31, 1995, the Company acquired the assets of three separate advertising entities. Under the terms of the transactions, the Company acquired certain fixed assets, customer lists and advertising leases of these entities for a combined total of $3,710,000. In connection with the acquisition of the customer lists and advertising leases, intangible assets were recorded at a total of

                          POA ACQUISITION CORPORATION
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

NOTE 14 -- ACQUISITIONS (CONTINUED)
$150,000. The customer lists and advertising leases were assigned useful lives of three and ten years, respectively.

NOTE 15 -- SUBSEQUENT EVENTS

    ACQUISITION

    On March 29, 1996, the Company purchased the stock of a company that provides outdoor advertising services for $710,000. The Acquisition has been accounted for by the purchase method.

    COMMITMENT

    The Company has entered into an agreement to purchase the capital stock of a company that provides outdoor advertising services. The purchase price is $10,000,000 which will be financed with the Company's Term C notes. The Company anticipates accounting for this acquisition by the purchase method.

NOTE 16 -- SALE OF THE COMPANY
    On August 27, 1996, the Company's parent, Holdings, entered into an Agreement and Plan of Merger pursuant to which it agreed to sell the outstanding capital stock of Holdings for approximately $240,000,000 in cash.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Members
Tanner-Peck, L.L.C.
Memphis, Tennessee

    We have audited the accompanying combined balance sheet of Tanner-Peck, L.L.C. (the "Company") as of December 31, 1995, and the related combined statements of income, changes in members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tanner-Peck, L.L.C. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

February 23, 1996, except for Note 8 which is as of September 12, 1996

BDO Seidman, LLP

Memphis, TN

                              TANNER-PECK, L.L.C.
                            COMBINED BALANCE SHEETS


                                                                                     DECEMBER 31,
                                                                                         1995
                                                                                     -------------    JUNE 30,
                                                                                                        1996
                                                                                                    -------------
                                                                                                     (UNAUDITED)
ASSETS (NOTE 7):
Current
  Cash and cash equivalents (Note 3)...............................................  $   2,175,396  $   1,712,501
  Trade accounts receivable, less allowance for doubtful accounts of $57,934 and
    $177,765 (Note 2)..............................................................      1,312,635      2,277,222
  Other receivables................................................................          9,496         33,955
  Prepaid expenses.................................................................        320,663        270,324
                                                                                     -------------  -------------
Total current assets...............................................................      3,818,190      4,294,002
Property and equipment, less accumulated depreciation (Note 4).....................     21,197,368     20,726,722
                                                                                     -------------  -------------
                                                                                     $  25,015,558  $  25,020,724
                                                                                     -------------  -------------
                                                                                     -------------  -------------

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Trade accounts payable...........................................................  $     412,834  $       8,244
  Accrued expenses.................................................................        213,181        262,886
  Current maturities of long-term debt (Note 5)....................................         49,471         51,500
                                                                                     -------------  -------------
Total current liabilities..........................................................        675,486        322,630
Long-term debt, less current maturities (Note 5)...................................      1,134,849      1,108,420
Minority interest..................................................................         34,671         39,858
                                                                                     -------------  -------------
Total liabilities..................................................................      1,845,006      1,470,908
Commitments and contingencies (Note 7).............................................
Members' equity (Note 1)...........................................................     23,170,552     23,549,816
                                                                                     -------------  -------------
                                                                                     $  25,015,558  $  25,020,724
                                                                                     -------------  -------------
                                                                                     -------------  -------------


     See accompanying summary of accounting policies and notes to financial statements.

                              TANNER-PECK, L.L.C.
                         COMBINED STATEMENTS OF INCOME

                                                                                        FOR THE SIX MONTHS ENDED
                                                                        FOR THE                 JUNE 30,
                                                                      YEAR ENDED      ----------------------------
                                                                   DECEMBER 31, 1995      1995           1996
                                                                   -----------------  -------------  -------------
                                                                                              (UNAUDITED)

Billboard revenue................................................    $   8,099,188    $   3,620,866  $   7,717,336
Cost of sales....................................................       (3,679,087)      (1,627,763)    (3,955,512)
                                                                   -----------------  -------------  -------------
Gross profit.....................................................        4,420,101        1,993,103      3,761,824
Selling, general and administrative expenses.....................       (1,746,678)        (665,149)    (1,361,049)
                                                                   -----------------  -------------  -------------
Operating income.................................................        2,673,423        1,327,954      2,400,775
Interest expense.................................................         (582,705)        (280,099)       (47,091)
Minority interest................................................          (14,080)          (7,862)        (5,188)
                                                                   -----------------  -------------  -------------
Net income.......................................................    $   2,076,638    $   1,039,993  $   2,348,496
                                                                   -----------------  -------------  -------------
                                                                   -----------------  -------------  -------------

Pro forma:
  Historical net income..........................................    $   2,076,638    $   1,039,993  $   2,348,496
  Pro forma income taxes (Note 6)................................          801,000          401,000        901,000
                                                                   -----------------  -------------  -------------
  Pro forma net income...........................................    $   1,275,638    $     638,993  $   1,447,496
                                                                   -----------------  -------------  -------------
                                                                   -----------------  -------------  -------------

     See accompanying summary of accounting policies and notes to financial statements.

                              TANNER-PECK, L.L.C.
               COMBINED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                                          PAID-IN       RETAINED
                                                                          CAPITAL       EARNINGS    TOTAL EQUITY
                                                                       -------------  ------------  -------------
Members' equity, December 31, 1994...................................  $   1,343,946  $    --       $   1,343,946
Net income for 1995..................................................       --           2,076,638      2,076,638
Capital contributions (Note 1).......................................     20,393,521       --          20,393,521
Distributions to members.............................................       --            (643,553)      (643,553)
                                                                       -------------  ------------  -------------
Members' equity, December 31, 1995...................................  $  21,737,467  $  1,433,085  $  23,170,552
                                                                       -------------  ------------  -------------

Unaudited:
  Members equity, December 31, 1994..................................  $   1,343,946  $    --       $   1,343,946
  Net income for the six months ended June 30, 1995..................       --           1,039,993      1,039,993
  Distributions for members..........................................       --            (390,000)      (390,000)
                                                                       -------------  ------------  -------------
  Members' equity June 30, 1995......................................      1,343,946       649,993      1,993,939
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------
  Members' equity, December 31, 1995.................................  $  21,737,467  $  1,433,085  $  23,170,552
  Net income for the six months ended June 30, 1996..................       --           2,348,496      2,348,496
  Distributions to members...........................................       --          (1,969,232)    (1,969,232)
                                                                       -------------  ------------  -------------
  Members' equity, June 30, 1996.....................................  $  21,737,467  $  1,812,349  $  23,549,816
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

     See accompanying summary of accounting policies and notes to financial statements.

                              TANNER-PECK, L.L.C.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                        FOR THE SIX MONTHS ENDED
                                                                         FOR THE                JUNE 30,
                                                                       YEAR ENDED      --------------------------
                                                                    DECEMBER 31, 1995      1995          1996
                                                                    -----------------  ------------  ------------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................    $   2,076,638    $  1,039,992  $  2,348,496
  Depreciation....................................................          579,977         238,071       762,210
  Provision for bad debts.........................................          190,577          49,000       125,000
  Minority interest...............................................           14,080           7,862         5,188
  Gain on disposal of assets......................................           (1,176)        --            --
  Changes in operating assets and liabilities:
    Trade accounts receivable.....................................         (549,837)       (243,061)   (1,089,587)
    Prepaid expenses and other accounts receivables...............         (149,182)       (239,218)       25,880
    Trade accounts payable........................................          190,305        (200,061)     (404,590)
    Accrued expenses..............................................           90,740         (99,557)       49,705
                                                                    -----------------  ------------  ------------
      Net cash provided by operations.............................        2,442,122         553,028     1,822,302
                                                                    -----------------  ------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of Memphis division of Naegele Outdoor Advertising
    Company (Note 1)..............................................      (14,020,096)
  Capital expenditures............................................         (940,622)       (559,382)     (291,565)
  Proceeds from sale of property and equipment....................           16,977         --
                                                                    -----------------  ------------  ------------
    Net cash used for investing activities........................      (14,943,741)       (559,382)     (291,565)
                                                                    -----------------  ------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash contributed by members (Note 1)............................       20,393,521         --            --
  Principal advances on long-term debt............................        5,194,649       3,085,884       --
  Principal payments on long-term debt............................      (10,318,097)     (2,470,990)      (24,400)
  Distributions to members........................................         (643,553)       (390,000)   (1,969,232)
                                                                    -----------------  ------------  ------------
Net cash provided by (used for) financing activities..............       14,626,520         224,894    (1,993,632)
                                                                    -----------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents..............        2,124,901         218,540      (462,895)
Cash and cash equivalents, at beginning of period.................           50,495          50,495     2,175,396
                                                                    -----------------  ------------  ------------
Cash and cash equivalents, at end of period.......................    $   2,175,396    $    269,035  $  1,712,501
                                                                    -----------------  ------------  ------------
                                                                    -----------------  ------------  ------------
SUPPLEMENTAL DISCLOSURE:
  Interest paid...................................................    $      97,029    $     48,976  $     47,088
                                                                    -----------------  ------------  ------------
                                                                    -----------------  ------------  ------------

     See accompanying summary of accounting policies and notes to financial statements.

                              TANNER-PECK, L.L.C.
                         SUMMARY OF ACCOUNTING POLICIES

GENERAL                        Tanner-Peck, L.L.C. was organized on January 12, 1995. Prior to its organization as a limited liability company, the
                               entity conducted business as Tanner-Peck Outdoor Sign (Note
                               3).

BASIS OF COMBINATION           The combined financial statements include the outdoor
                               advertising business of Tanner-Peck, L.L.C. (the "Company")
                               and TOA Enterprises, L.P. The ownership of TOA Enterprise,
                               L.P. includes a 5% minority interest which has been provided for in the combined financial statements. These combined
                               financial statements do not include other assets or
                               liabilities of the individual member owners.

ACQUISITION                    Effective November 29, 1995, the Company acquired the assets and assumed certain liabilities of the Memphis division of
                               Naegele Outdoor Advertising Company ("Naegele") (Note 1).
                               The acquisition was accounted for using the purchase method of accounting. Accordingly, the assets acquired and
                               liabilities assumed were recorded at their respective
                               estimated fair values, and the results of operations of
                               Naegele since the acquisition data have been included in the combined financial statements of the Company.

USE OF ESTIMATES               The preparation of the Company's financial statements in
                               conformity with generally accepted accounting principles
                               requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and
                               disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of
                               revenues and expenses during the reporting period. The most significant of these estimates is the allowance for doubtful accounts (Note 2).

REVENUE RECOGNITION            The Company enters into contracts with its customers to
                               provide billboard and poster advertising for terms ranging from one month to five years. Revenue under these contracts is recognized each month as customers are invoiced for
                               leased advertising space provided.

PROPERTY, EQUIPMENT AND
 DEPRECIATION                  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

                                                          Years
                               ------------------------------------------------------------
                                   Billboard structures                             15
                                     Machinery and equipment                        7
                                    Office furniture and equipment                   7
                                    Vehicles                                        7
                               ------------------------------------------------------------

                               Leasehold improvements are amortized over the shorter of the useful life of the improvement or the term of the lease.

                              TANNER-PECK, L.L.C.
                   SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

TAXES ON INCOME                The combined companies are treated as a "pass through"
                               entity for income tax purposes. Accordingly, the companies pay no taxes on income and each member, partner or
                               shareholder includes their portion of income in their
                               respective tax returns.

OPERATING LEASES               The Company leases the sites upon which its billboards are located under various operating lease agreements. In
                               general, these leases provide for monthly rental payments
                               and rental expense is recognized each month.

STATEMENTS OF CASH FLOWS       For purposes of the statements of cash flows, the Company
                               classifies cash on hand and in checking and savings accounts as cash equivalents.

INTERIM FINANCIAL INFORMATION  The interim financial information as of June 30, 1996 and
                               1995 and for the six months then ended has been prepared
                               from the unaudited financial records of the Company and, in the opinion of management, reflects all adjustments
                               necessary for a fair presentation of the financial position and results of operations and of cash flows for the
                               respective interim periods. All adjustments were of a normal and recurring nature.

                              TANNER-PECK, L.L.C.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- ACQUISITION AND RECAPITALIZATION

    Effective November 29, 1995, the Company acquired most of the assets, and assumed certain liabilities, of Naegele, an outdoor advertising business. The acquisition was effectuated by the Company paying approximately $14 million cash and assuming $133,000 in liabilities of Naegele as well as all of its operating lease obligations. The purchase price has been allocated to the various assets acquired based on their respective estimated fair values as follows:

Billboard structures...........................................  $12,536,306
Land...........................................................     398,781
Office furniture and equipment.................................     369,673
Machinery and equipment........................................     308,778
Leasehold improvement..........................................     279,701
Vehicles.......................................................     153,435
Other assets...................................................     106,422
                                                                 ----------
                                                                 $14,153,096
                                                                 ----------
                                                                 ----------

    Concurrent with the acquisition, the Company was recapitalized by admitting a new member to the Company, The Weatherley Tanner Trust (the "Trust"), and receiving a capital contribution of $20,393,521 cash as follows (Note 7):

Mr. William B. Tanner                                                 $5,835,116
The Weatherley Tanner Trust                                          $14,558,405

    As part of the recapitalization, notes payable aggregating $5,500,000 were paid in full upon the closing of the acquisition.

    Pro forma sales and net income as if the acquisition had occurred as of January 1, 1995 would have been as follows (unaudited):

Sales..........................................................  $13,104,000
Net income.....................................................      98,000

NOTE 2 -- TRADE ACCOUNTS RECEIVABLE

    Trade accounts receivable arise from the leasing of advertising space on billboards and posters which are primarily located in the Memphis, Tennessee area. Accordingly, the collectibility of such receivables is largely dependent upon the strength of the local economy.

    Activity in the allowance for doubtful accounts is summarized as follows:

Balance -- January 1, 1995.....................................  $   30,466
Charged to expense.............................................     190,577
Uncollected balances written off, net of recoveries............    (163,109)
                                                                 ----------
Balance -- December 31, 1995...................................  $   57,934
                                                                 ----------
                                                                 ----------

    Future revenues under noncancellable advertising billboard lease contracts for the next five years and thereafter are as follows at December 31, 1995:

1996............................................................  $7,950,000
1997............................................................  2,475,000
1998............................................................  1,500,000
1999............................................................    850,000
2000............................................................     --

                              TANNER-PECK, L.L.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 -- RELATED PARTY TRANSACTIONS

    When Tanner-Peck, L.L.C. was organized on January 12, 1995, the owners of the previous company, Tanner-Peck Outdoor Sign, elected not to include certain land and the cost of a perpetual easement in the assets of Tanner-Peck, L.L.C. The use of these assets (cost of $736,453) are necessary for the continued use of the billboards located thereon. Rental expense for the use of these assets was $36,283 for the year ended December 31, 1995.

    The Company maintains certain bank accounts at United American Banks of Memphis, a related entity through common ownership.

    The Company also pays a member of the Company monthly rental payments of $3,000 for office space used by the Company.

NOTE 4 -- PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                            JUNE 30,
                                                                           DECEMBER 31,       1996
                                                                               1995        (UNAUDITED)
                                                                           -------------  -------------
Billboard structures.....................................................  $  20,631,409  $  20,698,818
Land.....................................................................        398,781        398,781
Buildings................................................................         18,001         18,001
Office furniture and equipment...........................................        489,152        492,965
Machinery and equipment..................................................        335,478        340,782
Leasehold improvements...................................................        279,701        335,194
Vehicles.................................................................        225,353        303,595
                                                                           -------------  -------------
                                                                              22,377,875     22,588,137
Less accumulated depreciation............................................     (1,344,327)    (2,101,238)
                                                                           -------------  -------------
                                                                              21,033,548     20,486,899
Construction in progress.................................................        163,820        239,823
                                                                           -------------  -------------
Net property and equipment...............................................  $  21,197,368  $  20,726,722
                                                                           -------------  -------------
                                                                           -------------  -------------

    Construction in progress consists of billboards and related structures which are under construction. The total cost of construction is not expected to be significant and will be funded through operations.

                              TANNER-PECK, L.L.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                             JUNE 30,
                                                                             DECEMBER 31,      1996
                                                                                 1995      (UNAUDITED)
                                                                             ------------  ------------
Unsecured note payable to a company, bearing interest at 8% per annum, payable in monthly principal and interest payments of $10,861 through
 October 2001 and a final payment of $755,178 due November 2001............   $1,092,795   $  1,070,982
Other notes payable, bearing interest at 8% per annum, payable in monthly principal and interest payments of approximately $1,054 through October
 2001 and a final payment of $51,990 due November 2001.....................       91,525         88,938
                                                                             ------------  ------------
                                                                               1,184,320      1,159,920
Less current maturities....................................................      (49,471)       (51,500)
                                                                             ------------  ------------
Long-term debt.............................................................   $1,134,849   $  1,108,420
                                                                             ------------  ------------
                                                                             ------------  ------------

NOTE 6 -- INCOME TAXES

    The combined companies are treated as a "pass through" entity for income tax purposes and pay no taxes on income. Instead, each individual member, partner or shareholder includes their portion of income in their respective tax returns. The pro forma income taxes shown on the accompanying combined statements of income represent the income taxes that would have been reported had the Company filed federal and state tax returns as a C Corporation.

    The following summarizes pro forma income taxes:

                                                                   FOR THE YEAR    FOR THE SIX MONTHS
                                                                      ENDED          ENDED JUNE 30,
                                                                   DECEMBER 31,  ----------------------
                                                                       1995         1995        1996
                                                                   ------------  ----------  ----------
                                                                                      (UNAUDITED)
Federal..........................................................   $  717,000   $  359,000  $  806,000
State............................................................       84,000       42,000      95,000
                                                                   ------------  ----------  ----------
  Total..........................................................   $  801,000   $  401,000  $  901,000
                                                                   ------------  ----------  ----------
                                                                   ------------  ----------  ----------

    The pro forma income taxes differ from the amounts computed by applying the maximum federal statutory rates as follows:

                                                                                        FOR THE SIX MONTHS
                                                                        FOR THE YEAR
                                                                            ENDED         ENDED JUNE 30,
                                                                        DECEMBER 31,   --------------------
                                                                            1995         1995       1996
                                                                        -------------  ---------  ---------
                                                                                           (UNAUDITED)
Provision for federal income taxes at statutory rates.................         34.0%        34.0%      34.0%
State taxes, net of federal benefit...................................          4.0          4.0        4.0
Other.................................................................          0.6          0.6        0.4
                                                                             ------    ---------  ---------
Pro forma income taxes................................................         38.6%        38.6%      38.4%
                                                                             ------    ---------  ---------
                                                                             ------    ---------  ---------

                              TANNER-PECK, L.L.C.
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

    The $20,393,521 cash capital contributions discussed in Note 1 were financed by loans from a bank directly to the respective members or to intermediaries who in turn loaned funds to the members. All of the Company's assets are pledged as collateral for these loans.

    The Company is subject to certain restrictive covenants under the loan agreement which, among other things, limit future capital expenditures and require the maintenance of certain minimum debt service coverage and leverage ratios. One of the intermediaries, who controls a commercial bank by ownership of a holding company, is subject to certain restrictive covenants as to the commercial bank. The most significant of these covenants include the maintenance of certain minimum capital ratios and a minimum allowance for loan and lease losses. Moreover, the holding company and its commercial bank are precluded from incurring additional indebtedness.

    The approximates future minimum rental payments for noncancelable operating leases having remaining terms in excess of one year as of December 31, 1995 are as follows:

1996............................................................  $3,300,000
1997............................................................  3,200,000
1998............................................................  2,800,000
1999............................................................  2,600,000
Thereafter......................................................  12,700,000

    Rental expense under these operating leases was $1,581,467 for the year ended December 31, 1995.

    The Company is a defendant in a number of lawsuits arising in the normal course of business. In addition, there are several actions by certain governmental agencies regarding permits and related matters. Management believes that the ultimate outcome of these matters will not have a material effect on the financial position or results of operations of the Company.

NOTE 8 -- SUBSEQENT EVENT

    On September 12, 1996 the Company entered into an agreement with Universal Outdoor Holdings, Inc. ("Universal") whereby Universal has the option to purchase substantially all of the assets of the Company during the period from December 1, 1996 to December 31, 1996 for approximately $71 million plus 100,000 shares of the common stock of Universal.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATES AS OF WHICH INFORMATION IS SET FORTH HEREIN. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION.

                                ----------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................         10
The Transactions...............................         14
Use of Proceeds................................         16
Capitalization.................................         17
Pro Forma Financial Information................         18
Selected Consolidated Financial and Operating
  Data.........................................         26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         28
Business.......................................         35
Management.....................................         44
Certain Transactions...........................         46
Principal Stockholders.........................         47
Description of Notes...........................         49
Description of Indebtedness and Other
  Commitments..................................         68
Underwriting...................................         72
Validity of Notes..............................         73
Experts........................................         73
Available Information..........................         73
Index to Consolidated Financial Statements.....        F-1

                                  $200,000,000

                                     [LOGO]

                            UNIVERSAL OUTDOOR, INC.

                               % SENIOR SUBORDINATED
                                 NOTES DUE 2006

                                 --------------

                                   PROSPECTUS
                                 --------------

                            BEAR, STEARNS & CO. INC.

                           BT SECURITIES CORPORATION

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is a statement of estimated expenses incurred in connection with the Notes being registered hereby, other than underwriting discounts and commissions:


SEC Registration Fee..............................................  $  68,966
NASD Filing Fee...................................................     20,500
Printing and Engraving Expenses...................................    250,000
Legal Fees and Expenses...........................................    137,500
Accounting Fees and Expenses......................................    150,000
Blue Sky Fees and Expenses (including legal fees).................     20,000
Miscellaneous.....................................................    103,034
                                                                    ---------
    Total.........................................................    750,000
                                                                    ---------
                                                                    ---------


------------------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law ("Delaware Law") and
Article XI of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers to the maximum extent provided by Delaware Law, which may include liabilities under the Securities Act.

    Section 8 of the Underwriting Agreement provides for indemnification by the Underwriters of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act, under certain limited circumstances.

    As permitted by Section 102(b) of the Delaware Law, the Certificate of Incorporation provides that directors of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law,
(iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which a director derived an improper personal benefit.

    The Company does not maintain directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1993, the Company has issued the following securities which were not registered under the Securities Act:

    On November 18, 1993, pursuant to a Contribution Agreement between Parent and all of the then shareholders of the Company, (i) the holders of all of the common shares of the Company exchanged such shares on a one-for-one basis for shares of Common Stock of Parent and (ii) the holders of all of the Class B common shares of the Company exchanged such shares for an aggregate of 48,000 shares of Series B Preferred Stock, no par value, of Parent. These exchanges were exempt from registration as either not involving any "sale" or as exempt private placements under Section 4(2) of the Securities Act.

    In each case, exemption from registration was claimed on the grounds that the issuance of such securities did not involve any public offering within the meaning of Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


 1.1       Form of Underwriting Agreement

 2.1       Plan and Agreement of Merger, dated November 18, 1993, between the Company and
           Parent (filed as Exhibit 2 to the Company's Registration Statement on Form S-1
           (Commission File No. 33-72710) and incorporated herein by reference)

 2.2*      Agreement and Plan of Merger between the Company, Universal Acquisition Corp.
           and OAH dated August 27, 1996

 2.3*      Option and Asset Purchase Agreement between the Company and the Memphis/Tunica
           Sellers dated September 12, 1996

 2.4       Form of Asset Purchase Agreement between the Company and Iowa Outdoor, Inc.
           dated September 12, 1996

 2.5*      Asset Purchase Agreement between the Company and The Chase Company dated Sep-
           tember 11, 1996

 3.1       Third Amended and Restated Articles of Incorporation

 3.2       Second Amended and Restated Bylaws

 4.1       Form of Indenture between the Company and the United States Trust Company of
           New York

 4.2       Form of Note

 4.3       Form T-1

 5.1       Opinion of Winston & Strawn
10.1       Form of Amended and Restated Revolving Credit Agreement dated October, 1996 entered into among the Company, the various lending institutions from time to time parties thereto, LaSalle National Bank, as Co-Agent and Bankers Trust
           Company, as Agent

10.2       Form of Amended and Restated Acquisition Credit Agreement dated October, 1996 entered into among the Company, the various lending institutions from time to time parties thereto, LaSalle National Bank, as Co-Agent and Bankers Trust
           Company, as Agent.

10.3       Agreement Regarding Tax Liabilities and Payments dated as of November 18, 1993 by and between Parent and the Company (filed as Exhibit 10(f) to the Company's
           Form S-1 Registration Statement (File No. 33-72710) and incorporated herein by reference)

10.4**     Option Exchange Agreement among the Company, Parent and WHS dated November 18,
           1993

10.5*      Amendment to Option Exchange Agreement among the Company, Parent, Daniel L.
           Simon, Brian T. Clingen and WHS

10.6*      Fee Letter between the Company and Kelso & Company, L.P.

10.7*      Joint Management Agreement between the Company and the Memphis/Tunica Sellers

21.1       Subsidiaries of the Company

23.1***    Consent of Price Waterhouse LLP

23.2***    Consent of Ernst & Young LLP

23.3***    Consent of Ernst & Young LLP

23.4***    Consent of BDO Seidman, LLP

23.5       Consent of Winston & Strawn (contained in Exhibit 5.1)

24         Powers of Attorney (included on Signature Page)

------------------------


  *Filed with Parent's Registration Statement on Form S-1 dated October 9, 1996
   (Commission File No. 333-12457) and incorporated herein by reference.



 **Filed with Parent's Registration Statement on Form S-1 dated July 23, 1996
   (Commission File No. 333-5351) and incorporated herein by reference.



*** Previously filed.


ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that:

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 14 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 10th day of October, 1996.


                                UNIVERSAL OUTDOOR, INC.

                                By:                      *
                                     -----------------------------------------
                                                  Daniel L. Simon
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



         SIGNATURE                        TITLE                      DATE
----------------------------  ------------------------------  ------------------

             *                President and Chief Executive
----------------------------   Officer (Principal Executive    October 10, 1996
      Daniel L. Simon          Officer) and Director

                              Vice President and Chief
             *                 Financial Officer (Principal
----------------------------   Financial and Accounting        October 10, 1996
      Brian T. Clingen         Officer) and Director

             *
----------------------------  Director                         October 10, 1996
      Michael J. Roche

             *
----------------------------  Director                         October 10, 1996
    Michael B. Goldberg

             *
----------------------------  Director                         October 10, 1996
       Frank K. Bynum



*By:      /s/ PAUL G. SIMON
      -------------------------
            Paul G. Simon
          ATTORNEY-IN-FACT

                                LIST OF EXHIBITS


  EXHIBIT
   NUMBER                                               DESCRIPTION                                                PAGE
------------  ------------------------------------------------------------------------------------------------     -----
      1.1     Form of Underwriting Agreement

      2.1     Plan and Agreement of Merger, dated November 18, 1993, between Parent and UOI (filed as Exhibit
              2 to the Company's Registration Statement on Form S-1 (Commission File No. 33-72710) and
              incorporated herein by reference)

      2.2*    Agreement and Plan of Merger between the Company, Universal Acquisition Corp. and OAH dated
              August 27, 1996

      2.3*    Option and Asset Purchase Agreement between the Company and the Memphis/Tunica Sellers dated
              September 12, 1996

      2.4     Form of Asset Purchase Agreement between the Comapny and Iowa Outdoor, Inc. dated September 12,
              1996

      2.5*    Asset Purchase Agreement between the Company and The Chase Company dated September 11, 1996

      3.1     Third Amended and Restated Articles of Incorporation

      3.2     Second Amended and Restated Bylaws

      4.1     Form of Indenture between the Company and the United States Trust Company of New York

      4.2     Form of Note

      4.3     Form T-1

      5.1     Opinion of Winston & Strawn

     10.1     Form of Amended and Restated Revolving Credit Agreement dated October, 1996 entered into among the Company, the various lending institutions from time to time parties thereto, LaSalle
              National Bank, as Co-Agent and Bankers Trust Company, as Agent

     10.2     Form of Amended and Restated Acquisition Credit Agreement dated October, 1996 entered into among the Company, the various lending institutions from time to time parties thereto, LaSalle
              National Bank, as Co-Agent and Bankers Trust Company, as Agent

     10.3     Agreement Regarding Tax Liabilities and Payments dated as of November 18, 1993 by and between
              Parent and the Company (filed as Exhibit 10(f) to the Company's Form S-1 Registration Statement
              (File No. 33-72710) and incorporated herein by reference)

     10.4**   Option Exchange Agreement among the Company, Parent and WHS dated November 18, 1993

     10.5*    Amendment to Option Exchange Agreement among the Company, Parent, Daniel L. Simon, Brian T.
              Clingen and WHS

     10.6*    Fee Letter between the Company and Kelso & Company, L.P.

     10.7*    Joint Management Agreement between the Company and the Memphis/Tunica Sellers

     21.1     Subsidiaries of the Company

     23.1***  Consent of Price Waterhouse LLP

     23.2***  Consent of Ernst & Young LLP

     23.3***  Consent of Ernst & Young LLP

     23.4***  Consent of BDO Seidman LLP

  EXHIBIT
   NUMBER                                               DESCRIPTION                                                PAGE
------------  ------------------------------------------------------------------------------------------------     -----
     23.5     Consent of Winston & Strawn (contained in Exhibit 5.1)

       24     Powers of Attorney (included on Signature Page)

------------------------


  *Filed with Parent's Registration Statement on Form S-1 dated October 9, 1996
   (Commission File No. 333-12457) and incorporated herein by reference



 **Filed with Parent's Registration Statement on Form S-1 dated July 23, 1996
   (Commission File No. 333-5351) and incorporated herein by reference



*** Previously filed